EXHIBIT 10.45

LOAN AND SECURITY AGREEMENT

by and among

MERCATOR SOFTWARE, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

FOOTHILL CAPITAL CORPORATION

as the Arranger and Administrative Agent

Dated as of December 24, 2002

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION.	1
1.1 Definitions	1
1.2 Accounting Terms	30
1.3 Code	30
1.4 Construction	30
1.5 Schedules	31

2. LOAN AND TERMS OF PAYMENT.	31
2.1 Revolver Advances	31
2.2 Term Loan	32
2.3 Borrowing Procedures and Settlements	33
2.4 Payments	41
2.5 Overadvances	44
2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	44
2.7 Cash Management	46
2.8 Crediting Payments	48
2.9 Designated Account	48
2.10 Maintenance of Loan Account; Statements of Obligations	48
2.11 Fees	49
2.12 Letters of Credit	49
2.13 LIBOR Option	53
2.14 Capital Requirements	56
2.15 Joint and Several Liability of Borrowers	56

3. CONDITIONS; TERM OF AGREEMENT.	60
3.1 Conditions Precedent to the Initial Extension of Credit	60
3.2 Conditions Subsequent to the Initial Extension of Credit	63
3.3 Conditions Precedent to all Extensions of Credit	63
3.4 Term	64
3.5 Effect of Termination	64
3.6 Early Termination by Borrowers	65
3.7 Conditions To Becoming an Additional Borrower	65

4. CREATION OF SECURITY INTEREST.	68
4.1 Grant of Security Interest	68
4.2 Negotiable Collateral	68
4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral	68
4.4 Delivery of Additional Documentation Required	68
4.5 Power of Attorney	69

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4.6 Right to Inspect	69
4.7 Control Agreements	70
4.8 Commercial Tort Claims	70

5. REPRESENTATIONS AND WARRANTIES.	70
5.1 No Encumbrances	70
5.2 Eligible Accounts	70
5.3 [Intentionally Omitted]	70
5.4 Equipment	71
5.5 Location of Inventory and Equipment	71
5.6 Inventory Records	71
5.7 Location of Chief Executive Office; FEIN	71
5.8 Due Organization and Qualification; Subsidiaries	71
5.9 Due Authorization; No Conflict	72
5.10 Litigation	73
5.11 No Material Adverse Change	73
5.12 Fraudulent Transfer	73
5.13 Employee Benefits	73
5.14 Environmental Condition	73
5.15 Brokerage Fees	74
5.16 Intellectual Property	74
5.17 Leases	75
5.18 DDAs	75
5.19 Complete Disclosure	75
5.20 Indebtedness	76
5.21 Taxes and Payments	76
5.22 Inactive Subsidiaries	76

6. AFFIRMATIVE COVENANTS.	76
6.1 Accounting System	77
6.2 Collateral Reporting	77
6.3 Financial Statements, Reports, Certificates	78
6.4 [Intentionally Omitted]	80
6.5 Return	80
6.6 Maintenance of Properties	80
6.7 Taxes	80
6.8 Insurance	81
6.9 Location of Inventory and Equipment	82
6.10 Compliance with Laws	82
6.11 Leases	82
6.12 Brokerage Commissions	82
6.13 Existence	83
6.14 Environmental	83

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6.15 Disclosure Updates	83
6.16 Intellectual Property Rights	83
6.17 Cash Management Agreements and Control Agreements	85
6.18 Clean-up of Certain Intellectual Property	85
6.19 Notice to UK Borrower’s Account Debtors	86
6.20 Permitted UK Cash Equivalents	86

7. NEGATIVE COVENANTS.	86
7.1 Indebtedness	86
7.2 Liens	87
7.3 Restrictions on Fundamental Changes	87
7.4 Disposal of Assets	87
7.5 Change Name	88
7.6 Guarantee	88
7.7 Nature of Business	88
7.8 Prepayments and Amendments	88
7.9 [Intentionally Omitted]	88
7.10 Consignments	88
7.11 Distributions	88
7.12 Accounting Methods	89
7.13 Investments	89
7.14 Transactions with Affiliates	89
7.15 Suspension	89
7.16 [Intentionally Omitted]	89
7.17 Use of Proceeds	89
7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees	90
7.19 Securities Accounts	90
7.20 Financial Covenants	90
7.21 Inactive Subsidiaries	93
7.22 Billing Practices	93

8. EVENTS OF DEFAULT.	93

9. THE LENDER GROUP’S RIGHTS AND REMEDIES.	95
9.1 Rights and Remedies	95
9.2 Remedies Cumulative	97

10. TAXES AND EXPENSES.	97

11. WAIVERS; INDEMNIFICATION.	98
11.1 Demand; Protest; etc.	98
11.2 The Lender Group’s Liability for Collateral	98
11.3 Indemnification	98

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12. NOTICES.	99

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	100

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	101
14.1 Assignments and Participations	101
14.2 Successors	104

15. AMENDMENTS; WAIVERS.	104
15.1 Amendments and Waivers	104
15.2 Replacement of Holdout Lender	105
15.3 No Waivers; Cumulative Remedies	106

16. AGENT; THE LENDER GROUP.	106
16.1 Appointment and Authorization of Agent	106
16.2 Delegation of Duties	107
16.3 Liability of Agent	107
16.4 Reliance by Agent	107
16.5 Notice of Default or Event of Default	108
16.6 Credit Decision	108
16.7 Costs and Expenses; Indemnification	109
16.8 Agent in Individual Capacity	110
16.9 Successor Agent	110
16.10 Lender in Individual Capacity	110
16.11 Withholding Taxes	111
16.12 Collateral Matters	113
16.13 Restrictions on Actions by Lenders; Sharing of Payments	114
16.14 Agency for Perfection	114
16.15 Payments by Agent to the Lenders	115
16.16 Concerning the Collateral and Related Loan Documents	115
16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	115
16.18 Several Obligations; No Liability	116

17. GENERAL PROVISIONS.	117
17.1 Effectiveness	117
17.2 Section Headings	117
17.3 Interpretation	117
17.4 Severability of Provisions	117
17.5 Amendments in Writing	117
17.6 Counterparts; Telefacsimile Execution	117
17.7 Revival and Reinstatement of Obligations	118
17.8 Integration	118
17.9 Parent as Agent for Borrowers	118

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17.10 Determinations; Judgment Currency	119

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of December 24, 2002, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and FOOTHILL CAPITAL CORPORATION, a California corporation, as the arranger and administrative agent for the Lenders (“Agent”), and, on the other hand, Mercator Software, Inc., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions.    As used in this Agreement, the following terms shall have the following definitions:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounts” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), including all book and other debts, and any and all supporting obligations in respect thereof.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of Parent or its Restricted Subsidiaries.

“Additional Borrower” has the meaning set forth in Section 3.7.

“Additional Borrower Effective Date” has the meaning set forth in Section 3.7.

“Additional Documents” has the meaning set forth in Section 4.4.

“Additional Term Loans” has the meaning set forth in Section 2.2(b).

“Additional Term Loan Amount” means, with respect to any Additional Term Loan, the actual amount of such loan made to Borrowers pursuant to Section 2.2(b).

“Administrative Borrower” has the meaning set forth in Section 17.9.

“Advances” has the meaning set forth in Section 2.1.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent” means Foothill, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent’s Account” means the account identified on Schedule A-1.

“Agent Advances” has the meaning set forth in Section 2.3(e)(i).

“Agent’s Liens” means the Liens granted by Borrowers to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, and agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Additional Term Loan Date” means, with respect to any Additional Term Loan, the date on which such loan was made to Borrowers pursuant to Section 2.2(b).

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 3.0% times the Maximum Revolver Amount, (b) during the period of time from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 2.0% times the Maximum Revolver Amount, (c) during the period of time from and including the date that is the second anniversary of the Closing Date up to the date that is 90 days prior to the Maturity Date, 1.0% times the

Maximum Revolver Amount and (d) during the period of time from and including the date that is 90 days prior to the Maturity Date up to the Maturity Date (such period, the “Ninety Day Window Period”), zero (0); provided, however, that if this Agreement is terminated as a result of Borrowers entering into a new financing arrangement with any commercial banking unit of Wells Fargo, then the Applicable Prepayment Premium shall be deemed to be zero (0); provided, further, that, for purposes of clauses (a), (b) and (c) above, if this Agreement is terminated as a result of a Change of Control, then the Applicable Prepayment Premium shall be deemed to be 1.0% times the Maximum Revolver Amount. During the Ninety Day Window Period, Borrowers shall be required to provide Foothill with notice of any commitment letter or any other similar document that contemplates termination of this Agreement during the Ninety Day Window Period (an “Alternative Financing Proposal”) and that sets forth terms of a financing arrangement under which the credit facility described in this Agreement would be refinanced by any Person other than Foothill or any of its Affiliates, and, within 30 days after receipt of such notice, Foothill shall have the option (but shall not be obligated in any manner) to provide a commitment letter or other similar document in respect of such financing arrangement to Borrowers on terms no less favorable to Borrowers in all material respects than the terms set forth in such Alternative Financing Proposal.

“Assignee” has the meaning set forth in Section 14.1.

“Assignment and Acceptance” means an Assignment and Acceptance in the form of Exhibit A-1.

“Authorized Person” means any officer or other employee of Administrative Borrower.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Products Obligations) and all sublimits and reserves applicable hereunder).

“Bank Product Agreements” means those certain agreements entered into from time to time by Parent or its Restricted Subsidiaries in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Parent or its Restricted Subsidiaries to Wells Fargo or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Borrower is obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender

Group purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Parent or its Restricted Subsidiaries pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to Parent or its Restricted Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

“Bank Product Reserves” means, as of any date of determination, the amount of reserves that Agent has established (based upon Wells Fargo’s or its Affiliate’s reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

“Bankruptcy Code” means the United States Bankruptcy Code and the Insolvency Act 1986 of the United Kingdom, each as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (California time) two (2) Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 0.25 percentage points.

“Base Rate Term Loan Margin” means 2.00 percentage points; provided, however, that if, as of any fiscal quarter of Parent commencing on or after Parent’s fiscal quarter ended March 31, 2003, (a) with respect to Parent’s fiscal quarter ended March 31, 2003, EBITDA for the immediately preceding three (3) month period, (b) with respect to

Parent’s fiscal quarter ended June 30, 2003, EBITDA for the immediately preceding six (6) month period, (c) with respect to Parent’s fiscal quarter ended September 30, 2003, EBITDA for the immediately preceding nine (9) month period, and (d) with respect to Parent’s fiscal quarter ended December 31, 2003 and each fiscal quarter thereafter, EBITDA for the immediately preceding 12-month period, equals or exceeds the amount set forth opposite the relevant time period in the following table, then commencing on the first day of the month next following the receipt of the applicable Section 6.3 financial statements, “Base Rate Term Loan Margin” shall have the meaning as set forth in the following table. The determination of EBITDA for purposes of this definition shall be based upon (i) in the case of each month of each of Parent’s fiscal years, other than the last month thereof, the internal financial statements delivered to Agent pursuant to Section 6.3(a) and accompanied by a Compliance Certificate showing the calculation of EBITDA; and (ii) in the case of the last month of each of Parent’s fiscal years, the fiscal year end audited financial statements delivered to Agent pursuant to Section 6.3(b). Notwithstanding the foregoing, if Parent fails to deliver to Agent the financial statements required pursuant to Section 6.3, then for any such fiscal quarter the “Base Rate Term Loan Margin” shall mean 2.00 percentage points.

Time Period	Base Rate Term Loan Margin

	If EBITDA is:	Base Rate Term Loan Margin means:

Closing Date to but excluding First Anniversary	greater than $2,000,000	0.50 percentage points

	greater than $0 but less than or equal to $2,000,000	1.00 percentage points

	$0 or less	2.00 percentage points

First Anniversary to but excluding Second Anniversary	greater than $5,000,000	0.50 percentage points

	greater than $2,000,000 but less than or equal to $5,000,000	1.00 percentage points

	$2,000,000 or less	2.00 percentage points

Second Anniversary to Maturity Date	greater than $5,000,000	0.50 percentage points

less than or equal to $5,000,000	2.00 percentage points

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf thereof.

“Books” means all of each Borrower’s and the Restricted Subsidiaries’ now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of each Borrower’s or the Restricted Subsidiaries’ Records relating to its or their business operations or financial condition, and all of its or their goods or General Intangibles related to such information).

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement, and, subject to satisfaction of all of the conditions precedent set forth in Section 3.7, shall also include any Additional Borrower from and after the applicable Additional Borrower Effective Date.

“Borrowing” means a borrowing hereunder consisting of Advances (or term loans, in the case of the Term Loan) made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, in each case, to Administrative Borrower for the benefit of all Borrowers.

“Borrowing Base” has the meaning set forth in Section 2.1.

“Borrower Intellectual Property Right” means any Intellectual Property Right owned, held, licensed, used or held for use by any Borrower.

“British pounds” means the lawful currency of the United Kingdom, as in effect from time to time.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof that are either (i) issued by any bank organized under the laws of the United States of America or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) in an amount less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) investments in the Silicon Valley Bank Nations Cash Reserve Fund (or a comparable investment product offered by Wells Fargo or an Affiliate of Wells Fargo) so long as such investments are made in the ordinary course of Borrowers’ business consistent with past practices and are governed by a Control Agreement (subject to Section 6.17), and (f) Permitted UK Cash Equivalents.

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management service agreements, in form and substance satisfactory to Agent in its Permitted Discretion, each of which is among the applicable Borrower, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Cash Sweep Instruction” has the meaning set forth in Section 2.7(b).

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) any Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Restricted Subsidiaries extant as of the Closing Date.

“Charge Over Shares” means the Charge Over Shares to be entered into by Parent, the form and substance of which is satisfactory to Agent.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends the Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Closing Date Business Plan” means the set of Projections of Parent and its Subsidiaries for the three (3) year period following the Closing Date (on a year by year basis, and for the one (1) year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all of each Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)    Accounts,

(b)    Books,

(c)    Equipment,

(d)    General Intangibles,

(e)    Inventory,

(f)    Investment Property,

(g)    Negotiable Collateral,

(h)    Real Property Collateral,

(i)    any “commercial tort claims” as that term is defined in the Code, as set forth on Schedule C-2 hereto,

(j)    money or other assets of each such Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

(k)    the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, “commercial tort claims,” money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

Notwithstanding the foregoing, “Collateral” shall not include (i) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that the foregoing exclusion shall in no way be construed to apply if any such prohibition is unenforceable under the Code or other applicable law or construed so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrowers in or to the proceeds thereof, including monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts); and provided, further, that each Borrower shall use its best efforts to obtain consents for the grant of a security interest or lien over any such contract, lease, permit, license, charter or license agreement that is material to the operation of such Borrower’s business (which best efforts shall not require that such Borrower pay any fee or other sum or that such Borrower agree to an amendment of the underlying transaction giving rise to such restriction), or (ii) Investment Property consisting of Stock of an issuer that is an Unrestricted Subsidiary.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Agent in its Permitted Discretion.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrowers.

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer or chief executive officer of Parent to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to a majority of the then existing Continuing Directors in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent in its Permitted Discretion, executed and delivered by the applicable Borrower, Agent, and the applicable securities intermediary with respect to a Securities Account or the applicable bank with respect to a deposit account.

“Copyright Security Agreement” means a copyright security agreement executed and delivered by each Borrower and Agent (which, in the case of the UK Borrower, may be in the form of the Debenture), the form and substance of which is satisfactory to Agent.

“Copyrights” means all unregistered and registered copyrights owned or licensed by Borrowers in any and all schematics, technology, know-how, computer software programs or applications (in both source code and object form code), documents, items, materials and all other works that are protectable under copyright law, and all registrations, applications for registrations, renewals and extensions thereof, whether now existing or acquired in the future.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any checking or other demand deposit account maintained by any Borrower.

“Debenture” means the debenture to be entered into by the UK Borrower, the form and substance of which is satisfactory to Agent.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) the Base Rate for the first three (3) days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Designated Account” means that certain DDA of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning set forth on Schedule D-1.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days (or, if the resulting percentage is greater, the immediately prior 12 months), that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

“Disbursement Letter” means an instructional letter executed and delivered by Administrative Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

“Distribution” has the meaning set forth in Section 7.11.

“Dollars” or “$” means United States dollars.

“Due Diligence Letter” means the due diligence letter sent by Agent’s counsel to Parent, together with Parent’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains, plus interest expense, income taxes, depreciation and amortization, and non-cash charges attributable to stock options granted pursuant to a plan approved by the Board of Directors for such period, as determined in accordance with GAAP.

“Eligible Accounts” means those Accounts created by one of Borrowers in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrowers under the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrowers. Eligible Accounts shall not include the following:

(a)    Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 90 days,

(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)    Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of any Borrower,

(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)    Accounts that are not payable in Dollars, British pounds or another currency reasonably acceptable to Agent if such currency is immediately converted upon receipt into Dollars or British pounds,

(f)    Accounts with respect to which the Account Debtor is a non-governmental Person unless: (i) the Account Debtor either (A) maintains its chief executive office in the United States of America or the United Kingdom, (B) is organized under the laws of the United States of America or the United Kingdom or any state, territory or subdivision of either thereof, or (C) maintains a substantial presence in the United States of America or the United Kingdom or any state, territory or subdivision of either thereof satisfactory to Agent in its Permitted Discretion; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(g)    Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(h)    Accounts with respect to which the Account Debtor is either (i) the United States of America or any department, agency, or instrumentality of the United States of America (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States of America (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the applicable Borrower has complied to Agent’s satisfaction),

(i)    Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, but only to the extent of such amount owed to Account Debtor as a creditor, such right of setoff, such dispute or such claim,

(j)    Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage as applied to a particular Account Debtor being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that as to Account Debtors with investment grade or better ratings from S&P or Moody’s, the percentage limitations (in lieu of 10%) shall be 20% (such percentage as applied to a particular Account Debtor being subject to reduction by Agent in its Permitted Discretion based upon the creditworthiness of such Account Debtor); provided, further, that Agent may, in its sole discretion, approve higher percentage limitations or lower rating thresholds for particular Account Debtors,

(k)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(l)    Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the applicable Borrower has qualified to do business in

New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,

(m)    Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(n)    Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(o)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(p)    Accounts that represent the right to receive progress payments or other advance billings that, in either case, are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or

(q)    Accounts that represent or relate in any way to Borrowers’ Recurring Maintenance Revenues.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States of America, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Parent, and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Eligible UK Accounts” means the Eligible Accounts owned by the UK Borrower.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any predecessor in interest, (b)

from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrowers, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred by Parent and its Subsidiaries as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any

organization subject to ERISA that is a member of an affiliated service group of which a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower and whose employees are aggregated with the employees of a Borrower under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers aged in excess of their historical levels with respect thereto and all book overdrafts in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Lender” means Silicon Valley Bank.

“Fee Letter” means that certain fee letter, dated as of even date herewith, among Borrowers and Agent, in form and substance satisfactory to Agent.

“FEIN” means Federal Employer Identification Number.

“Foothill” means Foothill Capital Corporation, a California corporation.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

“General Intangibles” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, Copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, including in each case those of the United Kingdom.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between Parent or its Restricted Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or its Restricted Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning set forth in Section 15.2.

“Inactive Subsidiaries” mean Braid, Inc., a Delaware corporation, and Novera Software, Inc., a Delaware corporation.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Parent or its Restricted Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Initial Term Loan” has the meaning set forth in Section 2.2(a).

“Initial Term Loan Amount” means $10,000,000.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar officer.

“Intellectual Property Right” means any trademark, Copyright, service mark, trade name, patent (including any registrations or applications for registration of any of the foregoing), license, or trade secret including, but not limited to, any such legal rights included in any schematics, technology, know-how, computer software programs or applications (in both source code and object code form) or in other tangible or intangible information or material.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrowers and Agent, the form and substance of which is satisfactory to Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means all Borrowers’ now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by a Borrower as lessor, goods that are furnished by a Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in a Borrower’s business.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness and/or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the Code, and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means Foothill or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“Judgment Conversion Date” has the meaning set forth in Section 17.10(a).

“Judgment Currency” has the meaning set forth in Section 17.10(a).

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower under any of the Loan Documents that are paid or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisals (including periodic appraisals of Collateral or Recurring Maintenance Revenues or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any guarantor of the Obligations, (h) Agent’s and each Lender’s reasonable fees and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable fees and expenses (including reasonable attorneys fees) incurred in terminating, enforcing (including reasonable attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in Section 2.13(a)

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 3.00 percentage points.

“Lien” means any interest of any other Person (the “interestholder”) in an asset owned by any other Person securing an obligation owed to, or a claim by, such interestholder, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, fixed or floating charge, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Charge Over Shares, the Control Agreements, the Copyright Security Agreement, the Debenture, the Disbursement Letter, the Due Diligence Letter, the Fee Letter, the Intercompany Subordination Agreement, the Letters of Credit, the Officers’ Certificate, the Patent Security Agreement, the Securities Pledge Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers taken as a whole, (b) a material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Additional Term Loan Amount” means an amount equal to the Term Loan Amount less the Initial Term Loan Amount.

“Maximum Revolver Amount” means $20,000,000.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower in favor of Agent, for the benefit of the Lender Group (which, in the case of the UK Borrower, may be in the form of the Debenture), in form and substance satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

“Negotiable Collateral” means all of Borrowers’ now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Obligations” means (a) all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the other Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Officers’ Certificate” means the representations and warranties of officers form submitted by Agent to Parent, together with Borrowers’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.5.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 14.1(e).

“Patent Security Agreement” means a patent security agreement executed and delivered by Borrowers and Agent (which, in the case of the UK Borrower, may be in the form of the Debenture), the form and substance of which is satisfactory to Agent.

“Pay-Off Letter” means a letter, in form and substance satisfactory to Agent, from Existing Lender to Agent respecting the amount necessary to repay in full all of the obligations of Borrowers owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrowers.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions by Borrowers or their Restricted Subsidiaries of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales or other dispositions by Borrowers or their Restricted Subsidiaries of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrowers or their Restricted Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing by Borrowers or their Restricted Subsidiaries, on a non-exclusive basis, of patents, trademarks, Copyrights, and other intellectual property rights in the ordinary course of business.

“Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) investments in the nature of, and advances made in connection with, purchases of goods or services in the ordinary course of business, (d) investments by any Borrower or Restricted Subsidiary in any other Borrower or Restricted Subsidiary, (e) investments made prior to the Closing Date by any Borrower or Restricted Subsidiary in any Unrestricted Subsidiary to the extent set forth on Schedule PI-1 hereto, (f) investments made after the Closing Date by any Borrower or Restricted Subsidiary in any Unrestricted Subsidiary, provided that (i) the aggregate amount of all investments made pursuant to this clause (f) shall not exceed $1,000,000 during any fiscal year of Parent, (ii) no Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to any such investment, (iii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers equals or exceeds $10,000,000 after giving effect to such investment, and (iv) the Person making such investment is Solvent, both before and immediately after giving effect to any such investment, (g) guaranties to the extent not prohibited by Section 7.6, (h) acquisitions made by any Borrower or Restricted Subsidiary, provided that (i) no Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to any such acquisition, and (ii) such acquisition is otherwise acceptable to Agent in its sole discretion, and (i) an equity investment of 10,000 shares of the common stock of Novera Optics, Inc. a Delaware corporation, issued to the Parent; provided that if any such investment pursuant to clauses (a) through (i) above is in the form of Indebtedness owed by a Borrower or a Restricted Subsidiary to another Borrower or Restricted Subsidiary, such Indebtedness investment shall be subject to the terms and conditions of the Intercompany Subordination Agreement.

“Permitted Liens” means (a) Liens held by Agent for the benefit of Agent and the Lenders, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Agent in its Permitted Discretion, and (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights-of-way, zoning restrictions, reservations, exceptions, encroachments, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property that do not materially interfere with or impair the use or operation thereof.

“Permitted Protest” means the right of Parent or any of its Restricted Subsidiaries, as applicable) to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or any of its Restricted Subsidiaries, as applicable, in good faith, (c) Agent is satisfied in its Permitted Discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens, and (d) with respect to any protest of a United States federal tax Lien, Parent or such Restricted Subsidiary, as applicable, will deliver prior written notice to Agent of its desire to make such protest prior to taking any action in respect thereof and permit Agent a reasonable amount of time to determine if clause (c) above is satisfied.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $2,500,000.

“Permitted UK Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United Kingdom or issued by any agency thereof and backed by the full faith and credit of the United Kingdom, in each case maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (c) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof that are either (i) issued by any bank organized under the laws of the United Kingdom or by the London branch of a bank, which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) in an amount less than or equal to $100,000 in the aggregate issued by the London branch of any other bank.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Personal Property Collateral” means all Collateral other than Real Property.

“Pledged Notes” means the promissory notes pledged to Agent, for the benefit of the Lenders, pursuant to the Securities Pledge Agreement.

“Projections” means Parent’s and its Subsidiaries’ consolidated forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means:

(a)    with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders,

(b)    with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders,

(c)    with respect to a Lender’s obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the aggregate amount of all Lenders’ Term Loan Commitments, and

(d)    with respect to all other matters (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Total Commitment, by (ii) the aggregate amount of Total Commitments of all Lenders; provided, however, that, in each case, in the event all Commitments have been terminated, Pro Rata Share shall be determined according to the Commitments in effect immediately prior to such termination.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 30 days after, the acquisition of any fixed or capital assets for the purpose of financing all or any part of the acquisition cost thereof or improvements thereto.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower and the improvements thereto.

“Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Borrower.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recurring Maintenance Revenues” means, with respect to any period, the total revenues of Borrowers for such period that are derived from customer service and support of licensed products, as reflected on Borrowers’ financial statements in accordance with their historical practices (it being understood and agreed that such Recurring Maintenance Revenues generally have been paid on an annual basis in advance and recognized ratably over the term of the applicable contracts).

“Recurring Maintenance Revenues Net Orderly Liquidation Value” means the appraised value of Borrowers’ Recurring Maintenance Revenues that is estimated to be recoverable in an orderly liquidation of such Recurring Maintenance Revenues, such value to be as determined from time to time by a qualified appraisal company selected by Agent, net of all related costs and expenses.

“Relevant Jurisdiction” means (a) as of the Closing Date, the United States of America, England and Wales and (b) from and after any Additional Borrower Effective Date, shall also include the jurisdiction under which any Additional Borrower is organized.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Replacement Lender” has the meaning set forth in Section 15.2.

“Report” has the meaning set forth in Section 16.17.

“Requested Additional Term Loan Amount” has the meaning set forth in Section 2.2(b).

“Required Availability” means Excess Availability and unrestricted cash and Cash Equivalents in an amount of not less than $18,000,000.

“Required Lenders” means, at any time, (a) Agent, and (b) Lenders whose Pro Rata Shares aggregate 51% of the Total Commitments, or if the Commitments have been terminated irrevocably, 51% of the Obligations (other than Bank Product Obligations) then outstanding.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Subsidiary” means (a) any Subsidiary of Parent other than (i) the Unrestricted Subsidiaries and (ii) any other Borrower and (b) from and after any Additional Borrower Effective Date, shall also include any other non-Borrower Subsidiary of Parent if such Subsidiary is organized under the laws of a Relevant Jurisdiction or any state, territory or subdivision thereof.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Securities Pledge Agreement” means a securities pledge agreement (which, in the case of the UK Borrower, may be in the form of the Debenture), in form and substance satisfactory to Agent, executed and delivered by each Borrower.

“Settlement” has the meaning set forth in Section 2.3(f)(i).

“Settlement Date” has the meaning set forth in Section 2.3(f)(i).

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act or, in the case of any Person in the United Kingdom, within the meaning of Section 123 of the Insolvency Act 1986 of the United Kingdom).

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means Foothill or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender hereunder.

“Swing Loan” has the meaning set forth in Section 2.3(d)(i).

“Taxes” has the meaning set forth in Section 16.11(e).

“Term Loan” has the meaning set forth in Section 2.2(b).

“Term Loan Amount” means the lesser of (i) $10,000,000 and (ii) 45% times the Recurring Maintenance Revenues Net Orderly Liquidation Value.

“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by each Borrower and Agent (which, in the case of the UK Borrower, may be in the form of the Debenture), the form and substance of which is satisfactory to Agent.

“UK Borrower” means Mercator Software Limited, a company incorporated under the laws of England and Wales with company number 01293378.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unrestricted Subsidiary” means (a) any Subsidiary of Parent that is organized under the laws of a jurisdiction other than the United States of America, England and Wales or any state, territory or subdivision of either thereof (other than as set forth in clause (b) of the definition of Restricted Subsidiary) and (b) so long as Sections 5.22 and 7.21 remain true and correct as to the respective Inactive Subsidiary, such Inactive Subsidiary.

“Voidable Transfer” has the meaning set forth in Section 17.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

1.2    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3    Code.    Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4    Construction.    Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5    Schedules.    All of the schedules attached to this Agreement shall be deemed incorporated herein by reference.

2.    LOAN AND TERMS OF PAYMENT.

2.1    Revolver Advances.

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage less the aggregate outstanding principal amount of the Term Loan, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the result of:

(x)    the lesser of

(i)    85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve; provided that, for purposes of this clause (i), (A) for the 60-day period immediately following the Closing Date, Eligible Accounts shall not include Eligible UK Accounts and (B) Eligible UK Accounts shall not, at any time, exceed 50% of all Eligible Accounts,

(ii)    an amount equal to (A) Borrowers’ Collections with respect to Accounts for the immediately preceding 90-day period, less (B) the aggregate outstanding principal amount of the Term Loan, minus

(y)    the sum of (i) the Bank Products Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

(b)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay under any Section of this

Agreement or any other Loan Document, and (ii) amounts owing by Borrowers to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(c)    The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(d)    Amounts borrowed pursuant to this Section may be repaid or prepaid, without any Applicable Prepayment Premium or other premium or penalty except as set forth in Section 2.13(c) or Section 3.6, and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2    Term Loan.

(a)    Initial Term Loan.    Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan (collectively, the “Initial Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Initial Term Loan Amount. The Initial Term Loan shall be repaid in monthly installments, each in an amount equal to one-forty-eighth (1/48th) of the Initial Term Loan Amount, plus accrued and unpaid interest on such amounts, such installments to be due and payable on the first day of each month commencing on the first day of the first month immediately succeeding the Closing Date and ending on the Maturity Date, with the outstanding unpaid principal balance and all accrued and unpaid interest under the Initial Term Loan due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Initial Term Loan shall constitute Obligations.

(b)    Additional Term Loan.    Subject to the terms and conditions of this Agreement, on any date after the Closing Date but prior to the date that is 18 months after the Closing Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make additional term loans (collectively, the “Additional Term Loans,” and, collectively with the Initial Term Loan, the “Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the amount of the Additional Term Loan requested by Borrowers (the “Requested Additional Term Loan Amount”), so long as (A) no Event of Default shall have occurred and be continuing on the date that any such Additional Term Loan is made, nor shall an Event of Default result therefrom, (B) each such Additional Term Loan is in an increment of at least $1,500,000 (or, if less, the then-remaining undrawn portion of the Maximum Additional Term Loan Amount) and (C) the Requested Additional

Term Loan Amount, when taken together with the aggregate amount of all Additional Term Loans made prior thereto, would not exceed the Maximum Additional Term Loan Amount. Each Additional Term Loan shall be repaid in monthly installments, each in an amount equal to one-forty-eighth (1/48th) of such Additional Term Loan Amount, plus accrued and unpaid interest on such amounts, such installments to be due and payable on the first day of each month commencing on the first day of the first month immediately succeeding the Applicable Additional Term Loan Date and ending on the Maturity Date, with the outstanding unpaid principal balance and all accrued and unpaid interest under such Additional Term Loan due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Additional Term Loans shall constitute Obligations.

(c)    If, at any time, (i) the principal amount of the outstanding Term Loan exceeds the Term Loan Amount, Borrowers immediately shall pay to Agent, in cash, an amount equal to 100% of such excess, plus all accrued and unpaid interest on such amounts, and (ii) the amount of the Recurring Maintenance Revenues generated by the UK Borrower during any quarterly period exceeds 40% of the Recurring Maintenance Revenues generated by Borrowers during such quarterly period, Borrowers immediately shall pay to Agent, in cash, an amount equal to 100% of such excess, plus all accrued and unpaid interest on such amounts.

(d)    The Lenders with Term Loan Commitments shall have no obligation to make any Term Loan hereunder to the extent such Term Loan would cause the aggregate amount of Term Loans made hereunder to exceed the Term Loan Amount.

(e)    Borrowers may prepay all or a portion of the then outstanding principal amount of the Term Loan, without any Applicable Prepayment Premium or other premium or penalty except as set forth in Section 3.6.

2.3    Borrowing Procedures and Settlements.

(a)    Procedure for Borrowing.    Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date in the case of a request for an Advance or the Term Loan specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $2,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

(b)    Determination of Advance or Swing Loan.    Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall determine whether Section 2.3(c) or Section 2.3(d) will apply based on the following: (i) if the requested Borrowing is for a Term Loan or an Advance (other than a Swing Loan), the terms of Section 2.3(c) shall apply to such requested Borrowing, and (ii) if the requested Borrowing is for a Swing Loan, then Agent shall request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), the terms of Section 2.3(c) shall apply to such requested Borrowing.

(c)    Making of Advances.

(i)    In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances (or the Term Loan, as applicable), upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance (or its portion of the Term Loan) if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)    Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii)    Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This clause (iii) shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable and the Defaulting Lender shall have paid to Agent and

Borrowers all amounts owing by Defaulting Lender, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent and Borrowers all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund or otherwise.

(d)    Making of Swing Loans.

(i)    In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower’s Designated Account. Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible for the LIBOR Option and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii)    The Swing Loans shall be secured by the Agent’s Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(e)    Agent Advances.

(i)    Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Agent Advances”); provided, however, that, notwithstanding the foregoing, Agent shall not make Agent Advances in respect of Lender Group Expenses so long as (I) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers equals or exceeds $10,000,000, (II) Advances in the aggregate amount of less than $500,000 are outstanding, (III) no Default or Event of Default shall have occurred and be continuing and (IV) Administrative Borrower shall have paid, in full, in cash, any invoice due and payable in respect of such Lender Group Expenses within five (5) Business Days after notice to Administrative Borrower of any such invoice. Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Agent Advance shall be eligible for the LIBOR Option and all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

(ii)    The Agent Advances shall be repayable on demand and secured by the Agent’s Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(f)    Settlement.    It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances, Swing Loans, and Agent Advances exceeds such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances, and (z) if a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)    In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii)    Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(g)    Notation.    Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and

Agent Advances owing to Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(h)    Lenders’ Failure to Perform.    All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(i)    Optional Overadvances.    Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including a Swing Loan), the Revolver Usage does not exceed the Borrowing Base by more than $2,000,000, (ii) after giving effect to such Advances (including a Swing Loan) the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance (including a Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of an Event of Default.

(i)    In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with

Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(ii)    Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.4    Payments.

(a)    Payments by Borrowers.

(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)    Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)    Apportionment and Application.

(i)    Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments (other than payments received while no Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and, during any time that a Cash Sweep Instruction is in effect, all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

A.    first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B.    second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C.    third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D.    fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E.    fifth, to pay interest due in respect of all Agent Advances, until paid in full,

F.    sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances), the Swing Loans, and the Term Loan until paid in full,

G.    seventh, to pay the principal of all Agent Advances until paid in full,

H.    eighth, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan until paid in full,

I.    ninth, to pay the principal of all Swing Loans until paid in full,

J.    tenth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Parent or its Restricted Subsidiaries in respect of Bank Products, until paid in full,

K.    eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances (whether or not otherwise then due and payable) until paid in full,

L.    twelfth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of Wells Fargo or its Affiliates, as applicable, as cash collateral in an amount up to the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Parent’s and its Restricted Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

M.    thirteenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,

N.    fourteenth, if an Event of Default has occurred and is continuing, to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

O.    fifteenth, to pay any other Obligations (including Bank Product Obligations) then due and payable, until paid in full, and

P.    sixteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

(iii)    In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(iv)    For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v)    In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5    Overadvances.    If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12 (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b) (subject to clause (iii) thereof). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)    Interest Rates.    Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate

Margin, (ii) if the relevant Obligation is a portion of the Term Loan, at a per annum rate equal to the Base Rate plus the Base Rate Term Loan Margin, and (iii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

The foregoing notwithstanding, at no time shall any portion of the Term Loan bear interest on the Daily Balance thereof at a per annum rate less than 6.00%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(b)    Letter of Credit Fee.    Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.00% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)    Default Rate.    Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i)    all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4.00 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)    the Letter of Credit fee provided for above shall be increased to 4.00 percentage points above the per annum rate otherwise applicable hereunder.

(d)    Payment.    Except as provided in Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the installments due and payable with respect to the Term Loan and including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder; provided, however, that, notwithstanding the foregoing, Agent shall not charge Lender Group Expenses to Borrowers’ Loan Account so long as (I) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers equals or exceeds $10,000,000, (II) Advances in the aggregate amount of less than $500,000 are outstanding, (III) no Default or Event of Default shall have occurred and be continuing and (IV) Administrative Borrower shall have paid, in full, in cash, any invoice due and payable in respect of such Lender Group Expenses within five (5) Business Days after notice to Administrative Borrower of any such invoice. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e)    Computation.    All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)    Intent to Limit Charges to Maximum Lawful Rate.    In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7    Cash Management.

(a)    Subject to Section 6.17, Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each, a “Cash Management Bank”), and shall, except with respect to Account Debtors of the UK Borrower, request in writing and otherwise take such reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b)    Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance acceptable to

Agent in its Permitted Discretion. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Agent; (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment; (iii) at any time after which the Agent so instructs such Cash Management Bank (a “Cash Sweep Instruction”), it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account until such time (if any) as the Agent, in its sole discretion, notifies it that the Cash Sweep Instruction is terminated; and (iv) if clause (iii) is not applicable, then the Administrative Borrower may direct the Cash Management Bank to immediately transfer all such amounts to any DDA designated by the Administrative Borrower for use by Borrowers in accordance with this Agreement. The Agent may issue a Cash Sweep Instruction only if either: (x) a Default or Event of Default shall have occurred; or (y) both (I) Advances in the aggregate amount of $500,000 or more are outstanding and (II) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers is less than $10,000,000.

(c)    So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Account Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Agent in its Permitted Discretion and Agent in its Permitted Discretion shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrowers and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrowers shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)    The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers (other than the UK Borrower, whose grant of such Collateral is made pursuant to the Debenture) are hereby deemed to have granted a Lien to Agent.

2.8    Crediting Payments.    The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account of any Obligations unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9    Designated Account.     Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and the chief executive officer or chief financial officer of Administrative Borrower, any Advance (other than the initial extension of credit hereunder), Agent Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10    Maintenance of Loan Account; Statements of Obligations.     Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan, all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11    Fees.    Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned by the Agent among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a)    Unused Line Fee.    On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to 0.50% per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month, plus (iii) the average Daily Balance of the Term Loan that was outstanding during the immediately preceding month;

(b)    Fee Letter Fees.    As and when due and payable under the terms of the Fee Letter, Borrowers shall pay to Agent the fees set forth in the Fee Letter;

(c)    Intentionally Omitted

(d)    Audit, Appraisal, and Valuation Charges.    For the separate account of Agent, audit, appraisal, and valuation fees and charges as follows: (i) a fee of $850 per day, per auditor or analyst, plus out-of-pocket expenses, for each financial audit of a Borrower performed by personnel employed by Agent, and for the establishment of electronic collateral reporting systems performed by personnel employed by Agent, (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Agent, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers, to appraise the Collateral, or any portion thereof, or to assess a Borrower’s business valuation.

2.12    Letters of Credit

(a)    Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such

L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i)    the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances, or

(ii)    the Letter of Credit Usage would exceed $5,000,000, or

(iii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

(b)    Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)    Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group as finally determined by a court of competent jurisdiction. Each Borrower agrees to be bound by the Underlying Issuer’s customary regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s customary interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto; provided, however, that members of the Lender Group shall be liable for any error, negligence or mistake to the extent that it is caused by their gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Each Borrower understands that the L/C Undertakings may require

Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group as finally determined by a court of competent jurisdiction.

(d)    Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)    Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is 0.825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)    If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority, including Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)    there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13    LIBOR Option.

(a)    Interest and Interest Payment Dates.    In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)    LIBOR Election.

(i)    Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or reasonable expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(iii)    Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c)    Prepayments.    Borrowers may prepay LIBOR Rate Loans at any time without any Applicable Prepayment Premium or other premium or penalty except as set forth in Section 3.6; provided, however, that, notwithstanding the foregoing, in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d)    Special Provisions Applicable to LIBOR Rate.

(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)    In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)    No Requirement of Matched Funding.    Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14    Capital Requirements.    If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof (such notice to be delivered by such Lender within 90 days after such Lender becomes aware of an event described in clause (i) or (ii) of this Section 2.14). Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15    Joint and Several Liability of Borrowers.

(a)    Each of Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)    Each of Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d)    The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse

Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)    Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each of Borrowers assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or any Agent or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

(f)    Each Person composing Borrowers represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing Borrowers further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)    Each of the Persons composing Borrowers waives all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(h)    Each of the Persons composing Borrowers waives all rights and defenses that such Borrower may have because the Obligations now or hereafter may be secured by Real Property. This means, among other things:

(i)    Agent and Lenders may collect from such Borrower without first foreclosing on any Real Property Collateral or Personal Property Collateral pledged by Borrowers.

(ii)    If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

A.    The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

B.    Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i)    The provisions of this Section 2.15 are made for the benefit of the Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j)    Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)    Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and the Agent shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with Section 2.4(b).

3.    CONDITIONS; TERM OF AGREEMENT.

3.1    Conditions Precedent to the Initial Extension of Credit.     The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

(a)    the Closing Date shall occur on or before December 24, 2002;

(b)    Agent shall have received all financing statements required by Agent, duly authorized by the applicable Borrowers, and Agent shall have received searches reflecting the filing of all such financing statements;

(c)    Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)    the Charge Over Shares,

(ii)    the Copyright Security Agreement,

(iii)    the Debenture,

(iv)    the Disbursement Letter,

(v)    the Due Diligence Letter,

(vi)    the Fee Letter,

(vii)    the Intercompany Subordination Agreement,

(viii)    the Officers’ Certificate,

(ix)    the Patent Security Agreement,

(x)    the Pay-Off Letter, together with Uniform Commercial Code termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrowers, and

(xi)    the Securities Pledge Agreement, together with all Pledged Notes and all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank,

(xii)    the Trademark Security Agreement;

(d)    Agent shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same and (ii) certifying the names and true signatures of the officers of such Borrower authorized to sign each such Loan Document;

(e)    Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

(f)    Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall, in the case of the UK Borrower, indicate that such Borrower is a limited company duly incorporated and existing under the laws of England and Wales, and in the case of all other Borrowers, indicate that such Borrower is in good standing in such jurisdiction;

(g)    Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed (or, as the case may be, duly incorporated and existing) would constitute a Material Adverse Change, which certificates shall, in the case of the UK Borrower, indicate that such Borrower is a limited company duly incorporated and existing under the laws of England and Wales, and in the case of all other Borrowers, indicate that such Borrower is in good standing in such jurisdictions;

(h)    Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

(i)    Agent shall have received Collateral Access Agreements with respect to the following locations (all locations where Books and Records are maintained): (1) 45 Danbury Road, Wilton, CT 06897; (2) Peninsula Plaza, 2424 North Federal Highway, Suite 250, Boca Raton FL; and (3) 255 Longbeach Boulevard, Stratford, CT 06615;

(j)    Agent shall have received opinions of Borrowers’ counsel in form and substance satisfactory to Agent;

(k)    Agent shall have received satisfactory evidence (including a certificate of the chief financial officer or chief executive officer of Parent) that all tax returns required to be filed by Borrowers have been timely filed and all taxes upon Borrowers or their properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(l)    Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

(m)    Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrowers’ books and records and verification of Borrowers’ representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent and (ii) a review of all material agreements of Borrowers, the results of which shall be satisfactory to Agent;

(n)    Agent shall have received completed reference checks with respect to Borrowers’ senior management, the results of which are satisfactory to Agent in its sole discretion;

(o)    Agent shall have received an appraisal of Borrowers’ Recurring Maintenance Revenues, the results of which shall be satisfactory to Agent;

(p) Agent’s senior credit committee shall have approved the financing contemplated hereby and by the other Loan Documents;

(q)    Agent shall have received Borrowers’ Closing Date Business Plan;

(r)    Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(s)    Agent shall have conducted Uniform Commercial Code, tax lien and litigation searches, the results of which shall be satisfactory to Agent;

(t)    The Initial Term Loan Amount shall equal or exceed $6,000,000;

(u)    Agent shall have received evidence that all Liens created by the UK Borrower, other than Permitted Liens, have been discharged and shall have received an acknowledgement copy of the filings of such discharge at the UK Companies Registry, in each case satisfactory to Agent;

(v)    Agent shall have received evidence satisfactory to Agent that the UK Borrower has notified all Account Debtors with whom the UK Borrower has an agreement or contract that results in Recurring Maintenance Revenues and as to which amounts are outstanding as of the Closing Date, such notice (i) to contain language to the effect that the UK Borrower has granted a security interest in such Account Debtor’s Accounts to Agent and Lenders pursuant to this Agreement and (ii) to be in form and substance satisfactory to Agent;

(w)    Agent shall be satisfied that each Inactive Subsidiary shall have duly assigned all of its interest in Intellectual Property Rights to Parent;

(x)    Agent shall be satisfied that the $8,200,000 settlement with respect to the Parent’s stockholders’ derivative suit will be funded solely by Parent’s insurance providers;

(y)    Borrowers shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby; and

(z)    all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

3.2    Conditions Subsequent to the Initial Extension of Credit.    The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

(a)    within 30 days after the Closing Date, deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent and its counsel;

(b)    within 21 days after the Closing Date, the Debenture and the Charge Over Shares shall have been registered in the UK Companies Registry;

(c)    within 21 days after the Closing Date, Borrowers shall have made Slavenburg registrations in respect of the Charge Over Shares, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement; and

(d)    within 10 Business Days after the Closing Date, the Patent Security Agreement and the Trademark Security Agreement shall have been registered against the UK Borrower in the United Kingdom Patent Office.

3.3    Conditions Precedent to all Extensions of Credit.    The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)    the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)    no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates; and

(d)    no Material Adverse Change shall have occurred.

3.4    Term.    This Agreement shall become effective in accordance with Section 17.1 and shall continue in full force and effect for a term ending on the third anniversary of the Closing Date (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5    Effect of Termination.     On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any Uniform Commercial Code termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6    Early Termination by Borrowers.     Borrowers have the option, at any time upon 30 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Lenders). If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrowers shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination.

3.7    Conditions To Becoming an Additional Borrower.    As a condition to any Subsidiary of Parent that is not a Borrower as of the Closing Date becoming a “Borrower” for purposes of the Loan Documents after the Closing Date (any such additional Borrower, an “Additional Borrower”),

(a)    Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and each such document shall be in full force and effect:

(i)    this Agreement, including a duly executed counterpart thereof by such Additional Borrower;

(ii)    the Cash Management Agreement pertaining to such Additional Borrower;

(iii)    the Copyright Security Agreement, including a duly executed counterpart thereof by such Additional Borrower;

(iv)    the Intercompany Subordination Agreement, including a duly executed counterpart thereof by such Additional Borrower;

(v)    the Patent Security Agreement, including a duly executed counterpart thereof by such Additional Borrower;

(vi)    the Securities Pledge Agreement, including a duly executed counterpart thereof by such Additional Borrower;

(vii)    the Trademark Security Agreement, including a duly executed counterpart thereof by such Additional Borrower;

(viii)    a Debenture, or other security document required by Agent based on the Additional Borrower’s place of incorporation, operations or assets;

(ix)    a certificate from the Secretary of such Additional Borrower (i) attesting to the resolutions of such Additional Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Additional Borrower will be a party and authorizing specific officers of such Additional Borrower to execute the same and (ii) certifying the names and true signatures of the officers of such Additional Borrower authorized to sign each such Loan Document;

(x)    copies of such Additional Borrower’s Governing Documents, as amended, modified, or supplemented to the date of their delivery, certified by the Secretary of such Additional Borrower;

(xi)    a certificate of status with respect to such Additional Borrower, dated as of a date acceptable to Agent, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Additional Borrower, which certificate shall indicate that such Additional Borrower is in good standing in such jurisdiction;

(xii)    certificates of status with respect to each Additional Borrower, each dated as of a date acceptable to Agent, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Additional Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Additional Borrower is in good standing in such jurisdictions; and

(xiii)    an opinion of such Additional Borrower’s counsel in form and substance satisfactory to Agent;

(b)    Agent shall be satisfied that all acts necessary to perfect the Agent’s Liens in the collateral of such Additional Borrower have been taken;

(c)    Agent shall have received satisfactory evidence (including a certificate of the chief financial officer or chief executive officer of Parent or such Additional Borrower) that all tax returns required to be filed by such Additional Borrower have been timely filed and all taxes upon such Additional Borrower or its properties, assets, income, and franchises (including any Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(d)    Such Additional Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with its execution and delivery of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;

(e)    Agent shall be satisfied with its business and legal due diligence with respect to such Additional Borrower; and

(f)    All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

If Agent is satisfied that all of the above conditions precedent have been satisfied, then Agent shall notify the Administrative Borrower and the Lenders of such, and such notice shall include the date on which such Subsidiary of Parent shall become an Additional Borrower (such date, with respect to any Additional Borrower, the “Additional Borrower Effective Date”); provided, that even if all of the above conditions precedent are satisfied, no Subsidiary shall become an Additional Borrower if Agent reasonably objects to any such Subsidiary becoming an Additional Borrower. In addition, Agent, in its sole discretion, may require that any Subsidiary of an Additional Borrower that would become a Restricted Subsidiary by virtue of clause (b) of the definition of Restricted Subsidiary enter into a general continuing guaranty agreement and a security agreement, in each case in favor of the Agent and in form and substance satisfactory to Agent.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest.    Each Borrower (other than the UK Borrower, whose grant of such Collateral is made pursuant to the Debenture) hereby grants to Agent, for the benefit of the Lender Group and (with respect to Bank Product Obligations) Wells Fargo and its Affiliates, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by such Borrowers of each of their covenants and duties under the Loan Documents. The Agent’s Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Agent or such Borrowers. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, such Borrowers have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2    Negotiable Collateral.    In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3    Collection of Accounts, General Intangibles, and Negotiable Collateral.    At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrowers (other than those of the UK Borrower) that the Accounts, chattel paper, or General Intangibles have been collaterally assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Borrower (other than the UK Borrower) agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by the applicable Borrower.

4.4    Delivery of Additional Documentation Required.    At any time upon the request of Agent, Borrowers (other than the UK Borrower) shall execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, mortgages, surveys, assignments, endorsements of certificates of title, and all other documents (the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to perfect and continue perfected or better perfect the Agent’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any Real Property (excluding leasehold interests) acquired by any such Borrower after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Borrower (other than the UK Borrower) authorizes Agent to execute any such Additional Documents in the applicable Borrower’s name and authorize Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, Borrowers (other than the UK Borrower) shall (a) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by such Borrowers during the prior period, (b) cause all patents, Copyrights, and trademarks acquired or generated by such Borrowers that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Borrowers’ ownership thereof, and (c) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, Copyrights, and trademarks as being subject to the security interests created thereunder.

4.5    Power of Attorney.    Each Borrower (other than the UK Borrower) hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Borrower’s true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Borrower’s name on any Collection item that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Borrower’s (other than the UK Borrower’s) attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6    Right to Inspect.    Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books (other than the Books of the UK Borrower) and to check, test, and appraise the Collateral in order to verify such Borrowers’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7    Control Agreements.    Each Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of the applicable Borrower, Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrowers without the prior written consent of Agent. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.

4.8    Commercial Tort Claims.    Borrowers shall promptly notify Agent in writing upon incurring or otherwise obtaining a commercial tort claim (as that term is defined in the Code) after the date hereof against any third party and, upon request of Agent, promptly amend Schedule C-2 to this Agreement, authorize the filing of additional financing statements or amendments to existing financing statements and do such other acts or things deemed necessary or desirable by Agent to give Agent, for the benefit of the Lender Group, a security interest in any such commercial tort claim.

5.    REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1    No Encumbrances.    Each Borrower has good and indefeasible title to its Collateral and the Real Property, free and clear of Liens except for Permitted Liens.

5.2    Eligible Accounts.    The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers’ business, owed to Borrowers without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Account that is identified by Administrative Borrower as an Eligible Account in a borrowing base report submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

5.3    [Intentionally Omitted].

5.4    Equipment.    All of the Equipment is used or held for use in Borrowers’ business and is fit for such purposes.

5.5    Location of Inventory and Equipment.    The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule 5.5 (which Borrowers may amend from time to time in accordance with Section 6.9, provided that notice and copies thereof are promptly provided to Agent).

5.6    Inventory Records.    Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5.7    Location of Chief Executive Office; FEIN.    The chief executive office of each Borrower is located at the address indicated in Schedule 5.7 (which Borrowers may amend from time to time to reflect a relocation of a Borrower’s chief executive office so long as Borrowers comply with Section 7.18, provided that notice and copies thereof are promptly provided to Agent) and each Borrower’s FEIN is identified in Schedule 5.7.

5.8     Due Organization and Qualification; Subsidiaries

(a)    Each Borrower (other than the UK Borrower) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state or jurisdiction where the failure to be so qualified reasonably could be expected to have a Material Adverse Change. The UK Borrower is a limited company duly incorporated and existing under the laws of England and Wales. The UK Borrower possesses the capacity to sue and be sued in its own name, and it has the power to carry on business which it conducts or proposes to conduct and to own its assets.

(b)    Set forth on Schedule 5.8(b) (which Borrowers may amend from time to time, provided that notice and copies thereof are promptly provided to Agent) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)    Set forth on Schedule 5.8(c) (which Borrowers may amend from time to time, provided that notice and copies thereof are promptly provided to Agent) is a complete and accurate list of each Borrower’s direct and indirect Restricted Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Restricted Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Restricted Subsidiary has been validly issued and is fully paid and non-assessable.

(d)    Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Restricted Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Restricted Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Restricted Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9    Due Authorization; No Conflict.

(a)    As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b)    As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any unobtained approval of any Borrower’s interestholders or any unobtained approval or consent of any Person under any material contractual obligation of any Borrower.

(c)    Other than (i) the filing of financing statements, fixture filings, filings with the UK Companies Registry, filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office and their counterparts in the United Kingdom and the European Community, and filing of Mortgages and (ii) the execution by the Cash Management Banks of the Cash Management Agreements and the execution by the securities intermediaries of the Control Agreements, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(d)    As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)    Upon completion of the actions specified in clauses (i) and (ii) of paragraph (c) above, the Agent’s Liens will be validly created, perfected, and first priority Liens, subject only to (I) Permitted Liens, (II) Real Property leasehold interests, (III) Liens relating to trademarks registered in jurisdictions other than the United States, the United Kingdom and the European Community and (IV) Liens relating to Collateral consisting of Stock that was not pledged to Agent pursuant to the Securities Pledge Agreement.

5.10    Litigation.    Other than those matters disclosed to Agent on or before the Closing Date, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers, or any of their Restricted Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrowers, or any of their Restricted Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.11    No Material Adverse Change.    All financial statements relating to Borrowers that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.12    Fraudulent Transfer.

(a)    Each Borrower is Solvent.

(b)    No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud, or to prefer either present or future creditors of Borrowers.

5.13    Employee Benefits.    None of Borrowers, any of their Restricted Subsidiaries, or any of their ERISA Affiliates has maintained or contributed, or currently maintains or contributes, to any Benefit Plan.

5.14    Environmental Condition.    Except as set forth on Schedule 5.14, (a) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been used by Borrowers or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers, and (d) none of Borrowers have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15    Brokerage Fees.    Borrowers have not utilized the services of any broker or finder in connection with Borrowers’ obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Borrowers in connection herewith.

5.16    Intellectual Property.

(a)  Each Borrower owns, or holds licenses in, all Intellectual Property Rights, in the United States and throughout the world, that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16(a) (which Borrowers may amend from time to time provided that notice and copies thereof are promptly provided to Agent) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications and Copyrights (including Copyright registrations and applications) as to which each Borrower is the owner or is an exclusive licensee.

(b)    Each Borrower represents and warrants that it has taken all actions reasonably necessary to protect material Intellectual Property Rights, including (i) protecting the secrecy and confidentiality of such Borrower’s confidential information and trade secrets by having and enforcing a policy requiring all current and former employees, consultants, licensees, vendors and contractors to execute appropriate confidentiality and invention assignment agreements; (ii) taking all actions reasonably necessary to ensure that no trade secret of such Borrower falls or has fallen into the public domain; and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications of which such Borrower is the owner or licensee by having and enforcing a policy requiring any licensees of such source code to enter into license agreements with appropriate use and non-disclosure restrictions. Each Borrower has only entered into such source code licenses as set forth in Schedule 5.16(b) (which Borrowers may amend from time to time, provided that notice and copies thereof are promptly provided to Agent and so long as all such source code licenses comply with the provisions set forth in this clause (b)).

(c)    No past or present employee or contractor of any Borrower has any ownership interest, license, permission or other Intellectual Property Right in or to any material Intellectual Property Rights.

(d)    Each Borrower has made all reasonably necessary payments, filings and recordations to protect and maintain its interest in material Intellectual Property Rights in the United States of America or any other jurisdiction, including (i) making all necessary registration, maintenance, and renewal fee payments; and (ii) filing all reasonably necessary documents, including all applications for registration of Copyrights, trademarks, and patents.

(e)    No claim has been made and is continuing or threatened that the use by any Borrower of any item of General Intangibles is invalid or unenforceable or that the use by such Borrower of any General Intangibles does or may violate the rights of any Person, other than any such claim which would not cause a Material Adverse Change. To the best of each Borrower’s knowledge, there is currently no infringement or unauthorized use by any third party of any material item of Intellectual Property Rights contained on Schedule 5.16(a). Borrowers routinely police their Intellectual Property Rights and seek enforcement against third parties.

(f)    Each Borrower has filed applications and taken any and all other actions reasonably necessary to register all material Copyrights, in good faith in accordance with the procedures and regulations of the U.S. Copyright Office (or any similar office of any other jurisdiction in which such Borrower’s Copyrights are used) in a manner sufficient to impart constructive notice of such Borrower’s ownership thereof.

5.17    Leases.    Borrowers enjoy peaceful and undisturbed possession under all leases material to the business of Borrowers and to which Borrowers are a party or under which Borrowers are operating. All of such material leases are valid and subsisting and no material default by Borrowers exists under any of them.

5.18    DDAs.    Set forth on Schedule 5.18 (which Borrowers may amend from time to time, provided that notice and copies thereof are promptly provided to Agent) are all of the DDAs of each Borrower, including, with respect to each depository (i) the name and address of that depository, and (ii) the account numbers of the accounts maintained with such depository.

5.19    Complete Disclosure.    All factual information (taken as a whole) furnished by or on behalf of Borrowers in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections are delivered to Agent, such additional Projections will represent Parent’s good faith best estimate of its future performance for the periods covered thereby.

5.20    Indebtedness.    Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects, as at that date, the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.21    Taxes and Payments.    Except as set forth on Schedule 5.21, Borrowers and their Restricted Subsidiaries have filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all taxes and assessments payable by them which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of Borrowers and their Restricted Subsidiaries, in accordance with GAAP and for which Borrowers and their Restricted Subsidiaries, as applicable, have provided adequate reserves (in the good faith judgment of the management of Borrowers and their Restricted Subsidiaries). Borrowers and their Restricted Subsidiaries have provided adequate reserves (in the good faith judgment of the management of Borrowers and their Restricted Subsidiaries) for the payment of all federal, state, local and foreign income taxes applicable for the current fiscal year to date. Except as set forth on Schedule 5.21, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Borrowers and their Restricted Subsidiaries threatened, by any authority regarding any taxes relating to any of Borrowers or their Restricted Subsidiaries that could reasonably be expected to result in a material liability to any of the Borrowers or their Restricted Subsidiaries. Except as set forth on Schedule 5.21, as of the Closing Date, none of the Borrowers or their Restricted Subsidiaries have entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of any of the Borrowers or their Restricted Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of any of the Borrowers or their Restricted Subsidiaries not to be subject to the normally applicable statute of limitations.

5.22    Inactive Subsidiaries.    Each Inactive Subsidiary has no material liabilities, conducts no material operations or business and owns no material assets.

6.    AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers shall and shall cause each of their respective Restricted Subsidiaries (and with respect to the covenants contained in Section 6.14, Borrowers shall cause each of their respective Subsidiaries) to do all of the following:

6.1    Accounting System.    Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrowers also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2    Collateral Reporting.    Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Daily	(a) a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date, and (b) notice of all returns, disputes, or claims,

Monthly (not later than the 10th day of each month)
(c)    a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts),

(d)    a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent,

(e)    a summary aging, by vendor, of Borrowers' accounts payable and any book overdraft,

(f)    a calculation of Dilution for the prior month, and

(g) a report detailing Recurring Maintenance Revenues,

Quarterly	(h) a detailed list of each Borrower's customers, and (i) a report regarding each Borrower’s accrued, but unpaid, ad valorem taxes,

Upon request by Agent in its Permitted Discretion
(j)    copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrowers, purchase orders and invoices, and

(k)    such other reports as to the Collateral, or the financial condition of Borrowers as Agent may request

In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

6.3    Financial Statements, Reports, Certificates.    Deliver to Agent, with copies to each Lender:

(a)    as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the fiscal quarters in a fiscal year) after the end of each month during each of Parent’s fiscal years,

(i)    a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(ii) a certificate signed by the chief financial officer or chief executive officer of Parent to the effect that:

A.    the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries,

B.    to the best of his knowledge, the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

C.    to the best of his knowledge, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto), and

(iii)    for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and

(b)    as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(i)    consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(ii)    a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

(c)    as soon as available, but in any event within 30 days prior to the start of each of Parent’s fiscal third quarters and fiscal years,

(i)    copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming three (3) years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer or chief executive officer of Parent as being such officer’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby,

(d)    if and when filed by any Borrower,

(i)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)    any other filings made by any Borrower with the SEC, and

(iii)    copies of Borrowers’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service (or, if applicable, Borrowers’ tax returns filed with the United Kingdom tax authorities),

(e)    if and when provided, any other information that is provided by Parent to its shareholders generally,

(f)    if and when filed by any Borrower and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) any Borrower conducts business or is required to pay any such excise tax, (ii) where any Borrower’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of any Borrower, or (iii) where any Borrower’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(g)    as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto, and

(h)    upon the request of Agent, any other report reasonably requested relating to the financial condition of Borrowers.

In addition to the financial statements referred to above, Borrowers agree to deliver financial statements prepared on both a consolidated and, with respect to all periods after the month ended March 31, 2003, consolidating basis and that no Borrower, or any Subsidiary of a Borrower, will have a fiscal year different from that of Parent. Borrowers agree that their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrowers that Agent reasonably may request. Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agree that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

6.4    [Intentionally Omitted].

6.5    Return.    Cause returns and allowances as between Borrowers and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the applicable Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Borrower, the applicable Borrower promptly shall determine the reason for such return and, if the applicable Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Borrower, the applicable Borrower promptly shall determine the reason for such return and, if Agent consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor.

6.6    Maintenance of Properties.    Maintain and preserve all of its properties which are necessary to or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.7    Taxes.    Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted

Protest. Subject to the immediately preceding sentence, Borrowers will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes (and, if applicable, United Kingdom taxes, national insurance and other contributions), and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Borrower has made such payments or deposits. Borrowers shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which any Borrower is required to pay any such excise tax.

6.8    Insurance.

(a)    At Borrowers’ expense, maintain insurance respecting their property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver copies of all such policies to Agent with a satisfactory lender’s loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b)    Administrative Borrower shall give Agent prompt notice of any loss covered by such insurance. Agent shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $50,000, without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

(c)    Borrowers shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Administrative Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

(d)    At Borrowers’ expense, maintain key man life insurance policies with respect to the following individuals and in the following amounts:

Name	Amount
Roy King	$1,000,000

As promptly as possible, but in any event within 60 days after the Closing Date, Borrowers shall furnish Agent with an “Absolute Assignment” of such key man life insurance policy, shall record each such “Absolute Assignment” with the issuer of the respective policy, and shall furnish proof of such issuer’s acceptance of such assignment. All proceeds payable under such key man life insurance policies shall be payable to Agent to be applied on account of the Obligations in accordance with Section 2.4(b).

6.9    Location of Inventory and Equipment.    Keep the Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that Administrative Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States of America or the United Kingdom, and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens on such assets and also provides to Agent a Collateral Access Agreement.

6.10    Compliance with Laws.    Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act (and, if applicable, relevant United Kingdom employment legislation), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

6.11    Leases.     Pay when due all rents and other amounts payable under any leases to which any Borrower is a party or by which any Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12    Brokerage Commissions.    Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrowers’ obtaining financing from the Lender Group under this Agreement. Borrowers agree and acknowledge that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrowers, and each Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrowers’ obtaining financing from the Lender Group under this Agreement.

6.13    Existence.    At all times preserve and keep in full force and effect each Borrower’s valid existence and good standing (where applicable) and any rights and franchises material to Borrowers’ businesses.

6.14    Environmental.

(a)    Keep any property either owned or operated by any Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower, and (iii) notice of a violation, citation, or other administrative order relating to any Environmental Law which reasonably could be expected to result in a Material Adverse Change.

6.15    Disclosure Updates.    Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

6.16    Intellectual Property Rights.

(a)    Each Borrower agrees that, should it obtain an ownership interest in any Intellectual Property Right which is not now a part of the Collateral, (i) any such ownership interest in Intellectual Property Right shall automatically become Collateral and (ii) with respect to any such ownership interest in any Intellectual Property Right that any such Borrower should obtain, it shall give prompt written notice thereof to Agent in accordance with Section 12 hereof. Each Borrower authorizes Agent to modify this Agreement by amending Schedule 5.16(a) (and will cooperate reasonably with Agent in effecting any such amendment) to include any Intellectual Property Right which becomes part of the Collateral under this Section.

(b)    With respect to material Borrower Intellectual Property Rights, each Borrower agrees, subject to the last sentence of this subsection, to take all necessary steps, including, without limitation, making all necessary payments and filings in connection with registration, maintenance, and renewal of Copyrights, trademarks, and patents in the U.S. Copyright Office, the U.S. Patent and Trademark Office, the United Kingdom Patent Office, any other appropriate government agencies in foreign jurisdictions or in any court, to maintain each such Borrower Intellectual Property Right. Each Borrower agrees to take corresponding steps with respect to each new or acquired material Intellectual Property Right to which it is now or later becomes entitled. Any expenses incurred in connection with such activities shall be borne solely by Borrowers. Each Borrower shall not discontinue use of or otherwise abandon any Intellectual Property Right without the written consent of Agent, unless such Borrower shall have previously determined that such use or the pursuit or maintenance of such registration is no longer desirable in the conduct of Borrower’s business and that the loss thereof will not cause a Material Adverse Change, in which case, such Borrower will give notice of any such abandonment to Agent pursuant to the terms of Section 12 hereof.

(c)    Each Borrower will continue to take all actions reasonably necessary to protect such Borrower’s material Intellectual Property Rights, including such steps as are set forth in Sections 5.16(a) and (b) above. Each Borrower further agrees to give Agent prompt written notice in accordance with Section 12 hereof if such Borrower enters into any agreements after the Closing Date pursuant to which it grants any right to a third party to use or access the source code of any computer software programs or applications of which such Borrower is the owner or licensee. Each Borrower authorizes Agent to modify this Agreement by amending Schedule 5.16(b) (and will cooperate reasonably with Agent in effecting any such amendment) to include any such additional license grant(s).

(d)    Each Borrower agrees to notify Agent promptly and in writing if it learns (i) that any material item of the Intellectual Property Rights contained on Schedule 5.16(a) may be determined to have become abandoned or dedicated or (ii) of any adverse determination or the institution of any proceeding (including the institution of any proceeding in the U.S. Copyright Office, U.S. Patent and Trademark Office, the United Kingdom Patent Office and any other appropriate government agencies in foreign jurisdictions, or any court) regarding any item of the Intellectual Property Rights that would cause a Material Adverse Change.

(e)    In the event that any Borrower becomes aware that any item of the General Intangibles is infringed or misappropriated by a third party, such Borrower shall promptly notify Agent and shall take such actions as Borrowers or Agent reasonably deems appropriate under the circumstances to protect such General Intangibles, including suing for infringement or misappropriation and for an injunction against such infringement or misappropriation, unless any such infringement or misappropriation would not cause a Material Adverse Change. Any expense incurred in connection with such activities shall be borne solely by Borrowers.

(f)    Each Borrower agrees that, should it create or otherwise obtain an ownership interest in, or license of, material Copyrights after the Closing Date, it shall, promptly after such creation or acquisition (but in no event to exceed 60 days after such creation or acquisition), file applications and take any and all other actions reasonably necessary to register all such Copyrights in good faith in accordance with the procedures and regulations of the U.S. Copyright Office (or any similar office of any other jurisdiction in which Copyrights are used) in a manner sufficient to impart constructive notice of such Borrower’s ownership thereof, and cause to be prepared, executed, and delivered to Agent, with sufficient time to permit Agent to record no later than the last Business Day within 10 days following the date that such Copyrights have been registered or an application for registration has been filed, a Copyright Security Agreement or supplemental schedules to the Copyright Security Agreement reflecting the security interest of Agent in such new Copyrights, which supplemental schedules shall be in form and content suitable for registration with the United States Copyright Office (or any similar office of any other jurisdiction in which Copyrights are used) so as to give constructive notice, when so registered, of the transfer by such Borrower to Agent of a security interest in such Copyrights.

(g)    Each Borrower shall maintain copies of all source and object code for all software utilized in its business operations at safe and secure offsite locations reasonably acceptable to Agent, and shall, at the request of Agent, advise the operators of such locations of Agent’s security interest in such software, shall keep Agent fully informed of each such location, and shall maintain the currency of all such software stored offsite.

6.17    Cash Management Agreements and Control Agreements.    On or prior to the earlier of (i) January 31, 2003 and (ii) the first date that Lenders make an Advance to Borrowers pursuant to Section 2.1, Borrowers shall enter into Cash Management Agreements and Control Agreements, in each case in form and substance satisfactory to Agent in its Permitted Discretion.

6.18    Clean-up of Certain Intellectual Property.    On or prior to the date that is 30 days after the Closing Date, the Borrowers shall deliver, or cause to be delivered, to the U.S. Patent and Trademark Office, the U.S. Copyright Office and their counterpart entities in the United Kingdom and the European Community, as applicable, all documents, instruments or other information necessary for accurate and proper recordation of (a) the assignment by Novera Software, Inc. to Parent of all material trademarks and copyrights pursuant to that certain Assignment entered into by the parties on December 19, 2002, (b) the assignment by Braid Systems Limited to Parent of all material trademarks pursuant to that certain Assignment entered into by the parties on December 19, 2002, (c) the assignment by Braid, Inc. to Parent of all material trademarks and copyrights pursuant to that certain Assignment entered into by the parties on December 23, 2002, (d) the assignment by Braid Systems Limited to Parent of all material copyrights pursuant to that certain Assignment entered into by the parties on December 23, 2002, (e) the change of corporate name from TSI

International Software, Ltd. to Mercator Software, Inc. and (f) the release of any and all liens, claims and encumbrances attached to the Intellectual Property, including security interests granted to Silicon Valley Bank.

6.19    Notice to UK Borrower’s Account Debtors.    From and after the Closing Date, the UK Borrower shall include a notice, as provided for under the Debenture, on all invoices sent by or on behalf of the UK Borrower to any of its Account Debtors to the effect that the UK Borrower has granted a security interest in such Account Debtor’s Accounts to Agent and Lenders pursuant to this Agreement.

6.20    Permitted UK Cash Equivalents.    Borrowers shall notify Agent on any day on which the aggregate amount of Borrowers’ Permitted UK Cash Equivalents exceeds $4,000,000, and, after receipt of such notice, Agent shall have the right, in its Permitted Discretion, to require Borrowers to transfer, within one Business Day (or any longer period permitted by Agent), all or any part of such excess to a bank account located in the United States of America that is subject to a Cash Management Agreement.

7.    NEGATIVE COVENANTS.    Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers will not and will not permit any of their respective Restricted Subsidiaries to do any of the following:

7.1    Indebtedness.    Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)    Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(b)    Indebtedness set forth on Schedule 5.20;

(c)    Permitted Purchase Money Indebtedness;

(d)    refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount (other than due to capitalization of interest, fees and expenses) of, or any increase in the interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(e)    Indebtedness comprising Permitted Investments;

(f)    Indebtedness owed to any Borrower or Restricted Subsidiary so long as such Indebtedness is (i) not secured by any of the assets or properties of any Borrower or Restricted Subsidiary and (ii) subject to the terms and provisions of the Intercompany Subordination Agreement;

(g)    To the extent permitted by Sections 7.11 and 7.13, Indebtedness between or among a Borrower or a Restricted Subsidiary and an Unrestricted Subsidiary;

(h)    Guaranties permitted by Section 7.6;

(i)    Indebtedness in the nature of a Lien where such Lien is a Permitted Lien; and

(j)    Indebtedness, reasonably acceptable to Agent, in respect of obligations under currency swaps and interest rate swaps, in each case entered into by Borrowers or their Restricted Subsidiaries solely for hedging purposes.

7.2    Liens.    Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3    Restrictions on Fundamental Changes.

(a)    Other than Permitted Investments, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(b)    Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)    Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.4    Disposal of Assets.    Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower.

7.5    Change Name.    Change any Borrower’s name, FEIN, corporate structure or identity, or add any new fictitious name; provided, however, that a Borrower may change its name or add a new fictitious name upon at least 30 days’ prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Agent’s Liens.

7.6    Guarantee.    Guarantee or otherwise become in any way liable with respect to the obligations of any other Person except by endorsement of instruments or items of payment for deposit to the account of Borrowers or which are transmitted or turned over to Agent; provided, that Borrowers and their Restricted Subsidiaries may guarantee obligations of another Borrower or Restricted Subsidiary to the extent that such obligations are permitted to be incurred hereunder, so long as such guaranty is not secured by any of the assets or properties of Borrowers or any of their Restricted Subsidiaries.

7.7    Nature of Business.    Make any change in the principal nature of Borrowers’ business.

7.8    Prepayments and Amendment.

(a)    Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower, other than the Obligations in accordance with this Agreement, and

(b)    Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c).

7.9    [Intentionally Omitted]

7.10    Consignments.    Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11    Distributions.    Other than distributions or declaration and payment of dividends by a Borrower or Restricted Subsidiary to another Borrower or Restricted Subsidiary, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock or in the same class as the Stock on which being paid) on, or purchase, acquire, redeem, or retire any of any Borrower’s Stock, of any class, whether now or hereafter outstanding (collectively, a “Distribution”); provided that so long as (x) such Distribution is consistent with the historical practices of such Borrower or Restricted Subsidiary, (y) no Default or Event of Default has occurred and is continuing, and (z) such Borrower or Restricted Subsidiary is Solvent, in each of cases (y) and (z), both before and immediately after giving effect to any such Distribution, then (i) a Borrower or Restricted

Subsidiary may distribute cash in lieu of fractional shares in connection with the issuance of Stock by any such Person, provided that the aggregate amount of consideration expended in connection therewith shall not exceed $50,000 in any year, and (ii) a Borrower or Restricted Subsidiary may acquire the Stock from former employees and members of the board of directors of such Borrower or Restricted Subsidiary, provided that the aggregate amount of consideration expended in connection therewith shall not exceed $100,000 in any year.

7.12    Accounting Methods.    Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrowers’ financial condition.

7.13    Investments.    Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrowers and their respective Restricted Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in deposit accounts or Securities Accounts in excess of $200,000 outstanding at any one time unless Borrowers or any of their respective Restricted Subsidiaries, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments (subject to Section 6.17), as Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Agent’s Liens in such Permitted Investments.

7.14    Transactions with Affiliates.    Except (a) as set forth in Section 7.11 or 7.13, (b) as set forth on Schedule 7.14, or (c) in connection with the transactions contemplated hereby and the other Loan Documents, directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-Affiliate.

7.15    Suspension.    Suspend or go out of a substantial portion of its business.

7.16    [Intentionally Omitted]

7.17    Use of Proceeds.    Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.18    Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.    Relocate its chief executive office to a new location without Administrative Borrower providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, the applicable Borrower or Restricted Subsidiary provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens and also provides to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent’s prior written consent.

7.19    Securities Accounts.    Subject to Sections 6.17 and 7.13, establish or maintain any Securities Account unless Agent shall have received a Control Agreement in respect of such Securities Account. Borrowers agree to not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

7.20    Financial Covenants.

(a)    Fail to maintain:

(i)    Minimum EBITDA.    EBITDA, measured on a monthly basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period

(7,000,000)	For the 1 month period ending January 31, 2003

(7,000,000)	For the 2 month period ending February 28, 2003

(7,000,000)	For the 3 month period ending March 31, 2003

(8,000,000)	For the 4 month period ending April 30, 2003

(8,000,000)	For the 5 month period ending May 31, 2003

(8,000,000)	For the 6 month period ending June 30, 2003

(8,000,000)	For the 7 month period ending July 31, 2003

(8,000,000)	For the 8 month period ending August 31, 2003

(8,000,000)	For the 9 month period ending September 30, 2003

(6,000,000)	For the 10 month period ending October 31, 2003

(6,000,000)	For the 11 month period ending November 30, 2003

(6,000,000)	For the 12 month period ending December 31, 2003

(6,000,000)	For the 12 month period ending January 31, 2004

(6,000,000)	For the 12 month period ending February 29, 2004

(5,000,000)	For the 12 month period ending March 31, 2004

(5,000,000)	For the 12 month period ending April 30, 2004

(5,000,000)	For the 12 month period ending May 31, 2004

(3,000,000)	For the 12 month period ending June 30, 2004

(3,000,000)	For the 12 month period ending July 31, 2004

(3,000,000)	For the 12 month period ending August 31, 2004

$0	For the 12 month period ending September 30, 2004

$0	For the 12 month period ending October 31, 2004

$0	For the 12 month period ending November 30, 2004

$3,325,000	For the 12 month period ending December 31, 2004

An amount determined by Agent based upon the Projections delivered pursuant to Section 6.3(c); provided that if Agent does not receive such Projections or Borrowers and Agent cannot agree (for any reason) on covenants acceptable to Borrowers and Agent, then the Applicable Amount shall be $3,325,000.
For the 12 month period ending each month thereafter

(ii)    Minimum Recurring Maintenance Revenues.    Recurring Maintenance Revenues, measured on a monthly basis, of not less than $10,000,000 during the prior five (5) months.

(b)    Make:

(i)    Capital Expenditures.    Capital expenditures of Borrowers and their Restricted Subsidiaries in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2003	Fiscal Year 2004	Fiscal Year 2005
$2,500,000	$5,000,000
An amount determined by Agent and acceptable to Borrowers based upon the Projections delivered pursuant to Section 6.3(c); provided that if Agent does not receive such Projections or Borrowers and Agent cannot agree (for any reason) on covenants acceptable to Borrowers and Agent, then the amount shall be 5,000,000

7.21    Inactive Subsidiaries.    Each Inactive Subsidiary will not incur any material liabilities, conduct any material operations or business or own or acquire any material assets.

7.22    Billing Practices.    Make any change to their billing practices which could have a material adverse effect upon the value of the Recurring Maintenance Revenues or which could otherwise result in a Material Adverse Change.

8.    EVENTS OF DEFAULT.    Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1    If Borrowers fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

8.2    If (a) Borrowers fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Section 6.2 or 6.3 and such failure or neglect continues for a period of five (5) days after the date on which such failure or neglect first occurs, or (b) Borrowers fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in any other section of this Agreement or in any of the other Loan Documents; provided, however, that, during any period of time that any such failure or neglect of Borrowers referred to in this Section 8.2 exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace period or the pre-condition of the giving of a notice, the Lenders shall be relieved of their obligations to extend any credit under this Agreement;

8.3    If any material portion of any Borrower’s or any of its Restricted Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.4    If an Insolvency Proceeding is commenced by any Borrower or any of its Restricted Subsidiaries;

8.5    If an Insolvency Proceeding is commenced against any Borrower, or any of its Restricted Subsidiaries, and any of the following events occur: (a) the applicable Borrower or the applicable Restricted Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee (or, if applicable, a trustee, an administrator, administrative or other receiver or similar officer) is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any of its Restricted Subsidiaries, or (e) an order for relief shall have been entered therein;

8.6    If any Borrower or any of its Restricted Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7    If a notice of Lien, levy, or assessment is filed of record with respect to any Borrower’s or any of its Restricted Subsidiaries’ assets by the United States of America or the United Kingdom, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Borrower’s or any of its Restricted Subsidiaries’ assets and the same is not paid on the payment date thereof;

8.8    If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Borrower’s or any of its Restricted Subsidiaries’ properties or assets, unless (a) any such judgment or claim is vacated, stayed, released or discharged within 30 days or (b) all such judgments and claims, in the aggregate, do not exceed $100,000;

8.9    If there is a default in any material agreement to which any Borrower or any of its Restricted Subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or its Restricted Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

8.10    If any Borrower or any of its Restricted Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11    If any representation or warranty of any Borrower or Restricted Subsidiary made in this Agreement or any other Loan Document, or contained in any certificate, document or other Record furnished at any time to the Lender Group by or on behalf of any Borrower or Restricted Subsidiary, shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made;

8.12    If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, except to the extent permitted by the terms hereof or thereof, fail or cease to create a valid and perfected and first priority Lien on or security interest in the Collateral covered hereby or thereby;

8.13    Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or a proceeding shall be commenced by any Borrower, or by any Governmental Authority having jurisdiction over any Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny that any Borrower has any liability or obligation purported to be created under any Loan Document; or

8.14    If any Change of Control shall occur.

9.    THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies.    Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers (provided, however, that with respect to the UK Borrower’s Collateral, the rights and remedies of the Agent and the Lender Group set forth in the Debenture shall govern):

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)    Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)    Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d)    Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e)    Cause Borrowers to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of Borrowers or in Borrowers’ possession and conspicuously label said returned Inventory as the property of the Lender Group;

(f)    Without notice to or demand upon any Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Borrower agrees to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Borrower authorizes Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens and to pay all expenses incurred in connection therewith and to charge Borrowers’ Loan Account therefor. With respect to any of Borrowers’ owned or leased premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise, subject to any applicable Collateral Access Agreement governing any such leased premises;

(g)    Without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender Group;

(h)    Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Each Borrower hereby grants to Agent a license or other right to use, without charge, such Borrower’s labels, patents, Copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and such Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j)    Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

(k)    Agent shall give notice of the disposition of the Personal Property Collateral as follows:

(i)    Agent shall give Administrative Borrower (for the benefit of the applicable Borrower) a notice in writing of the time and place of public sale,

or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)    The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l)    Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

(m)    Agent may seek the appointment of a receiver, administrator, administrative receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n)    The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; and

(o)    Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrowers. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Administrative Borrower (for the benefit of the applicable Borrower).

9.2    Remedies Cumulative.    The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.    TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.    WAIVERS; INDEMNIFICATION.

11.1    Demand; Protest; etc.    Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

11.2    The Lender Group’s Liability for Collateral.    Each Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

11.3    Indemnification.    Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	MERCATOR SOFTWARE, INC.
45 Danbury Road
Wilton, CT 06897
Attn: David Goret, Esq.
Fax No.: 203-563-1361

with copies to:	JENKENS & GILCHRIST PARKER CHAPIN LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attn: Mitchell P. Portnoy, Esq.
Fax No.: 212-704-6288

If to Agent:	FOOTHILL CAPITAL CORPORATION
One Boston Place
Boston, MA 02108
Attn: Business Finance Division Manager
Fax No.: 617-523-5839

with copies to (except with respect to requests for Borrowings and LIBOR Notices):

MORRISON & FOERSTER LLP
1290 Avenue of the Americas, 41st Floor
New York, New York 10104-0050
Attn: Mark B. Joachim, Esq.
Fax No: 212-468-7900

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.

BORROWERS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

BORROWERS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1    Assignments and Participations.

(a)    Any Lender may, with the written consent of Agent (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee), assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance in form and substance satisfactory to Agent, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(b)    From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrowers and the Assignee.

(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)    Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)    In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrowers or Borrowers’ business.

(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2    Successors.    This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

15.    AMENDMENTS; WAIVERS.

15.1    Amendments and Waivers.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

(a)    increase or extend any Commitment of any Lender,

(b)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)    change the percentage of the Commitments that is required to take any action hereunder,

(e)    amend this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f)    release Collateral other than as permitted by Section 16.12,

(g)    change the definition of “Required Lenders”,

(h)    contractually subordinate any of the Agent’s Liens,

(i)    release any Borrower from any obligation for the payment of money, or

(j)    change the definition of Borrowing Base or the definitions of Eligible Accounts, Maximum Revolver Amount, Initial Term Loan Amount, Maximum Additional Term Loan Amount, Term Loan Amount, or change Section 2.1(b); or

(k)    amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

15.2    Replacement of Holdout Lender.    If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have not right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3    No Waivers; Cumulative Remedies.    No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.    AGENT; THE LENDER GROUP.

16.1    Appointment and Authorization of Agent.    Each Lender hereby designates and appoints Foothill as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. Except as expressly provided otherwise in Sections 16.11(a), 16.11(e) and 16.17(d), the provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Foothill is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2    Delegation of Duties.    Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3    Liability of Agent.    None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

16.4    Reliance by Agent.    Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper

Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5    Notice of Default or Event of Default.    Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6    Credit Decision.    Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7    Costs and Expenses; Indemnification.    Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8    Agent in Individual Capacity.    Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Foothill were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Foothill or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Foothill in its individual capacity.

16.9    Successor Agent.    Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10    Lender in Individual Capacity.    Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than the Lender Group) party to any

Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of the Agent.

16.11    Withholding Taxes.

(a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, United States withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower:

(i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower; and

(iv) such other form or forms as may be required under the IRC or other laws of the United States of America as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)    If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)    If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(d)    If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(e)    All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States of America) or by any political subdivision or taxing authority thereof or therein (other than of the United States of America) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of a Lender, including a change in the residence, place of organization, or principal place of business of a Lender, or a change in the branch or lending office of a Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States of America, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrowers.

16.12    Collateral Matters.

(a)    The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower owned any interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to a Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)    Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13    Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14    Agency for Perfection.    Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

16.15    Payments by Agent to the Lenders.    All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16    Concerning the Collateral and Related Loan Documents.    Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.    By becoming a party to this Agreement, each Lender:

(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each, a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the Books, as well as on representations of Borrowers’ personnel,

(d)    agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrowers that in any event such Lender may make disclosures (i) to counsel for and other advisors, accountants, and auditors to such Lender, (ii) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (iii) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (iv) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18    Several Obligations; No Liability.    Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.    GENERAL PROVISIONS.

17.1    Effectiveness.    This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2    Section Headings.    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3    Interpretation.    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4    Severability of Provisions.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5    Amendments in Writing.    This Agreement only can be amended by a writing in accordance with Section 15.1.

17.6    Counterparts; Telefacsimile Execution.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7    Revival and Reinstatement of Obligations.    If the incurrence or payment of the Obligations by any Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.8    Integration.    This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.9    Parent as Agent for Borrowers.    Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender

Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.10    Determinations; Judgment Currency.
.
(a)    This is an international financial transaction in which the specification of a currency and payment in New York City is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Agent’s Account in immediately available funds. To the fullest extent permitted by applicable law, the Obligations of each Borrower to Agent and the Lenders under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in any other manner than to the Agent’s Account to the extent that the amount so paid after conversion under this Agreement and transfer to the Agent’s Account does not yield the amount of Dollars in New York City due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining or enforcing judgment against Borrowers in any court in any jurisdiction in connection with this Agreement or any Loan Document, it becomes necessary to convert into any other currency (such other currency being referred to as the “Judgment Currency”) an amount due under this Agreement or any Loan Document in Dollars other than Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that would give effect to such conversion being made on such date, or (b) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 17.10 being hereinafter referred to as the “Judgment Conversion Date”).

(b)    If, in the case of any proceeding in the court of any jurisdiction referred to in subsection (a) above, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, Borrowers shall pay such additional amount (if any and in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. The term “rate of exchange” in this Section means the spot rate of exchange at which Agent would, on the relevant date at or about 12:00 noon (California time), be prepared to sell Dollars against the Judgment Currency.

(c)    Any amount due from Borrowers under this Section 17.10 shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any Loan Document.

(d)    Where any amount is denominated in Dollars under this Agreement but requires for its determination an amount which is determined in another currency, Agent shall determine the applicable exchange rate in its sole discretion.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MERCATOR SOFTWARE, INC., a Delaware corporation, as Parent and Borrower,

By:
Title:

MERCATOR SOFTWARE, LIMITED, a company incorporated under the laws of England and Wales, as Borrower,

By:
Title:

FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent and as a Lender,

By:
Title:

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule C-2	Commercial Tort Claims
Schedule D-1	Designated Account
Schedule P-1	Permitted Liens
Schedule PI-1	Permitted Investments
Schedule R-1	Real Property Collateral
Schedule 2.7(a)	Cash Management Banks
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7	Chief Executive Office; FEIN
Schedule 5.8(b)	Capitalization of Borrowers
Schedule 5.8(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 5.14	Environmental Matters
Schedule 5.16(a)	Intellectual Property
Schedule 5.16(b)	Source Code Licenses
Schedule 5.18	Demand Deposit Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 5.21	Taxes and Payments
Schedule 7.14	Transactions with Affiliates

Schedule A-1
Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number xxx-xxxxxx and maintained by Agent with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #xxxxxxxxx.

Schedule C-1
Commitments

Foothill Capital Corporation’s Revolver Commitment	$20,000,000

(includes Foothill Capital Corporation’s Term Loan Commitment of $10,000,000)

Total Commitments	$20,000,000

Schedule D-1
Designated Account

Account number xxxxxxxxx of Administrative Borrower maintained with Administrative Borrower’s Designated Account Bank, or such other deposit account of Administrative Borrower (located within the United States of America) that has been designated as such, in writing, by the chief executive officer or chief financial officer of Administrative Borrower to Agent.

“Designated Account Bank” means Silicon Valley Bank, whose office is located at 3003 Tasman Drive, Santa Clara, CA 95054, and whose ABA number is xxxxxxxxx.

Schedule P-1
Permitted Liens

Capital Leases and Purchase Money Indebtedness as set forth below.

Lease Agreements—UK

	Lease/
Leasing Company	Type	Description	Agreement No:	Start Date	End Date	Term	Net	VAT	Amount	Frequency

Capital Bank/Bank of Scotland	Operating	LB51 MVC— Volkswagen— NS	91 657 25 529009	11/18/01	10/18/04	36	428.6	75.01	503.61	Monthly

General Vending Machines	Operating	Vending Machine	80758	12/20/00	11/20/05	60	746	130.55	876.55	Quarterly

GE Capital	Finance	Telephone System	11038162-9	1/1/01	12/1/04	36	1412.97	247.27	1660.24	Monthly

Lombard	Finance	Drawers	A001003201	2/2/01	1/2/06	60			875.82	Monthly

Lombard	Finance	Workstations and Desk and chairs	100990103497 82	12/22/00	11/22/00	60			4491.48	Monthly

Windsor Telecom	Operating	Telephone	35089						235	Annual

The American Agency	Operating	P Zeglis Rent for Home		5/24/02	5/22/03	12	3600		3600	Monthly

Capital Leases—US

Lessor	Description.	Lease term	Cost	Current Lease Obligation	NC	Total
IBM	Computer Equipment	4/00-3/03	315,280	38,212	0	38,212
IBM	Computer Equipment	5/00-4/03	125,013	18,449	0	18,449
IBM	Computer Equipment	8/00-7/03	170,790	42,266	0	42,266
IBM	Computer Equipment	9/00-8/03	152,219	42,146	0	42,146
IBM	Computer Equipment	10/00-9/03	20,860	6,332	0	6,332
HP	Computer Equipment	2/00-1/03	225,472	13,253	0	13,253
SUN	Computer Equipment	9/01-8/04	158,961	53,673	42,258	95,931
VA Resources	Computer Equipment	11/02-10/05	82,134	24,018	56,258	80,276
IBM	Server and storage	12/02-11/04	377,305	250,713	126,592	377,305

		Totals	1,628,034	489,062	225,108	714,170

MERCATOR LEASE COMMITMENTS – US 1/1/01 – 12/31/06

Equipment	Location	Termination Date	Monthly Pmt	2001	2002	2003	2004	2005	2006	Value through 12/31/06
Canon ir330 copier	Boca	3/6/05	390.00	4,680.00	4,680.00	4,680.00	4,680.00	1,137.35		19,857.35
Canon ir330 copier	Wilton	10/31/03	401.50	4,818.00	4,818.00	4,015.00				13,651.00
Canon ir3300 copier	B’Burn	2/19/05	284.75		2,814.00	3,216.00	3,216.00	402.00		9,648.00
Canon ir3300 copier	Wilton	8/9/04	348.00	1,740.00	4,176.00	4,176.00	2,784.00			12,876.00
Canon ir400 copier	Wilton	9/30/04	518.50	6,222.00	6,222.00	6,222.00	4,666.50			23,332.50
Canon ir6000 copier	Wilton	2/13/05	722.00		7,581.00	8,664.00	8,664.00	1,083.00		25,992.00
Minolta EP 2030 copier	NYC	5/5/03	230.00	2,760.00	2,760.00	957.10				6,477.10
Minolta EP 3050 copier	Reston	10/31/03	280.50	3,366.00	3,366.00	2,805.00				9,537.00
PBCC/Mailing System*	B’Burn	10/20/03	181.00	2,172.00	2,172.00	1,745.77				6,089.77
PBCC/Postage Meter*	NYC	12/31/01	216.67	2,600.04						2,600.04
PBCC/Postage Meter*	NYC	5/1/05	246.67	435.01	2,820.00	2,820.00	2,820.00	705.00		9,600.01
PBCC/Postage Meter*	Reston	9/30/06	49.67	596.00	596.00	596.00	596.00	596.00	447.00	3,427.00
PBCC/Paragon Mailing System*	Wilton	1/10/05	1381.00	16,572.00	16,572.00	16,572.00	16,572.00	431.61		66,719.61
Xerox 1090 copier**	B’Burn	2/11/02	450.00	5,400.00	2,025.00					7,425.00
Xerox 5100 copier**	Wilton	2/11/02	875.00	10,500.00	3,062.50					13,562.50

MERCATOR CONFIDENTIAL

Total:	61,861.05	63,664.50	56,468.87	43,998.50	4,354.96	447.00	230,794.88

*Paid quarterly (calendar qtrs)
**2002 figure includes lease termination fees

MERCATOR CONFIDENTIAL

Schedule 2.7(a)
Cash Management Bank

Country	Currency	Name of Bank	Account #	Purpose

UK	GBP	HSBC—PLC	xxxxxxxx	Daily disbursements and receipts
UK	GBP	HSBC—PLC	xxxxxxxx	Deposit account—Higher interest earning for surplus

US	USD	Silicon Valley Bank	Xxxxxxxx	Disbursement Account
US	USD	Silicon Valley Bank	Xxxxxxxx	Concentration Account
US	USD	Silicon Valley Bank	Xxxxxxxx	Flexible Spending Account
US	USD	Silicon Valley Bank	Xxxxxxxx	Payroll Account
US	USD	Fleet	xxxxxxxx	Concentration Account

MERCATOR CONFIDENTIAL

Schedule C-2
Commercial Tort Claims

None

MERCATOR CONFIDENTIAL

Schedule D-1

Designated Account

Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054

ABA No. xxxxxxxxx
Account No. xxxxxxxx

MERCATOR CONFIDENTIAL

Schedule R-1

Real Property Collateral

None.

MERCATOR CONFIDENTIAL

Schedule 5.5
Location of Inventory and Equipment

Equipment and Inventory maintained primarily at US locations. Miscellaneous office furniture and computer equipment maintained in foreign locations as well.

Mercator Software, Inc.
45 Danbury Road
Wilton, CT 06897

3000 Lakeside Drive, Suite 300N
Bannockburn, IL 60015

Peninsula Plaza
2424 North Federal Hwy., Suite 250
Boca Raton, FL

711 Third Avenue, Suite 900
New York, NY 10017

1170 Sunrise Valley Drive, Suite 200
Reston, VA 20191

255 Longbeach Boulevard
Stratford, CT 06615

Mercator Software, LTD
City Tower
40 Basinghall Street
London EC2V 5DE
England

MERCATOR CONFIDENTIAL

Schedule 5.7
Location of Chief Executive Office and FEIN

Mercator Software, Inc. Headquarters
45 Danbury Road, Wilton, CT 06897
Federal Taxpayer Identification Number: 06-1132156

Mercator Software, LTD
City Tower
40 Basinghall Street
London EC2V 5DE
England

MERCATOR CONFIDENTIAL

Schedule 5.8(b)
Authorized Capital Stock

Capitalization of Borrowers

Description	Authorized	Issued	Outstanding
Mercator Software, Inc.
Preferred Stock	5,000,000	0	0
Common Stock	190,000,000	34,528,560	34,528,560
Subscriptions	0	0	0
Options (as of 12/3/02)	Not Applicable	6,362,070	6.362.070
Warrants (as of 12/3/02)	Not Applicable	1,163,119	1,163,119
Calls	0	0	0
Mercator Software, Ltd.
Ordinary Shares	USD 1,000,000	USD 141,282	USD 141,282
Subscriptions	0	0	0
Options	0	0	0
Warrants			TBD
Calls	0	0	0

MERCATOR CONFIDENTIAL

Schedule 5.8(c)
Direct and Indirect Subsidiaries

None.

MERCATOR CONFIDENTIAL

Schedule 5.14
Environmental Claims

None.

MERCATOR CONFIDENTIAL

Schedule 5.16(a)
Intellectual Property

See attached list of trademarks and copyrights. The Company maintains certain software code and business processes as trade secrets. All trademarks and copyrights are owned by Mercator Software, Inc.

MERCATOR CONFIDENTIAL

Schedule 5.16(b)
Intellectual Property

Escrow agreements provide for use of source code under certain conditions:

1.	Agreement between Mercator Software, Inc. and Recall Total Information Management; and

2.	Related agreement between Recall Total Information Management and certain Mercator customers.

MERCATOR CONFIDENTIAL

Schedule 5.18
DDAs

Country	Currency	Name of Bank	Account #	Purpose
UK	GBP	HSBC-PLC	Xxxxxxxx	Daily disbursements and receipts
UK	GBP	HSBC-PLC	Xxxxxxxx	Deposit account—Higher interest earning for surplus

US	USD	Silicon Valley Bank	Xxxxxxxxxx	Disbursement Account
US	USD	Silicon Valley Bank	Xxxxxxxxxx	Concentration Account
US	USD	Silicon Valley Bank	Xxxxxxxxxx	Flexible Spending Account
US	USD	Silicon Valley Bank	Xxxxxxxxxx	Payroll Account
US	USD	Fleet	xxxxxxxxxx	Concentration Account

MERCATOR CONFIDENTIAL

Schedule 5.20
Indebtedness

Letter of Credit Issued by Silicon Valley Bank—Dated June 26, 2002
Confirmed by ABN Amro Bank, N.V.—Dated June 28, 2002
Beneficiary—Ten Westport II LLC

Amount—$2,481,250

UK Capital Leases

GE Capital	Telephone System	11038162-9	1/1/01	12/1/04	36	1412.97	247.27	1660.24	Monthly
Lombard	Drawers	A001003201	2/2/01	1/2/06	60			875.82	Monthly
Lombard	Workstations and Desk and chairs	100990103497 82	12/22/00	11/22/00	60			4491.48	Monthly

Capital Leases—US
Lessor	Description.	Lease term	Cost	Current Lease Obligation	NC	Total
IBM	Computer Equipment	4/00-3/03	315,280	38,212	0	38,212
IBM	Computer Equipment	5/00-4/03	125,013	18,449	0	18,449
IBM	Computer Equipment	8/00-7/03	170,790	42,266	0	42,266
IBM	Computer Equipment	9/00-8/03	152,219	42,146	0	42,146
IBM	Computer Equipment	10/00-9/03	20,860	6,332	0	6,332
HP	Computer Equipment	2/00-1/03	225,472	13,253	0	13,253
SUN	Computer Equipment	9/01-8/04	158,961	53,673	42,258	95,931
VA Resources	Computer Equipment	11/02-10/05	82,134	24,018	56,258	80,276
IBM	Server and storage	12/02-11/04	377,305	250,713	126,592	377,305

		Totals	1,628,034	489,062	225,108	714,170

MERCATOR CONFIDENTIAL

Schedule 5.21
Taxes and Payments

Due to timing differences in the filing of tax returns and other statutory filings, and related financial statement preparation, from time to time non-U.S. Borrowers and non-US Restricted Subsidiaries may be delinquent in complying with their respective non-US tax and statutory filings. The full estimated amount of the tax liability relating thereto, to the extent not already paid to the appropriate taxing or other authority, would be properly accrued for on the books and records of the applicable subsidiary and reflected in Parent’s consolidated financial statements.

Parent currently expects to file an amended 2001 tax return to reflect completion of transfer pricing arrangements. This amended return may result in the extension of the statute of limitations.

MERCATOR CONFIDENTIAL

Schedule 7.14

Schedule 7.14: Transactions with Affiliates

As part of the Transfer Pricing Arrangements as described to the Agent prior to the Closing Date, Parent and its Subsidiaries engage in transactions among themselves in the ordinary course of business relating to the sale of goods, licensing of intellectual property and performance of services by any one or more of them to others of them in connection with the operation of their respective businesses. Prior to the Closing Date, these arrangements had not been formally documented.

From time to time, Parent and/or a Subsidiary may make or maintain, on a temporary or permanent basis, Investments in another of them (in all cases subject to Section 7.13).

MERCATOR CONFIDENTIAL

SECURITIES PLEDGE AGREEMENT

THIS SECURITIES PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of December 24, 2002, by Mercator Software, Inc., a Delaware corporation (the “Pledgor”), in favor of the lenders signatory to the Loan Agreement referred to below (the “Lenders”), and FOOTHILL CAPITAL CORPORATION, a California corporation, as arranger and administrative agent for the Lenders (the “Agent,” and together with the Lenders, individually and collectively, the “Lender Group”).

W I T N E S S E T H:

WHEREAS, the Pledgor, Mercator Software Limited, a company incorporated under the laws of England and Wales with company number 01293378 (the “UK Borrower,” and, collectively with the Pledgor, the “Borrowers”), the Lenders and the Agent are parties to the Loan and Security Agreement, dated as of the date hereof (as the same may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”);

WHEREAS, as a condition precedent to making any Advances, Term Loan or otherwise extending any credit to the Borrowers pursuant to the Loan Agreement, the Pledgor is required to execute and deliver this Pledge Agreement to the Lenders and the Agent; and

WHEREAS, it is the intention of the parties hereto that the Pledged Securities (as hereinafter defined) be and become Collateral (as hereinafter defined) to secure the Borrowers’ respective obligations under the Loan Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements herein, the Pledgor hereby agrees as follows:

1.    Defined Terms.  Capitalized terms that are not otherwise defined in this Pledge Agreement shall have the respective meanings ascribed to them in the Loan Agreement, and the following terms shall have the following meanings:

“Code” means the Uniform Commercial Code from time to time in effect in the State of New York.

“Collateral” means the Pledged Securities and all Proceeds thereof.

“Foreign Subsidiaries” means any Restricted Subsidiary that is not is organized under the laws of a Relevant Jurisdiction.

“Initial Pledged Note” mean the notes specified on Schedule 1 attached hereto.

“Initial Pledged Stock” means all of the shares of capital stock owned directly by the Pledgor and listed on Schedule 2 attached hereto.

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“Legal Requirements” means all applicable restrictive covenants, applicable zoning and subdivision ordinances and building codes, all applicable health and environmental regulations, and all other applicable laws, ordinances, rules, regulations, judicial decisions, administrative orders, and other requirements of any Governmental Authority having jurisdiction over the Pledgor in effect either at the time of execution of this Pledge Agreement or at any time during the term hereof.

“Pledged Notes” means the Initial Pledged Note and all notes, instruments or chattel paper pledged pursuant to Section 5(d) hereof.

“Pledged Securities” means, collectively, the Pledged Notes and the Pledged Stock.

“Pledged Stock” means the Initial Pledged Stock and all shares of capital stock or other securities pledged pursuant to Section 5(c)(ii) hereof; provided, however, that with respect to pledges of capital stock of the Foreign Subsidiaries, such pledges shall be limited to 66.65% of the total combined voting power of all classes of stock entitled to vote of the Foreign Subsidiaries.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the Code on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities and any and all collections on the foregoing or distributions with respect to the foregoing.

2.    Pledge; Grant of Security Interest.  The Pledgor hereby delivers to the Agent, on behalf of the Lender Group, all of Pledgor’s right, title and interest in and to its Pledged Securities and hereby transfers and grants to the Agent, on behalf of the Lender Group, a senior, first priority Lien in all of Pledgor’s right, title and interest in the Collateral, as collateral security for the prompt and complete payment and performance when due of the Obligations.

3.    Delivery of Certificates and Pledged Notes; Stock Powers; Endorsements.  On the Closing Date, the Pledgor shall deliver to the Agent (a) the certificates representing the shares of Pledged Stock, together with an undated stock power covering each such certificate, duly executed in blank (it being understood and agreed that the Pledgor shall not be required to deliver the stock certificate representing 10,000 shares of Novera Optics, Inc., a Delaware corporation, issued to the Pledgor), and (b) the Initial Pledged Note (it being understood and agreed that the Pledgor is not required to deliver the original Initial Pledged Note as the Pledgor hereby represents and warrants that (i) it has lost, destroyed or otherwise misplaced such original Initial Pledged Note and has made a diligent search for the same and (ii) that neither the Initial Pledged Note nor the rights of the Pledgor in such Initial Pledged Note have, in whole or in part, been assigned, transferred, hypothecated, pledged or otherwise disposed of by the Pledgor and that the Pledgor is entitled to the full and exclusive possession of such Initial Pledged Note).

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4.    Representations and Warranties.  The Pledgor represents and warrants that:

(a)  the Pledgor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Change; has all necessary rights, franchises and privileges and corporate power and authority to execute, deliver and perform this Pledge Agreement and to conduct its business as currently conducted; and has taken all necessary corporate action to execute, deliver and perform this Pledge Agreement;

(b)  this Pledge Agreement has been duly executed and delivered by the Pledgor and when executed and delivered constitutes the legally valid and binding obligations of the Pledgor, enforceable against the Pledgor in accordance with its terms, except in each case as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing;

(c)  its shares of Pledged Stock constitute all of the issued and outstanding shares of all classes of capital stock of Restricted Subsidiaries owned by it; provided, however, that with respect to a pledge of capital stock of the Foreign Subsidiaries, such pledge shall be limited to 66.65% of the total combined voting power of all classes of stock entitled to vote of the Foreign Subsidiaries;

(d)  all of its shares of Pledged Stock have been duly authorized and validly issued and are fully paid and nonassessable;

(e)  the Pledgor is the record and beneficial owner of, and has good title to, its Pledged Securities, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Pledge Agreement and the other Loan Documents; and

(f)  upon delivery of the Pledged Notes and the stock certificates evidencing the Pledged Stock to the Lenders and the Agent, the Lien granted pursuant to this Pledge Agreement will constitute a valid, perfected, senior, first priority Lien on the Collateral, enforceable as such against all creditors of the Pledgor and any Persons purporting to purchase any Collateral from such Pledgor, except in each case as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing.

(g)  There is no default, breach, violation or event of acceleration existing under the Pledged Notes (other than the Initial Pledged Notes) and no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration under the

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Pledged Notes (other than the Initial Pledged Notes). The applicable Pledgor has not waived any default, breach, violation or event of acceleration under the Pledged Notes (other than the Initial Pledged Notes).

(h)  The proceeds of the loans evidenced by the Pledged Notes have been fully disbursed and the Pledgor has no obligation to make any future advances or other disbursements under or in respect of the Pledged Notes.

5.    Covenants.  The Pledgor covenants and agrees with the Lender Group that, from and after the date of this Pledge Agreement until all of the Obligations are indefeasibly paid in full in cash and the Loan Agreement is terminated:

(a)  If the Pledgor shall, as a result of its ownership of the Collateral, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), promissory note or other instrument, option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any of the Collateral, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Lender Group, hold the same in trust for the Lender Group and deliver the same forthwith to the Agent, in the exact form received, duly endorsed by the Pledgor, if required, together with an undated stock power or endorsement, as appropriate, covering such certificate, note or instrument duly executed in blank by the Pledgor and with, if the Agent so requests, signature guarantees, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Obligations; provided, however, that with respect to a pledge of capital stock of the Foreign Subsidiaries, such pledge shall be limited to 66.65% of the total combined voting power of all classes of stock entitled to vote of the Foreign Subsidiaries. Any sums paid upon or in respect of the Collateral upon the liquidation, sale or dissolution of a Restricted Subsidiary shall be paid over to the Agent, on behalf of the Lender Group, to be held as additional collateral security for the Obligations, and, in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to the recapitalization or reclassification of the capital of any such Restricted Subsidiary or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Agent, on behalf of the Lender Group, to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Collateral shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust, segregated from other funds of the Pledgor, as additional collateral security for the Obligations.

(b)  Except as expressly permitted by the Loan Agreement, the Pledgor will not (i) vote to enable, or take any other action to permit, the Pledgor’s Restricted Subsidiaries to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of the Pledgor’s Restricted

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Subsidiaries, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the Lien provided for by this Pledge Agreement and the other Loan Documents. Such Pledgor will defend the right, title and interest of the Lenders and the Agent in and to the Collateral against the claims and demands of all Persons whomsoever.

(c)  The Pledgor shall (i) not permit its Restricted Subsidiaries to issue any stock or other securities in addition to or in substitution for the Pledged Stock issued by its Restricted Subsidiaries, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of the Pledgor’s Restricted Subsidiaries to the Agent, on behalf of the Lender Group, and deliver to Agent immediately thereafter the certificates representing such shares, together with an undated stock power covering each such certificate duly executed in blank; provided, however, that with respect to a pledge of capital stock of the Foreign Subsidiaries, such pledge shall be limited to 66.65% of the total combined voting power of all classes of stock entitled to vote of the Foreign Subsidiaries.

(d)  At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Pledgor, promptly and duly execute and deliver such further instruments and documents and take such further actions as the Lenders and the Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Agent, on behalf of the Lender Group, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Pledge Agreement.

(e)  The Pledgor agrees to pay, and to save Lender Group harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Pledge Agreement.

(f)  Except as expressly permitted by the Loan Agreement, the Pledgor shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, the Pledged Securities.

(g)  The Pledgor shall not create or suffer to exist any Lien upon or with respect to any of the Pledged Securities except for any Lien created by this Agreement or the Loan Agreement.

(h)  The Pledgor will not waive or release any obligation of any party to the Pledged Notes without the prior consent of the Agent.

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(i)  The Pledgor will not take or omit to take any action or suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Pledged Notes.

(j)  The Pledgor shall give the Agent copies of all notices (including notices of default) given or received with respect to the Pledged Notes promptly after giving or receiving such notices.

(k)  Without Agent’s prior written consent, the Pledgor shall not, and shall not agree to, assign or surrender its rights and interests under the Pledged Notes nor terminate, cancel, modify, change, supplement or amend the Pledged Notes; and the Pledgor hereby expressly releases, relinquishes and surrenders to Agent all its right, power and authority to terminate, cancel, modify, change, supplement or amend the Pledged Notes.

6.    Cash Dividends; Voting Rights; Interest Payments.  Under the Loan Agreement, unless an Event of Default shall have occurred and be continuing and the Agent shall (unless such Event of Default is an Event of Default specified in Sections 8.4 or 8.5 of the Loan Agreement, in which case no such notice need be given) have given notice to the Pledgor of the intent by the Agent to exercise its rights pursuant to Section 7 below, subject to the restrictions set forth in Section 7 of the Loan Agreement, to the extent permitted under the Loan Agreement, the Pledgor shall be permitted to receive all cash dividends or distributions in respect of the Pledged Stock and to exercise all voting and corporate rights or membership rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate rights or membership rights exercised or other action taken which would impair the Collateral in any manner or which would be inconsistent with or result in any violation of any provision of the Loan Agreement or any of the other Loan Documents. The Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor, at the sole expense of the Pledgor, all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling them to exercise the voting and other consensual rights that they are entitled to exercise pursuant to this paragraph and to receive the dividends, distributions or interest payments that they are authorized to receive and retain pursuant to this Section.

7.    Rights of the Lenders and the Agent.  (a) If an Event of Default shall occur and be continuing, the Agent shall (unless such Event of Default is an Event of Default specified in Sections 8.4 or 8.5 of the Loan Agreement, in which case no such notice need be given) give notice of its intent to exercise its rights hereunder to the Pledgor, in which case: (i) all rights of the Pledgor (A) to exercise or refrain from exercising the voting and other consensual rights that they would otherwise be entitled to exercise pursuant to Section 6 hereof shall, upon written notice to the Pledgor by the Agent, cease and (B) to receive the dividends, distributions and interest payments that they would otherwise be authorized to receive and retain pursuant to Section 6 hereof shall automatically cease; (ii) all dividends, distributions and interest payments that are received by the Pledgor contrary to the provisions of subsection (i) shall be received in trust for the Agent, on behalf of the Lender Group, shall be segregated from other property and funds of the Pledgor and shall be forthwith paid over to the Agent, on behalf

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of the Lender Group, in the same form as so received (with any necessary endorsement); (iii) the Agent, on behalf of the Lender Group, shall have the right to receive any and all cash dividends, interest or other income paid in respect of the Pledged Securities and make application thereof to the Obligations as provided in Section 2.4(b) of the Loan Agreement; and (iv) all shares of the Pledged Stock shall be registered in the name of the Agent or its nominee, and the Agent or its nominee may thereafter exercise: (A) all voting, corporate and other rights pertaining to such shares of the Pledged Stock at any meeting of shareholders of the Pledgor’s Restricted Subsidiaries or otherwise; and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Stock as if the Agent was the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Pledgor’s Restricted Subsidiaries, or upon the exercise by the Pledgor or the Agent, of any right, privilege or option pertaining to such shares of the Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may reasonably determine), all without liability except to account for property actually received by it, but the Agent shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b)  The rights of the Agent hereunder shall not be conditioned or contingent upon the pursuit by the Agent of any right or remedy against the Pledgor, the Borrowers or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor, guarantee therefor or right of offset with respect thereto. None of the Agent, any Agent-Related Person or any Lender-Related Person shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so (except as finally determined by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Agent, any Agent-Related Person or any Lender-Related Person), nor shall the Agent be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(c)  Each Pledgor hereby irrevocably appoints the Agent such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, upon the occurrence and during the continuation of an Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(i)  to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of the Pledged Notes;

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(ii)  to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (i) above; and

(iii)  to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable to enforce compliance with the rights of the Agent with respect to the Pledged Notes.

8.    Remedies.  In the event that any portion of the Obligations has been declared or becomes due and payable in accordance with the terms of the Loan Agreement or any other Loan Documents, and such Obligations have not been indefeasibly paid in full in cash, the Agent, on behalf of the Lender Group, may exercise, in addition to all other rights and remedies granted in this Pledge Agreement and in any other Loan Documents, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market at any exchange or broker’s board or office of the Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent shall have the right upon any such public sale or sales, and, to the extent permitted by applicable law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in such Pledged Stock by the Pledgor, which right or equity is hereby waived or released. The Agent shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent hereunder, including, without limitation, reasonable attorneys’ fees and disbursements of counsel to the Agent, in accordance with Section 2.4(b) of the Loan Agreement and only after such application and after the payment by the Agent of any other amount required by any provision of applicable law, including, without limitation, Section 9-610(a) of the Code, need the Agent account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Agent arising out of the lawful exercise by it of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

9.    Registration Rights; Private Sales.  (a) If the Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 8 hereof, and if in the Agent’s Permitted Discretion, it is reasonably necessary or advisable to have the Pledged Stock (or that portion thereof to be sold) registered under the provisions of the

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Securities Act of 1933, as amended (the “Securities Act”), the relevant Pledgor will: (i) use its reasonable best efforts to execute and deliver, and cause the directors and officers of such Pledgor to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the Agent’s Permitted Discretion, reasonably necessary or advisable to register the Pledged Stock or that portion thereof to be sold, under the provisions of the Securities Act; (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of at least one year from the date of the first public offering of the Pledged Stock or that portion thereof to be sold; and (iii) make all amendments thereto and/or to the related prospectus that in the Agent’s Permitted Discretion, are reasonably necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. The Pledgor shall comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions that the Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b)  The Pledgor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Stock by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers that will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Pledgor to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Pledgor would agree to do so.

(c)  The Pledgor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 9 valid and binding and in compliance with any and all other applicable Legal Requirements. The Pledgor further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to the Lender Group, that the Lender Group has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

(d)  The Agent, on behalf of the Lender Group, is authorized, in connection with the sale of any Pledged Stock pursuant to Section 8 hereof, to deliver or otherwise disclose to any prospective purchaser of the Pledged Stock: (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant

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to this Section 9, (ii) any information and projections provided to it pursuant to this Section 9 and (iii) any other information in its possession relating to the Pledged Stock.

10.    Regulatory Matters.  (a) The Pledgor shall take all action that the Agent may reasonably request in the exercise of its rights and remedies hereunder, which includes the right to require the Pledgor to transfer or assign the Pledged Stock to any party or parties. In furtherance of this right, the Pledgor shall: (i) cooperate with the Agent in obtaining all approvals and consents from each Governmental Authority that the Lenders and the Agent may deem necessary or advisable to accomplish any such transfer or assignment of any part of the Pledged Stock and (ii) prepare, execute and file with any Governmental Authority any application, request for consent, certificate or instrument that the Agent may deem necessary or advisable to accomplish any such transfer or assignment of any part of the Pledged Stock. If the Pledgor fails to execute such applications, requests for consent, certificates or instruments, the clerk of any court that has jurisdiction over the Loan Documents may execute and file the same on behalf of the Pledgor.

(b)  To enforce the provisions of this Section 10, the Agent, on behalf of the Lender Group, is authorized, to the extent permitted by applicable law, to request the consent or approval of any Governmental Authority to a voluntary or an involuntary transfer of control of the Pledgor of any of the Pledged Stock. In connection with the exercise of its remedies under this Pledge Agreement, the Agent, on behalf of the Lender Group, may obtain the appointment of a trustee or receiver to assume, upon receipt of all necessary judicial or other Governmental Authority consents or approvals, control of the Pledgor’s Restricted Subsidiaries of any of the Pledged Stock. Such trustee or receiver shall have all rights and powers provided to it by applicable law or by court order or provided to the Agent under this Pledge Agreement.

(c)  The Pledgor acknowledges that the approval of each appropriate Governmental Authority to the transfer of control of such Pledgor may be required, that the ownership thereof is integral to the Lender Group’s realization of the value of such Pledged Stock, that there is no adequate remedy at law for failure by such Pledgor to comply with the provisions of this Section 10 and that such failure could not be adequately compensable in damages and, therefore, such Pledgor agrees that the provisions of this Section 10 may be specifically enforced.

11.    Limitation on Duties Regarding Collateral.  The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Agent deals with similar securities and property for its own account. None of the Agent, any Agent-Related Person or any Lender-Related Person shall be: (a) liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so (except as finally determined by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Agent, any Agent-Related Person or any Lender-Related Person) or (b) under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor.

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12.    Powers Coupled with an Interest.  All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

13.    Severability.  Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.    Section Headings.  The section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15.    No Waiver; Cumulative Remedies.  The Lender Group shall not by any act (except pursuant to Section 16 hereof) be deemed to have waived any right or remedy hereunder. No failure to exercise, nor any delay in exercising, on the part of the Lender Group, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender Group of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender Group would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

16.    Waivers and Amendments; Successors and Assigns; Governing Law.  Except as permitted under the Loan Agreement and by a written instrument executed by the Pledgor and the Agent, none of the terms or provisions of this Pledge Agreement may be amended, supplemented or otherwise modified. This Pledge Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of Lenders and the Agent and each of their successors and assigns. THIS PLEDGE AGREEMENT SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

17.    Notices.  Any communications between the parties hereto or notices provided herein to be given shall be sent in accordance with the provisions of, and to the addresses set forth in, Section 12 of the Loan Agreement.

18.    SUBMISSION TO JURISDICTION; WAIVERS.  (a) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS PLEDGE AGREEMENT AND THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING

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ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE PLEDGOR AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 18.

(b)    THE PLEDGOR AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PLEDGE AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PLEDGOR AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS PLEDGE AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature Page to follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

MERCATOR SOFTWARE, INC., a Delaware corporation, as Pledgor

By:
Title:

FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent

By:
Title:

SIGNATURE PAGE FOR THE SECURITIES PLEDGE AGREEMENT

[FORM OF COUNTERPART SIGNATURE PAGE FOR ADDITIONAL BORROWERS OR RESTRICTED SUBSIDIARIES THAT AGENT REQUIRES TO BE PLEDGORS]

IN WITNESS WHEREOF, the undersigned has caused this counterpart signature page to the Pledge Agreement to be duly executed and delivered as of the date set forth below, and the undersigned hereby agrees that, as of the Additional Borrower Effective Date, the undersigned shall be deemed to be a “Pledgor” for all purposes under the Pledge Agreement. On the Additional Borrower Effective Date, the undersigned shall deliver the following certificates representing shares of Pledged Stock, together with an undated stock power covering each such certificate, duly executed in blank, and the following Pledged Notes:

Dated as of                             , 200_

[NAME OF ADDITIONAL BORROWER OR RESTRICTED SUBSIDIARY]

By:
Name: Title

SIGNATURE PAGE FOR THE SECURITIES PLEDGE AGREEMENT

Schedule 1 to Pledge Agreement
Description of Initial Pledged Note

Promissory note, dated December 31, 2001, issued by Emanio, Inc. to the Pledgor in the original principal amount of $500,000.

Schedule 2 to Pledge Agreement
Description of Initial Pledged Stock

None.

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT, made and entered into this 24th day of December, 2002 (this “Subordination Agreement”), by and among Mercator Software, Inc., a Delaware corporation, and Mercator Software Limited, a company incorporated under the laws of England and Wales with company number 01293378 (each, a “Borrower,” and, collectively, the “Borrowers,” and are each a “Subordinating Creditor,” and collectively, the “Subordinating Creditors”), and Foothill Capital Corporation, a California corporation, as the arranger and administrative agent (together with any successor(s) thereto in such capacity, the “Agent”). Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to such terms in the Loan and Security Agreement, dated as of December 24, 2002 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among the Borrowers, the lenders signatory thereto (the “Lenders”), and the Agent (the Agent, together with the Lenders, individually and collectively, are referred to herein as the “Lender Group”).

W I T N E S S E T H:

WHEREAS, the Lender Group has agreed to extend credit to the Borrowers under the Loan Agreement;

WHEREAS, a Borrower may have borrowed, or may desire to borrow, certain sums from a Subordinating Creditor pursuant to, and as permitted by, the Loan Agreement; and

WHEREAS, as a condition to entering into the Loan Agreement, each of the Subordinating Creditors agrees that any loan extended to a Borrower or a Restricted Subsidiary (each, an “Applicable Debtor” and, collectively, the “Applicable Debtors”) will be subordinated to the Senior Debt (as defined herein), as more fully provided in this Subordination Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Subordinating Creditors hereby agrees with the Lender Group as follows:

1.    Subordination.  Subject to the terms hereof, each of the Subordinating Creditors hereby subordinates and defers, to the extent and in the manner set forth herein, the payment (including, without limitation, in any Insolvency Proceeding (as defined herein)) of any and all Indebtedness which may be now or hereafter owing by any Applicable Debtor to any such Subordinating Creditor (whether by reason of subrogation rights of such Subordinating Creditor or otherwise) as may be evidenced by any promissory notes and/or any other documents, instruments or agreements now or hereafter executed and delivered by any Applicable Debtor to any Subordinating Creditor (all such amounts, notes, documents, instruments, and agreements being hereinafter referred to as the “Subordinated Debt”) to the prior payment and satisfaction in full in cash of any and all Senior Debt which may be now or hereafter owing to the Lender Group by the Applicable Debtors. “Senior Debt”, as used herein, shall mean any and all Obligations (as defined in the Loan Agreement), including, without limitation, any and all now existing and future indebtedness, obligations or liabilities of the Applicable Debtors under the Loan Agreement to the Lender Group, whether direct or indirect,

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absolute or contingent, secured or unsecured, arising under, or in connection with, the Loan Agreement or any other Loan Documents (including, without limitation, any guaranty executed in connection therewith) in favor of the Lender Group, as each of the foregoing may be from time to time amended, modified, waived, supplemented, extended, renewed, deferred, refinanced or restated, by operation of law or otherwise, including any and all expenses (including, without limitation, reasonable attorneys’ fees and disbursements), premiums, fees and charges incurred in connection therewith and any interest thereon, including, without limitation, any post-petition interest accruing on such Senior Debt after any Applicable Debtor becomes subject to an Insolvency Proceeding (whether or not such interest is allowable or enforceable against such Applicable Debtor or recoverable against such Applicable Debtor or its bankruptcy estate), whether by means of an adequate protection payment or otherwise. Senior Debt shall also include all indebtedness, obligations and liabilities of the Applicable Debtors to repay any amounts previously paid by the Applicable Debtors pursuant to the Loan Agreement, which amounts have been returned to the Applicable Debtors or to a trustee by the Lender Group pursuant to Sections 547 or 548 of the United States Bankruptcy Code or otherwise under other applicable legislation.

“Bankruptcy Code” means the United States Bankruptcy Code and the Insolvency Act 1986 of the United Kingdom, each as in effect from time to time.

“Insolvency Proceeding” means any proceeding commenced by or against any Applicable Debtor under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar officer.

2.    Covenants.  Without limiting any other provision of this Subordination Agreement, each of the Subordinating Creditors hereby covenants and agrees that, until such time as this Subordination Agreement is terminated as provided herein, such Subordinating Creditor will not assert any right which it may have to setoff against the Subordinated Debt any amounts which are or may be owing by such Subordinating Creditor to any Applicable Debtor, and except as provided herein, such Subordinating Creditor will not directly or indirectly: (i) except to the extent expressly permitted by Sections 8, 9 and 10 hereof, demand or receive payment of; exchange, forgive, or modify; request or obtain collateral or security or guarantees for; or Commence Legal Action (as defined herein), or (ii) sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of (whether by means of participation or otherwise) any portion of the Subordinated Debt or any interest therein to any Person without the prior written consent of the Agent, it being understood that each such assignee and transferee shall be bound in all respects by the terms and conditions of this Subordination Agreement.

3.    Inducement.  This Subordination Agreement is executed as an inducement to the Lender Group to make loans or advances to the Borrowers or otherwise to extend credit or financial accommodations to the Borrowers, and to enter into the Loan Documents and continue a financing arrangement with the Borrowers and is executed in consideration of the Lender Group entering into the Loan Documents and continuing such financial arrangement.

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4.    Continuing Agreement.  This Subordination Agreement (i) may be terminated only upon the indefeasible payment and satisfaction in full in cash of all Senior Debt and termination of the Loan Agreement and the respective obligations of the Lender Group to make loans, advances and/or extensions of credit thereunder, (ii) is a continuing agreement of subordination, (iii) shall be binding upon the Subordinating Creditors, the Applicable Debtors and their respective successors, transferees and assigns, and (iv) shall inure to the benefit of and be enforceable by the Lender Group and each of its respective successors, transferees and assigns. Without limiting the generality of the foregoing, subject to Section 14.1 of the Loan Agreement, the Lender Group may assign or otherwise transfer the Senior Debt to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to the Lender Group herein or otherwise. This Subordination Agreement shall continue to be effective (or, if previously terminated, reinstated), if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the Lender Group in connection with any Insolvency Proceeding or otherwise, all as though such payment had not been made.

5.    Rights in Insolvency Proceedings.  Each of the Subordinating Creditors hereby authorizes and empowers the Agent, for the benefit of the Lenders, in any Insolvency Proceeding (a) to file a proof of claim on behalf of the Subordinating Creditor with respect to the Subordinated Debt (i) if the Subordinating Creditor fails to file such proof of claim prior to thirty (30) days before the expiration of the time period during which such claims must be submitted, or (ii) if the Agent, in its Permitted Discretion, believes that any statements or assertions in a proof of claim filed by the Subordinating Creditor are not consistent with the terms and conditions hereof; provided, however, that any failure of the Agent to file such proof of claim shall not be deemed to be a waiver by the Lender Group of any of the rights and benefits granted herein by such Subordinating Creditor; (b) to accept and receive any payment or distribution which may be payable or deliverable at any time upon or in respect of the Subordinated Debt; and (c) to take such other action as may be necessary or advisable to effectuate the foregoing. Each of the Subordinating Creditors shall provide the Agent with a copy of any proof of claim filed by such Subordinating Creditor in any Insolvency Proceeding. Each of the Subordinating Creditors hereby agrees that, while it shall retain the right to vote its claims and, except as otherwise provided in this Subordination Agreement, otherwise act in any Insolvency Proceeding relative to the related Applicable Debtor (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), such Subordinating Creditor shall not: (i) take any action or vote in any way so as to directly or indirectly challenge or contest (A) the validity or the enforceability of the Loan Agreement, the other Loan Documents, or the liens and security interests granted to the Lender Group with respect to the Senior Debt, (B) the rights and duties of the Lender Group established in the Loan Agreement or any other Loan Documents, or (C) the validity or enforceability of this Subordination Agreement; (ii) seek, or acquiesce in any request, to convert an Insolvency Proceeding under chapter 11 of the Bankruptcy Code to a case under chapter 7 of the Bankruptcy Code; (iii) seek, or acquiesce in any request for, the appointment of a trustee or examiner with expanded powers for the related Applicable Debtor; (iv) propose, vote in favor of or otherwise approve a plan of reorganization, arrangement or liquidation unless it provides for repayment in full in cash of the Senior Debt or unless the Lender Group has approved of the treatment of their claims with respect to the Senior Debt under such plan; or (v) object to the treatment under a plan of reorganization or arrangement of the Lender Group’s claims with respect to the Senior

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Debt. The Agent and the Lenders hereby agree that, while they shall retain the right to vote its Senior Debt and otherwise act in any Insolvency Proceeding relative to the related Applicable Debtor (including, without limitation, the right to vote or accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), the Agent and the Lenders shall not take any action or vote in any way so as to contest the validity or enforceability of this Subordination Agreement.

6.    No Liability.  The Lender Group shall not in any event be liable for: (i) any failure to prove the Subordinated Debt; (ii) any failure to exercise any rights with respect thereto; (iii) any failure to collect any sums payable thereon; or (iv) any failure to take any action in connection therewith.

7.    Subordination Rights Not Impaired by Acts or Omissions of the Applicable Debtors or Holders of Senior Debt.  No right of the Agent, on behalf of the Lender Group, to enforce subordination as provided in this Subordination Agreement will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Subordinating Creditors or by any act or failure to act by the Lender Group, or by any noncompliance by the Subordinating Creditors or any agent thereof with the terms of this Subordination Agreement, regardless of any knowledge thereof with which any such Person may have or otherwise be charged. The Lender Group may extend, renew, modify or amend any terms of the Senior Debt or any security therefor or guaranty thereof and grant any waiver, release or consent in respect of, or release, sell or exchange such security and otherwise deal freely with the Applicable Debtors and their respective Affiliates, all without notice to or consent from the Subordinating Creditors and without in any way impairing or affecting this Subordination Agreement.

8.    Payments to the Subordinating Creditors When Senior Debt Not in Default.  Subject to Sections 9 and 10 of this Subordination Agreement, until this Subordination Agreement shall have been terminated in accordance with the terms and conditions hereof, the Applicable Debtors may not make any payment on, on account of or in respect of the Subordinated Debt other than payments permitted under the Loan Agreement.

9.    No Payment to Subordinating Creditors When Senior Debt in Default.

(a)  In the event that any Senior Default (as defined below) shall have occurred and be continuing, then no payment (whether in respect of principal, interest, or otherwise) in respect of the Subordinated Debt shall be made unless and until such Senior Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of the Senior Debt shall have been paid in full in cash, or provision shall have been made for such payment in full in cash or cash equivalents or otherwise in a manner satisfactory to the Agent. “Senior Default” means the occurrence and continuance of an Event of Default.

(b)  If any payments or distributions of assets of the Applicable Debtors of any kind or character, whether in cash, property or securities, are received by the Subordinating Creditors as payments in respect of the Subordinated Debt at a time when those payments or distributions should not have been made in accordance with Section 8 or subsection

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(a) of this Section 9, such payments or distributions shall be received and held for and shall be paid over to the Agent until all Senior Debt has been indefeasibly paid in full in cash.

(c)  The provisions of this Section 9 shall not apply to any payments with respect to which Section 10 would be applicable.

10.    Subordinated Debt Subordinated to Prior Payment of All Senior Debt in Insolvency Proceeding.  Upon any payment or distribution of assets of an Applicable Debtor of any kind, whether in cash, property or securities (including, without limitation, any issuance of securities by an Applicable Debtor), in connection with any Insolvency Proceeding:

(a)  the Lender Group shall first be entitled to receive payment in full in cash of all Senior Debt before the Subordinating Creditors shall be entitled to receive any payment or other distribution of assets in respect of the Subordinated Debt;

(b)  any payment or distribution of assets of such Applicable Debtor of any kind or character, whether in cash, property or securities (including, without limitation, any issuance of securities by such Applicable Debtor) to which the Subordinating Creditors would be entitled except for the provisions of this Subordination Agreement will be paid by such Applicable Debtor, the liquidating trustee or agent or such other Person making such a payment or distribution directly to the Lender Group to the extent necessary to make payment in full in cash of all Senior Debt remaining unpaid; and

(c)  if, notwithstanding the foregoing, any payment or distribution of assets of the related Applicable Debtor of any kind or character, whether in cash, property or securities (including, without limitation, any issuance of securities by the Applicable Debtors), is received by a Subordinating Creditor as payment in respect of the Subordinated Debt before all Senior Debt is indefeasibly paid in full in cash, such payment or distribution shall be received and held for and shall be paid over to the Agent or its representative for application to the payment of the Senior Debt until all Senior Debt has been indefeasibly paid in full in cash.

For the purposes of this Section 10, the words “cash, property or securities” shall not be deemed to include shares of stock of the Applicable Debtors as reorganized or readjusted or securities of any other corporation paid or distributed to a Subordinating Creditor by a plan of reorganization, arrangement or readjustment; provided that pursuant to such plan of reorganization, arrangement or readjustment the legal, equitable and contractual rights of the Lender Group under the Loan Documents are not, without the consent of the Lenders, altered by any such plan of reorganization, arrangement or readjustment (including, without limitation, such legal, equitable and contractual rights being impaired within the meaning of Section 1124 of the Bankruptcy Code or under other applicable legislation, or any impairment of the right to receive interest accruing during the pendency of an Insolvency Proceeding).

Each of the Applicable Debtors and Subordinating Creditors will give prompt written notice to the Agent of any Insolvency Proceeding.

11.    No Enforcement or Commencement of Any Proceedings.  Each of the Subordinating Creditors hereby agrees that, so long as any Senior Debt shall remain unpaid, or the Loan Agreement shall be in effect, such Subordinating Creditor will not (i) take, demand,

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receive or accelerate any payment of the Subordinated Debt, and the Applicable Debtors shall not give, make or permit any such payment, except to the extent expressly permitted by Sections 8, 9 and 10 of this Subordination Agreement, or (ii) so long as any Senior Default shall have occurred and be continuing, assert, participate in or bring, or join with any other creditor of the Applicable Debtors (other than the Lender Group) in asserting, participating in or bringing, any action, suit or proceeding either at law or in equity for the enforcement, collection or realization on the whole, or any part of the Subordinated Debt (“Commence Legal Action”).

12.    Action Against.  If the Subordinating Creditors, in violation of this Subordination Agreement, shall Commence Legal Action against an Applicable Debtor, such Applicable Debtor may interpose as a defense or dilatory plea the making of this Subordination Agreement, and the Lender Group is hereby irrevocably authorized to intervene and to interpose such defense or plea in their names or in the name of the related Applicable Debtor. If the Subordinating Creditors shall attempt to enforce, collect or realize upon any Subordinated Debt or any collateral, security or guarantees (if any) securing the Subordinated Debt in violation of this Subordination Agreement, the Applicable Debtors may, by virtue of this Subordination Agreement, restrain any such enforcement, collection or realization, or upon failure to do so, the Lender Group may restrain such enforcement, collection or realization, either in their own names or in the name of the Applicable Debtors.

13.    Endorsement of Note; Other Documents.  Each of the Subordinating Creditors agrees to mark all documents, agreements and instruments relating to the Subordinated Debt (the “Subordinated Loan Documents”) and all other evidences of, or instruments relating to, Subordinated Debt with a notation in substantially the following form:

“This Note is subject to the terms and provisions of the Subordination Agreement executed by the Payee in favor of Foothill Capital Corporation and the Lenders signatory to the Loan and Security Agreement dated December 24, 2002,”

and to deliver proof of such notation to the Lender Group. If the Lender Group requires the possession of any of the Subordinated Loan Documents in order to present claims or seek enforcement against the Applicable Debtors for payment under the Subordinated Loan Documents in accordance with the provisions of this Subordination Agreement, the Subordinating Creditors agree, subject to the terms hereof, to endorse and deliver such Subordinated Loan Documents to the Agent The Subordinating Creditors and the Applicable Debtors will at their expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary to protect any right or interest of the Lenders granted hereunder or to enable the Lender Group to exercise and enforce its rights and remedies hereunder.

14.    Modifications to the Subordinated Loan Documents.  Except as permitted under the Loan Agreement, none of the Subordinated Loan Documents shall be amended or otherwise modified without obtaining the prior written consent of the Agent so as to provide for (i) any increase in the rate of interest charged thereunder as in effect on the date hereof, (ii) any increase in the principal amount or any installment due thereunder, (iii) any reduction of the maturity date of any payment of principal or interest, (iv) the granting or obtaining of any

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collateral security or obtaining any lien on any collateral or (v) any other amendment or modification which would have a material adverse effect on the operations of the Applicable Debtors, the Lender Group’s security interests in the Collateral or the claims of the Lenders.

15.    No Impairment of Applicable Debtors’ Obligations.  Subject to all of the Lender Group’s rights as provided in this Subordination Agreement, nothing contained in this Subordination Agreement shall impair, as between the Applicable Debtors, on the one hand, and the Subordinating Creditors, on the other hand, the obligation of the Applicable Debtors, which is unconditional and absolute, to pay the Subordinated Debt to the Subordinating Creditor as and when all or any portion thereof shall become due and payable in accordance with its terms or prevent the Subordinating Creditors, upon any default under the Subordinated Debt, from exercising all rights, powers and remedies otherwise provided therein or by applicable law.

16.    Subrogation.  Until such time as all Senior Debt is indefeasibly paid in full in cash and this Subordination Agreement is terminated as provided herein, the Subordinating Creditors shall not assert or be entitled to any subrogation rights. Subject to the immediately preceding sentence, if any payment or distribution to which the Subordinating Creditors would otherwise have been entitled (but for the provisions of this Subordination Agreement) shall have been turned over to the Agent or otherwise applied to the payment of the Senior Debt pursuant to the provisions of this Subordination Agreement, then the Subordinating Creditors shall be entitled to receive from the Lender Group any payments or distributions received by the Lender Group in excess of the amount sufficient indefeasibly to pay all Senior Debt in full in cash, and upon such indefeasible payment in full in cash of the Senior Debt shall be subrogated (without any representation by, or any recourse whatsoever to the Lender Group) to all rights of the Lender Group to receive all further payments or distributions applicable to the Senior Debt or the Subordinated Debt until the Subordinated Debt shall have been paid in full. For purposes of the Subordinating Creditors’ subrogation rights hereunder, payments to the Lender Group with respect to the Senior Debt which the Subordinating Creditors would have been entitled to receive with respect to the Subordinated Debt but for the provisions of this Subordination Agreement shall not, as between the Applicable Debtors, their respective creditors (other than the Lender Group) and the Subordinating Creditors, be deemed payments with respect to the Senior Debt.

17.    Entire Agreement, etc.  This Subordination Agreement embodies the whole agreement of the parties and may not be modified except in writing executed and delivered by the parties hereto. The Lender Group’s failure to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other rights at any other time and from time to time thereafter, and such rights shall be considered as cumulative rather than alternative. No knowledge of any breach or other non-observance by the Subordinating Creditors of the terms and provisions of this Subordination Agreement shall constitute a waiver, nor a waiver of any obligations to be performed by the Subordinating Creditors hereunder.

18.    Notices.  All notices and other communications hereunder shall be sent in accordance with the provisions of, and to the addresses set forth in, Section 12 of the Loan Agreement.

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19.    Construction.  Except as otherwise expressly provided herein, the rules of interpretation set forth in Section 1.4 of the Loan Agreement shall apply mutatis mutandis to this Subordination Agreement.

20.    CHOICE OF LAW.  THIS SUBORDINATION AGREEMENT SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

21.    Counterparts; Effectiveness.  This Subordination Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Subordination Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and written or telephonic notification of such execution and authorization of delivery thereof has been received by the Subordinating Creditors, the Applicable Debtors and the Lender Group.

22.    Severability.  Any provision of this Subordination Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23.    Section Headings.  The section headings used in this Subordination Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

[Signature Page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Subordination Agreement effective as of the date first above written.

MERCATOR SOFTWARE, INC., a Delaware corporation

By:
Name:
Title:

MERCATOR SOFTWARE LIMITED, a company incorporated under the laws of England and Wales with company number 01293378

By:
Name:
Title:

Accepted and agreed to as of the date first above written: FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent

By:
Name:
Title:

SIGNATURE PAGE FOR THE INTERCOMPANY SUBORDINATION AGREEMENT

[FORM OF COUNTERPART SIGNATURE PAGE FOR ADDITIONAL BORROWERS OR RESTRICTED SUBSIDIARIES THAT AGENT REQUIRES TO BE SUBORDINATING CREDITORS]

IN WITNESS WHEREOF, the undersigned has caused this counterpart signature page to the Subordination Agreement to be duly executed and delivered as of the date set forth below, and the undersigned hereby agrees that, as of the Additional Borrower Effective Date, the undersigned shall be deemed to be a “Subordinating Creditor” for all purposes under the Subordination Agreement.

Dated as of                          , 200_

[NAME OF ADDITIONAL BORROWER OR RESTRICTED SUBSIDIARY]

By:
Name:
Title:

SIGNATURE PAGE FOR THE INTERCOMPANY SUBORDINATION AGREEMENT

COPYRIGHT SECURITY AGREEMENT

by and among

THE GRANTOR NAMED HEREIN,

as Grantor

and

FOOTHILL CAPITAL CORPORATION,

as Agent for the Lenders

Dated as of December 24, 2002

Schedule I—Copyrights and Copyright Registrations

Schedule II—Licenses

COPYRIGHT SECURITY AGREEMENT (the “Agreement”), dated December 24, 2002, made by the Person listed on the signature page hereof under the caption “Grantor” (the “Grantor”), to FOOTHILL CAPITAL CORPORATION (“Foothill”), as agent (the “Agent”) for the lenders (the “Lenders”) pursuant to the Loan and Security Agreement (as hereinafter defined).

PRELIMINARY STATEMENTS.

(1)  The Lenders, as lenders, and Foothill, as the arranger and administrative agent for the Lenders, have entered into a Loan and Security Agreement dated as of December 24, 2002 (said agreement, as it may hereafter be amended or otherwise modified from time to time, being the “Loan and Security Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), with Mercator Software, Inc., a Delaware corporation, and Mercator Software Limited, a company incorporated under the laws of England and Wales, as borrowers.

(2)  It is a condition precedent to the making of the initial Advance and Term Loan by the Lenders under the Loan and Security Agreement (or any other extension of credit provided for thereunder) that the Grantor shall have granted the assignment and security interest and made the pledge and assignment contemplated by the Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make the initial Advance and Term Loan (or otherwise extend credit) under the Loan and Security Agreement, the Grantor hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

SECTION 1.  Grant of Security.  The Grantor hereby assigns, pledges and grants to the Agent for its benefit and the ratable benefit of the Lenders, a security interest in all of the Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Copyright Collateral”):

(a)  all works of authorship, copyrights and copyright registrations, and any renewals thereof, including, without limitation, each copyright and copyright registration identified in Schedule I attached hereto and made a part hereof (which the Grantor may amend from time to time, provided that notice and copies thereof are promptly provided to the Agent), and including without limitation (i) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto (collectively, the “Copyrights”); and

(b)  all license agreements with any other Person in connection with any of the Copyrights or such other Person’s copyrights, whether the Grantor is a licensor or licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule II attached hereto and made a part hereof, subject, in each case, to the terms of such license agreements, including, without limitation, terms requiring consent to a grant of a security interest, and any right to prepare for sale, sell and advertise for sale, all Inventory (as defined in the Loan and Security Agreement) now or hereafter owned by the Grantor and now or hereafter covered by such licenses (collectively, the “Licenses”).

SECTION 2.  Security for Obligations.  The assignment, pledge and grant of a security interest in the Copyright Collateral by the Grantor pursuant to the Agreement secures the payment of all obligations of the Grantor now or hereafter existing under the Loan Documents, if any, whether for principal, interest, fees, expenses or otherwise (all such obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, the Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Grantor to the Lender Group under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Agent or any Lender or the Grantor.

SECTION 3.  The Grantor Remains Liable.  Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Copyright Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if the Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Copyright Collateral and (c) neither the Agent nor the Lenders shall have any obligation or liability under the contracts and agreements included in the Copyright Collateral by reason of the Agreement, nor shall the Agent nor any Lender be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4.  Representations and Warranties.  The Grantor represents and warrants as to itself and its Copyright Collateral as follows:

(a)  The Grantor is the sole, legal and beneficial owner of the entire right, title and interest in and to the copyrights and copyright registrations set forth in Schedule I hereto as being the property of the Grantor free and clear of any Lien, except for the security interest created by the Agreement and Permitted Liens. No security agreement, effective financing statement or other instrument similar in effect covering all or any part of the Copyright Collateral, that has not been terminated or released, is on file in any recording office in any jurisdiction (including, without limitation, the U.S. Copyright Office), except such as may have been filed in favor of the Agent relating to the Agreement or any other Loan Document, and the Grantor has not consented to the filing of financing or continuation statements covering all or part of the Copyright Collateral under the Uniform Commercial Code or any other applicable procedure, regulation or law of any foreign jurisdiction, or the filing of any other document or notice similar in effect (which has not been released or terminated) with the U.S. Copyright Office or any of its counterpart agencies in applicable foreign jurisdictions.

(b)  Set forth in Schedule I is a complete and accurate list of the material copyrights and copyright registrations owned by the Grantor. The Grantor has made all necessary filings and recordations to protect and maintain its interest in the copyright registrations set forth in Schedule I, including, without limitation, all necessary filings and

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recordings in the U.S. Copyright Office and all of its counterpart agencies in applicable foreign jurisdictions. Set forth in Schedule II is a complete and accurate list of the material Licenses owned by the Grantor in which the Grantor is (i) a licensor or (ii) a licensee.

(c)  Each copyright and copyright registration of the Grantor set forth in Schedule I is subsisting and has not been adjudged invalid, unregistrable or unenforceable, in whole or in part, and, to the best of the Grantor’s knowledge, is valid, registrable and enforceable. Each License of the Grantor identified in Schedule II is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the best of the Grantor’s knowledge, is valid and enforceable. The Grantor has notified the Agent in writing of all uses of any item of Copyright Collateral of which the Grantor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable, other than any such uses that would not cause or result in a Material Adverse Change.

(d)  The Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or encumbrance of any of the Copyright Collateral that has not been terminated or released. The Grantor has not granted any license (other than those listed on Schedule II hereto), release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Copyright Collateral so as to cause or result in a Material Adverse Change.

(e)  No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (A) for the grant by the Grantor of the assignment and security interest granted hereby or for the execution, delivery or performance of the Agreement by the Grantor, (B) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code and any other applicable procedure, regulation or law of any applicable foreign jurisdictions, and the filing with the U.S. Copyright Office and any of its counterpart agencies in applicable foreign jurisdictions of any other document or notice of similar effect, which financing statements, filings and other documents have been duly filed, or (C) for the exercise by the Agent of its rights provided for in the Agreement or the remedies in respect of the Copyright Collateral pursuant to the Agreement.

(f)  Except for the licenses listed on Schedule II hereto, the Grantor has no knowledge of the existence of any right or any claim that is likely to be made under any item of Copyright Collateral contained on Schedule I.

(g)  No claim has been made and is continuing or threatened that the use by the Grantor of any item of Copyright Collateral is invalid or unenforceable or that the use by the Grantor of any Copyright Collateral does or may violate the rights of any Person, other than any such claim which would not cause or result in a Material Adverse Change. To the best of the Grantor’s knowledge, there is currently no infringement or unauthorized use of any material item of Copyright Collateral contained on Schedule I.

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(h)  Grantor has no knowledge of the existence of any copyright or license agreement held or claimed by any other Person that would preclude the Grantor from distributing, marketing, selling or providing any product or service currently distributed, marketed, sold or provided by it, as the case may be, under or in connection with any of the Copyright Collateral (except, in each case, to the extent that the Grantor has granted an exclusive license to another Person, as set forth in Schedule II), or that would interfere with the ability of the Grantor to carry on its business as currently carried on, and the Grantor has no knowledge of any claim that would preclude or interfere with the business of the Grantor as currently carried on under any of the Copyright Collateral, other than any such copyright, license agreement or claim that would not cause or result in a Material Adverse Change.

SECTION 5.  Further Assurances.  (a) The Grantor shall from time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any part of the Copyright Collateral. Without limiting the generality of the foregoing, the Grantor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Agent, in its Permitted Discretion, deems necessary or desirable, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

(b)  The Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto (including, without limitation, by recording the Agreement with the U.S. Copyright Office and its counterpart agencies in all applicable foreign jurisdictions) relating to all or any part of the Copyright Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of the Agreement or any financing statement covering the Copyright Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c)  The Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Copyright Collateral and such other reports in connection with the Copyright Collateral as the Agent may reasonably request, all in reasonable detail.

(d)  The Grantor agrees that, should it obtain an ownership interest in any copyright, copyright registration or license which is not now a part of the Copyright Collateral, (i) the provisions of Section 1 shall automatically apply thereto, (ii) any such copyright, copyright registration or license, shall automatically become part of the Copyright Collateral, and (iii) with respect to any ownership interest in any copyright, copyright registration or license that the Grantor should obtain, it shall give prompt written notice thereof to the Agent in accordance with Section 13 hereof. The Grantor authorizes the Agent to modify the Agreement by amending Schedules I and II (and will cooperate reasonably with the Agent in effecting any such amendment) to include any copyright, copyright registration or License, which becomes part of the Copyright Collateral under this Section.

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(e)  With respect to each material item of the Copyright Collateral, to which it is now or later becomes entitled, the Grantor agrees, subject to the last sentence of this subsection, to take all necessary steps, including, without limitation, in the U.S. Copyright Office (and its counterpart agencies in applicable foreign jurisdictions) or in any court, to maintain each such copyright, copyright registration and License. Any expenses incurred in connection with such activities shall be borne by the Grantor. The Grantor shall not discontinue use of or otherwise abandon any copyright or copyright registration without the written consent of the Agent, unless the Grantor shall have previously determined that such use or the pursuit or maintenance of such registration is no longer desirable in the conduct of the Grantor’s business and that the loss thereof will not cause or result in a Material Adverse Change, in which case, the Grantor will give notice of any such abandonment to the Agent pursuant to the terms of Section 13 hereof.

(f)  The Grantor agrees to notify the Agent promptly and in writing if it learns (i) that any material item of the Copyright Collateral contained on Schedule I may be determined to have become abandoned or dedicated or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Copyright Office or any of its counterpart agencies in applicable foreign jurisdictions, or in any court) regarding any item of the Copyright Collateral that would cause or result in a Material Adverse Change.

(g)  In the event that the Grantor becomes aware that any item of the Copyright Collateral is infringed or misappropriated by a third party, the Grantor shall promptly notify the Agent and shall take such actions as the Grantor or the Agent reasonably deems appropriate under the circumstances to protect such Copyright Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation, unless any such infringement or misappropriation would not cause or result in a Material Adverse Change. Any expense incurred in connection with such activities shall be borne by the Grantor.

(h)  The Grantor shall to the extent it deems reasonable in its best business judgment use proper statutory notice or other proper notice designation in connection with its use of each of its works of authorship in accordance with the applicable procedure, regulation or law of each applicable jurisdiction.

(i)  The Grantor shall take all steps which it or the Agent deems appropriate under the circumstances to preserve and protect its Copyright Collateral.

SECTION 6.  Transfers and Other Liens.  The Grantor shall not, (a) except with respect to Permitted Dispositions, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any item of the Copyright Collateral, or (b) create or suffer to exist any Lien upon or with respect to any of the Copyright Collateral except for the pledge, assignment, and security interest created by the Agreement or Permitted Liens.

SECTION 7.  The Agent Appointed Attorney-in-Fact.  The Grantor hereby irrevocably appoints the Agent as the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the

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Agent’s discretion after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of the Agreement, including, without limitation:

(a)  to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Copyright Collateral,

(b)  to receive, indorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

(c)  to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any payments relating to any of the Copyright Collateral or otherwise to enforce the rights of the Agent with respect to any of the Copyright Collateral.

To the extent permitted by law, the Grantor hereby ratifies all that the Agent shall lawfully do or cause to be done as attorney-in-fact for the Grantor. This power of attorney is a power coupled with an interest and is irrevocable.

SECTION 8.  The Agent May Perform.  If the Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement after reasonable notice to the Grantor to the extent practicable, and the expenses of the Agent incurred in connection therewith shall be payable by the Grantor under Section 11.

SECTION 9.  The Agent’s Duties.  The powers conferred on the Agent hereunder are solely to protect its interest in the Copyright Collateral and shall not impose any duty upon the Agent to exercise any such powers. Except for the safe custody of any Copyright Collateral in its possession and the accounting for any moneys actually received by it hereunder, the Agent shall have no duty as to any Copyright Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Copyright Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Copyright Collateral in its possession if such Copyright Collateral is accorded treatment substantially equal to that which the Agent accords its own property.

SECTION 10.  Remedies.  If any Event of Default shall have occurred and be continuing and if the Agent has taken or is taking remedial actions in respect of the Collateral that is Inventory or Accounts:

(a)  The Agent may exercise in respect of the Copyright Collateral, in addition to other rights and remedies provided for herein or otherwise available to it and to the fullest extent permitted by law, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the “N.Y. Uniform Commercial Code”) (whether or not the N.Y. Uniform Commercial Code applies to the affected Copyright Collateral) and also may (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the documents and things embodying the Copyright Collateral as directed by the Agent and make

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them available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties, (ii) occupy any premises owned or leased by the Grantor, subject to Section 9.1(f) of the Loan and Security Agreement, where documents and things embodying the Copyright Collateral or any part thereof are assembled for a reasonable period in order to effectuate the Agent’s rights and remedies hereunder or under law, without obligation to the Grantor in respect of such occupation, and (iii) without notice except as specified below, sell the Copyright Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. In the event of any sale, assignment, or other disposition of any of the Copyright Collateral, the Grantor shall supply to the Agent or its designee the Grantor’s know-how and expertise, and documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Copyright Collateral subject to such disposition, and the Grantor’s customer lists and other records and documents relating to such Copyright Collateral and to the manufacture, distribution, advertising and sale of such products and services. The Grantor agrees that, to the extent notice of sale shall be required by applicable law, at least ten (10) days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Copyright Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)  All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Copyright Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 11) in whole or in part by the Agent for the ratable benefit of the Lenders against, all or any part of the Secured Obligations in accordance with Section 2.4 of the Loan and Security Agreement. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c)  The Agent may exercise any and all rights and remedies of the Grantor under or otherwise in respect of the Copyright Collateral.

(d)  All payments received by the Grantor under or in connection with any of the Copyright Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

SECTION 11.  Indemnity and Expenses.   (a) The Grantor agrees to indemnify the Agent-Related Persons, the Lender-Related Persons and the Participants (each, an “Indemnified Party”) from and against any and all claims, losses and liabilities arising out of or resulting from the Agreement (including, without limitation, enforcement of the Agreement), except claims, losses or liabilities resulting from an Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

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(b)   The Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of the Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Copyright Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

SECTION 12.   Amendments, Waivers, Etc.   No amendment or waiver of any provision of the Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the case of an amendment, by the Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

SECTION 13.   Addresses for Notices.   All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication), and mailed, telegraphed, telecopied, telexed, cabled or delivered to the Grantor, addressed to it at its address specified in the Loan and Security Agreement, or to the Agent, addressed to it at its address specified in the Loan and Security Agreement or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 13. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback, or delivered to the cable company, respectively, addressed as aforesaid.

SECTION 14.   Continuing Security Interest; Assignments Under the Loan and Security Agreement.   The Agreement shall create a continuing security interest in the Copyright Collateral and shall (a) remain in full force and effect until the later of the payment in full in cash of all of the Secured Obligations and the effective date of termination or expiration of the Loan and Security Agreement, (b) be binding upon the Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Agent and any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Loan and Security Agreement, to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as provided in Section 14 of the Loan and Security Agreement.

SECTION 15.   Release and Termination. (a)   Upon any sale, lease, transfer or other disposition of any item of Copyright Collateral in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence the release of such item of Copyright Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such

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request and such release and after giving effect thereto no Default shall have occurred and be continuing, (ii) the Grantor shall have delivered to the Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release describing the item of the Copyright Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Agent and a certification by the Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied in accordance with Section 2.4 of the Loan and Security Agreement shall be paid to, or in accordance with the instructions of, the Agent at the closing.

(b)  Upon the later of the payment in full in cash of all of the Secured Obligations and the effective date of termination or expiration of the Loan and Security Agreement, the pledge, assignment, and security interest granted hereby shall terminate and all rights to the Copyright Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof shall revert to the Grantor. Upon any such termination, the Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 16.   Governing Law; Terms.   THE AGREEMENT SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COPYRIGHT COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Loan and Security Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

SECTION 17.   Consent to Jurisdiction.   The Grantor agrees that any suit for the enforcement of the Agreement shall be tried and litigated only in the state and federal courts located in the County of New York, State of New York, provided, however, that any suit seeking enforcement against any collateral or other property may be brought, at Agent’s option, in the courts of any jurisdiction where Agent elects to bring such action or where such collateral or other property may be found. The Grantor waives, to the extent permitted under applicable law, any right it may have to assert the doctrine of forum non conveniens or to object to the venue (to the extent any proceeding is brought in accordance with the terms of the Loan and Security Agreement and the Agreement).

SECTION 18.   Waiver of Jury Trial.   The Grantor hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Agreement, the transactions contemplated hereby or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement hereof.

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SECTION 19.    Severability.   Any provision of the Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 20.    Section Headings.   The section headings used in the Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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IN WITNESS WHEREOF, the Grantor has caused the Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

GRANTOR:
MERCATOR SOFTWARE, INC., a Delaware Corporation, as Grantor

By:
Title:

Agreed and consented to as of
the date first above written:

FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent

By:
Title:

SIGNATURE PAGE FOR THE COPYRIGHT SECURITY AGREEMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the __  day of December, 2002, before me personally came ________________________________________to me known, who, being by me duly sworn, did depose and say he resides at ______________________________________________________ _________________________________________________________________ and that he is the ____________________of MERCATOR SOFTWARE, INC., the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.

______________________
Notary Public

[Notarial Seal]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the __day of December, 2002, before me personally came _________________________________________to me known, who, being by me duly sworn, did depose and say he resides at _____________________________________________________
_______________________________________________________________________________and that he is the of FOOTHILL CAPITAL CORPORATION, the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he has signed said instrument on behalf of said corporation pursuant to said authority.

______________________
Notary Public

[Notarial Seal]

SCHEDULE I: COPYRIGHTS AND COPYRIGHT REGISTRATIONS

SEE ATTACHED.

SCHEDULE II: LICENSES

1.	Software Deposit Agreement between Mercator Software, Inc. and Recall Total Information Management (f/k/a Brambles NSD), dated June 18, 1999 (Escrow Agreement).

2.
Source Code Escrow Agreements between Recall Total Information Management and certain Mercator customers for the purposes of authorizing access to Mercator Software to such customers under limited circumstances pursuant to each such agreement.

PATENT SECURITY AGREEMENT

by and among

THE GRANTOR NAMED HEREIN,

as Grantor

and

FOOTHILL CAPITAL CORPORATION,

as Agent for the Lenders

Dated as of December 24, 2002

Table of Contents

Section

PARTIES	1

PRELIMINARY STATEMENTS	1

1.	Grant of Security	1
2.	Security for Obligations	2
3.	The Grantor Remain Liable	2
4.	Representations and Warranties	2
5.	Further Assurances	4
6.	Transfers and Other Liens	6
7.	The Collateral Agent Appointed Attorney-in-Fact	6
8.	The Collateral Agent May Perform	6
9.	The Collateral Agent’s Duties	6
10.	Remedies	6
11.	Indemnity and Expenses	8
12.	Amendments, Waivers, Etc	8
13.	Addresses for Notices	8
14.	Continuing Security Interest; Assignments Under the Loan and Security Agreement	8
15.	Release and Termination	9
16.	Governing Law; Terms	9
17.	Consent to Jurisdiction	9
18.	Waiver of Jury Trial	10
19.	Severability	10
20.	Section Headings	10

SIGNATURES	10

Schedule I—Patents and Patent Applications

Schedule II—Licenses

i

PATENT SECURITY AGREEMENT (the Agreement”), dated December 24, 2002, made by the Person listed on the signature page hereof under the caption “Grantor” (the “Grantor”), to FOOTHILL CAPITAL CORPORATION (“Foothill”), as agent (the “Agent”) for the lenders (the “Lenders”) pursuant to the Loan and Security Agreement (as hereinafter defined).

PRELIMINARY STATEMENTS.

(1)    The Lenders, as lenders, and Foothill, as the arranger and administrative agent for the Lenders, have entered into a Loan and Security Agreement dated as of December 24, 2002 (said agreement, as it may hereafter be amended or otherwise modified from time to time, being the “Loan and Security Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), with Mercator Software, Inc., a Delaware corporation, and Mercator Software Limited, a company incorporated under the laws of England and Wales, as borrowers.

(2)    It is a condition precedent to the making of the initial Advance and Term Loan by the Lenders under the Loan and Security Agreement (or any other extension of credit provided for thereunder) that the Grantor shall have granted the assignment and security interest and made the pledge and assignment contemplated by the Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make the initial Advance and Term Loan (or otherwise extend credit) under the Loan and Security Agreement, the Grantor hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

SECTION 1.    Grant of Security.  The Grantor hereby assigns, pledges and grants to the Agent for its benefit and the ratable benefit of the Lenders a security interest in all of the Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Patent Collateral”):

(a)  each patent, patent application and patentable invention, including, without limitation, each patent and patent application identified in Schedule I attached hereto and made a part hereof (which the Grantor may amend from time to time, provided that notice and copies thereof are promptly provided to the Agent), and including without limitation (i) all inventions and improvements described and claimed therein, and patentable inventions, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iv) all rights corresponding thereto throughout the world and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto (collectively, the “Patents”); and

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(b)  all license agreements with any other Person in connection with any of the Patents or such other Person’s patents, whether the Grantor is a licensor or licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule II attached hereto and made a part hereof, subject, in each case, to the terms of such license agreements, including, without limitation, terms requiring consent to a grant of a security interest, and any right to prepare for sale, sell and advertise for sale, all Inventory (as defined in the Loan and Security Agreement) now or hereafter owned by the Grantor and now or hereafter covered by such licenses (collectively, the “Licenses”).

SECTION 2.    Security for Obligations.  The assignment, pledge and grant of a security interest in the Patent Collateral by the Grantor pursuant to the Agreement secures the payment of all obligations of the Grantor now or hereafter existing under the Loan Documents, if any, whether for principal, interest, fees, expenses or otherwise (all such obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, the Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Grantor to the Lender Group under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Agent or any Lender or Grantor.

SECTION 3.    The Grantor Remains Liable.  Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Patent Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if the Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Patent Collateral and (c) neither the Agent nor the Lenders shall have any obligation or liability under the contracts and agreements included in the Patent Collateral by reason of the Agreement, nor shall the Agent nor any Lender be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4.    Representations and Warranties.  The Grantor represents and warrants as to itself and its Patent Collateral as follows:

(a)  The Grantor is the sole, legal and beneficial owner of the entire right, title and interest in and to the patents and patent applications set forth in Schedule I hereto as being the property of the Grantor free and clear of any Lien, except for the security interest created by the Agreement and Permitted Liens. No security agreement, effective financing statement or other instrument similar in effect covering all or any part of the Patent Collateral, that has not been terminated or released, is on file in any recording office in any jurisdiction (including, without limitation, the U.S. Patent and Trademark Office), except such as may have been filed in favor of the Agent relating to the Agreement or any other Loan Document, and the Grantor has not consented to the filing of financing or continuation statements covering all or any part of the Patent Collateral under the Uniform Commercial Code (or any other applicable procedure, regulation or law of any foreign jurisdiction), or the filing of any other document or notice similar in effect (which has not been released or terminated) with the U.S. Patent and Trademark Office or any of its counterpart agencies in applicable foreign jurisdictions.

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(b)  Set forth in Schedule I is a complete and accurate list of the material patents and patent applications owned by the Grantor. The Grantor has made all necessary filings and recordations to protect and maintain, as applicable, its interest in the patents and patent applications set forth in Schedule I, including, without limitation, all necessary filings and recordings in the U.S. Patent and Trademark Office and all of its counterpart agencies in applicable foreign jurisdictions. Set forth in Schedule II is a complete and accurate list of the material Licenses owned by the Grantor in which the Grantor is (i) a licensor or (ii) a licensee.

(c)   Each patent and patent application of the Grantor set forth in Schedule I is subsisting and has not been adjudged invalid, unpatentable or unenforceable, in whole or in part, and, to the best of the Grantor’s knowledge, is valid, subsisting, patentable and enforceable. Each License of the Grantor identified in Schedule II is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the best of the Grantor’s knowledge, is valid and enforceable. The Grantor has notified the Agent in writing of all uses of any item of Patent Collateral of which the Grantor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable, other than any such uses that would not cause or result in a Material Adverse Change.

(d)  The Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or encumbrance of any of the Patent Collateral that has not been terminated or released. The Grantor has not granted any license (other than those listed on Schedule II hereto), shop right, release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Patent Collateral so as to cause or result in a Material Adverse Change.

(e)  No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party, as applicable, is required either (A) for the grant by the Grantor of the assignment and security interest granted hereby or for the execution, delivery or performance of the Agreement by the Grantor, (B) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code and any other applicable procedure, regulation or law of applicable foreign jurisdictions, and the filing with the U.S. Patent and Trademark Office and any of its counterpart agencies in applicable foreign jurisdictions of any other document or notice similar in effect, which financing statements, documents and other filings have been duly filed, or (C) for the exercise by the Agent of its rights provided for in the Agreement or the remedies in respect of the Patent Collateral pursuant to the Agreement.

(f)  Except for the licenses listed on Schedule II hereto, the Grantor has no knowledge of the existence of any right or any claim that is likely to be made under any item of Patent Collateral contained on Schedule I.

(g)  No claim has been made and is continuing or threatened that the use by the Grantor of any item of Patent Collateral is invalid or unenforceable or that the use by the Grantor of any Patent Collateral does or may violate the rights of any Person, other than any such claim which would not cause or result in a Material Adverse Change. To the best of the

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Grantor’s knowledge, there is currently no infringement or unauthorized use of any material item of Patent Collateral contained on Schedule I.

(h)  The Grantor has no knowledge of the existence of any patent or license agreement held or claimed by any other Person that would preclude the Grantor from distributing, marketing, selling or providing any product sold or provided by it, as the case may be, under or in connection with any of the Patent Collateral (except, in each case, to the extent that the Grantor has granted an exclusive license to another Person, as set forth in Schedule II), or that would interfere with the ability of the Grantor to carry on its business as currently carried on, and Grantor has no knowledge of any claim that would preclude or interfere with the business of the Grantor as currently carried on under any of the Patent Collateral, other than any such patent, license agreement or claim that would not cause or result in a Material Adverse Change.

SECTION 5.    Further Assurances.  (a) The Grantor shall from time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any part of the Patent Collateral. Without limiting the generality of the foregoing, the Grantor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Agent, in its Permitted Discretion, deems necessary or desirable in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

(b)  The Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto (including, without limitation, by recording the Agreement with the U.S. Patent and Trademark Office and its counterpart agencies in all applicable foreign jurisdictions) relating to all or any part of the Patent Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of the Agreement or any financing statement covering the Patent Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c)  The Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Patent Collateral and such other reports in connection with the Patent Collateral as the Agent may reasonably request, all in reasonable detail.

(d)  The Grantor agrees that, should it obtain an ownership interest in any patent, patent application or patent license which is not now a part of the Patent Collateral, (i) the provisions of Section 1 shall automatically apply thereto, (ii) any such patent, patent application or patent license shall automatically become part of the Patent Collateral, and (iii) with respect to any ownership interest in any patent, patent application or patent license that the Grantor should obtain, it shall give prompt written notice thereof to the Agent in accordance with Section 13 hereof. The Grantor authorizes the Agent to modify the Agreement by amending Schedules I and II (and will cooperate reasonably with the Agent in effecting any such amendment) to

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include any patent, patent application or License which becomes part of the Patent Collateral under this Section.

(e)  With respect to each material patent, patent application and License to which it is now or later becomes entitled, the Grantor agrees, subject to the last sentence of this subsection, to take all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office (and its counterpart agencies in applicable foreign jurisdictions) or in any court, to (i) maintain each such patent, patent application and License, and (ii) pursue each such patent application, now or hereafter included in the Patent Collateral, including, without limitation, the filing of divisional, continuation, continuation-in-part and substitute applications, the filing of applications for reissue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, infringement and misappropriation proceedings. Any expenses incurred in connection with such activities shall be borne by the Grantor. The Grantor shall not abandon or decide not to pursue any right to file any patent application, or abandon any patent pending application or patent, without the written consent of the Agent, unless the loss thereof will not cause or result in a Material Adverse Change, in which case, the Grantor will give notice of any such abandonment to the Agent pursuant to the terms of Section 13 hereof.

(f)  The Grantor agrees to notify the Agent promptly and in writing if it learns (i) that any material item of the Patent Collateral contained on Schedule I may be determined to have become abandoned or dedicated or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or its counterpart agencies in applicable foreign jurisdictions, or any court) regarding any item of the Patent Collateral that would cause or result in a Material Adverse Change.

(g)  In the event that the Grantor becomes aware that any item of the Patent Collateral is infringed or misappropriated by a third party, the Grantor shall promptly notify the Agent and shall take such actions as the Grantor or the Agent reasonably deems appropriate under the circumstances to protect such Patent Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation, unless any such infringement or misappropriation would not cause or result in a Material Adverse Change. Any expense incurred in connection with such activities shall be borne by the Grantor.

(h)  The Grantor shall to the extent it deems reasonable in its best business judgment mark its products with the numbers of the appropriate patents or the designation “patent pending,” as the case may be, in accordance with 35 U.S.C. Section 287(a) or, for sales outside of the United States, in accordance with the counterpart of U.S.C. Section 287(a), if any, of the patent laws of the applicable jurisdiction.

(i)  The Grantor shall take all steps which it or the Agent deems appropriate in accordance with the existing practices of the Grantor to protect the secrecy of all trade secrets of the Grantor and shall take all other steps it shall deem necessary to enable it to comply with the covenants made in the Agreement.

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SECTION 6.    Transfers and Other Liens.  Grantor shall not, (a) except for Permitted Dispositions, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any item of the Patent Collateral or (b) create or suffer to exist any Lien upon or with respect to any of the Patent Collateral except for the pledge, assignment, and security interest created by the Agreement or Permitted Liens.

SECTION 7.    The Agent Appointed Attorney-in-Fact.  The Grantor hereby irrevocably appoints the Agent as the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Agent’s discretion after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of the Agreement, including, without limitation:

(a)  to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Patent Collateral,

(b)  to receive, indorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

(c)  to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any payments relating to any of the Patent Collateral or otherwise to enforce the rights of the Agent with respect to any of the Patent Collateral.

To the extent permitted by law, the Grantor hereby ratifies all that the Agent shall lawfully do or cause to be done as attorney-in-fact for the Grantor. This power of attorney is a power coupled with an interest and is irrevocable.

SECTION 8.    The Agent May Perform.  If the Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement after reasonable notice to the Grantor to the extent practicable, and the expenses of the Agent incurred in connection therewith shall be payable by the Grantor under Section 11.

SECTION 9.    The Agent’s Duties.  The powers conferred on the Agent hereunder are solely to protect its interest in the Patent Collateral and shall not impose any duty upon the Agent to exercise any such powers. Except for the safe custody of any Patent Collateral in its possession and the accounting for any moneys actually received by it hereunder, the Agent shall have no duty as to any Patent Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Patent Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Patent Collateral in its possession if such Patent Collateral is accorded treatment substantially equal to that which the Agent accords its own property.

SECTION 10.    Remedies.  If any Event of Default shall have occurred and be continuing and if the Agent has taken or is taking remedial actions in respect of the Collateral that is Inventory or Accounts:

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(a)  The Agent may exercise in respect of the Patent Collateral, in addition to other rights and remedies provided for herein or otherwise available to it and to the fullest extent permitted by law, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the “N.Y. Uniform Commercial Code”) (whether or not the N.Y. Uniform Commercial Code applies to the affected Patent Collateral) and also may (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the documents and things embodying the Patent Collateral as directed by the Agent and make them available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties, (ii) occupy any premises owned or leased by the Grantor, subject to Section 9.1(f) of the Loan and Security Agreement, where documents and things embodying the Patent Collateral or any part thereof are assembled for a reasonable period in order to effectuate the Agent’s rights and remedies hereunder or under law, without obligation to the Grantor in respect of such occupation, and (iii) without notice except as specified below, sell the Patent Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. In the event of any sale, assignment, or other disposition of any of the Patent Collateral, the Grantor shall supply to the Agent or its designee the Grantor’s know-how and expertise, and documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Patent Collateral subject to such disposition, and the Grantor’s customer lists and other records and documents relating to such Patent Collateral and to the manufacture, distribution, advertising and sale of such products and services. The Grantor agrees that, to the extent notice of sale shall be required by applicable law, at least ten (10) days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Patent Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)  All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Patent Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 11) in whole or in part by the Agent for the ratable benefit of the Lenders against, all or any part of the Secured Obligations in accordance with Section 2.4 of the Loan and Security Agreement. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c)  The Agent may exercise any and all rights and remedies of the Grantor under or otherwise in respect of the Patent Collateral.

(d)  All payments received by the Grantor under or in connection with any of the Patent Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

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SECTION 11.    Indemnity and Expenses.  (a) The Grantor agrees to indemnify the Agent-Related Persons, the Lender-Related Persons and the Participants (each, an “Indemnified Party”) from and against any and all claims, losses and liabilities arising out of or resulting from the Agreement (including, without limitation, enforcement of the Agreement), except claims, losses or liabilities resulting from an Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b)  The Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of the Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Patent Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

SECTION 12.    Amendments, Waivers, Etc  No amendment or waiver of any provision of the Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the case of an amendment, by the Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

SECTION 13.    Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication), and mailed, telegraphed, telecopied, telexed, cabled or delivered to the Grantor, addressed to it at its address specified in the Loan and Security Agreement, or to the Agent, addressed to it at its address specified in the Loan and Security Agreement or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 13. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback, or delivered to the cable company, respectively, addressed as aforesaid.

SECTION 14.    Continuing Security Interest; Assignments Under the Loan and Security Agreement.  The Agreement shall create a continuing security interest in the Patent Collateral and shall (a) remain in full force and effect until the later of the payment in full in cash of all of the Secured Obligations and the effective date of termination or expiration of the Loan and Security Agreement, (b) be binding upon the Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Agent and any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Loan and Security Agreement, to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as provided in Section 14 of the Loan and Security Agreement.

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SECTION 15.     Release and Termination.  (a) Upon any sale, lease, transfer or other disposition of any item of Patent Collateral in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence the release of such item of Patent Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release and after giving effect thereto no Default shall have occurred and be continuing, (ii) the Grantor shall have delivered to the Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release describing the item of the Patent Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Agent and a certification by the Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied in accordance with Section 2.4 of the Loan and Security Agreement shall be paid to, or in accordance with the instructions of, the Agent at the closing.

(b)    Upon the later of the payment in full in cash of all of the Secured Obligations and the effective date of termination or expiration of the Loan and Security Agreement, the pledge, assignment, and security interest granted hereby shall terminate and all rights to the Patent Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof shall revert to the Grantor. Upon any such termination, the Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 16.    Governing Law; Terms.  THE AGREEMENT SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PATENT COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Loan and Security Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

SECTION 17.    Consent to Jurisdiction.  The Grantor agrees that any suit for the enforcement of the Agreement shall be tried and litigated only in the state and federal courts located in the County of New York, State of New York, provided, however, that any suit seeking enforcement against any collateral or other property may be brought, at Agent’s option, in the courts of any jurisdiction where Agent elects to bring such action or where such collateral or other property may be found. The Grantor waives, to the extent permitted under applicable law, any right it may have to assert the doctrine of forum non conveniens or to object to the venue (to the extent any proceeding is brought in accordance with the terms of the Loan and Security Agreement and the Agreement).

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SECTION 18.    Waiver of Jury Trial.  The Grantor hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Agreement, the transactions contemplated hereby or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement hereof.

SECTION 19.    Severability.  Any provision of the Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 20.    Section Headings.  The section headings used in the Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

[Signature Page to follow]

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IN WITNESS WHEREOF, the Grantor has caused the Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

GRANTOR:

MERCATOR SOFTWARE, INC., a Delaware corporation, as Grantor

By:
Title:

Agreed and consented to as of
the date first above written:

FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent

By:
Title:

SIGNATURE PAGE FOR THE PATENT SECURITY AGREEMENT

STATE OF NEW YORK )

) ss.:

COUNTY OF NEW YORK )

On the      day of December, 2002, before me personally came                                                                                   to me known, who, being by me duly sworn, did depose and say he resides at                                                                                   and that he is the                                                       of MERCATOR SOFTWARE, INC., the corporation decribed in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said entity; and that he signed said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.

Notary Public

[Notarial Seal]

STATE OF NEW YORK )

) ss.:

COUNTY OF NEW YORK )

On the      day of December, 2002, before me personally came                                                                                   to me known, who, being by me duly sworn, did depose and say he resides at                                                                               and that he is the                                                           of MERCATOR SOFTWARE, LTD., the entity described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said entity; and that he signed said instrument on behalf of said entity pursuant to said authority.

Notary Public

[Notarial Seal]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the      day of December, 2002, before me personally came                                          to me known, who, being by me duly sworn, did depose and say he resides at                                                                                                        and that he is the                              of FOOTHILL CAPITAL CORPORATION, the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he has signed said instrument on behalf of said corporation pursuant to said authority.

Notary Public

[Notarial Seal]

SCHEDULE I: PATENTS AND PATENT APPLICATIONS

NONE

SCHEDULE II: LICENSES

NONE

TRADEMARK SECURITY AGREEMENT

by and among

THE GRANTOR NAMED HEREIN,

as Grantor

and

FOOTHILL CAPITAL CORPORATION,

as Agent for the Lenders

Dated as of December 24, 2002

TRADEMARK SECURITY AGREEMENT (the “Agreement”), dated December 24, 2002, made by the Person listed on the signature page hereof under the caption “Grantor” (the “Grantor”), to FOOTHILL CAPITAL CORPORATION (“Foothill”), as agent (the “Agent”) for the lenders (the “Lenders”) pursuant to the Loan and Security Agreement (as hereinafter defined).

PRELIMINARY STATEMENTS.

(1)    The Lenders, as lenders, and Foothill, as the arranger and administrative agent for the Lenders, have entered into a Loan and Security Agreement dated as of December 24, 2002 (said agreement, as it may hereafter be amended or otherwise modified from time to time, being the “Loan and Security Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), with Mercator Software, Inc., a Delaware corporation, and Mercator Software Limited, a company incorporated under the laws of England and Wales, as borrowers.

(2)    It is a condition precedent to the making of the initial Advance and Term Loan by the Lenders under the Loan and Security Agreement (or any other extension of credit provided for thereunder) that the Grantor shall have granted the assignment and security interest and made the pledge and assignment contemplated by the Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make the initial Advance and Term Loan (or otherwise extend credit) under the Loan and Security Agreement, the Grantor hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

SECTION 1.    Grant of Security.    The Grantor hereby assigns, pledges and grants to the Agent for its benefit and the ratable benefit of the Lenders a security interest in, all of the Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Trademark Collateral”):

(a)    all trademarks, service marks, trade names, trade dress or other indicia of trade origin, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed), and any renewals thereof, including, without limitation, each registration and application identified in Schedule I attached hereto and made a part hereof (which the Grantor may amend from time to time, provided that notice and copies thereof are promptly provided to the Agent), and including without limitation (i) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin (collectively, the “Trademarks”); and

(b)    all license agreements with any other Person in connection with any of the Trademarks or such other Person’s names or marks, whether the Grantor is a licensor or licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule II attached hereto and made a part hereof, subject, in each case, to the terms of such license agreements, including, without limitation, terms requiring consent to a grant of a security interest, and any right to prepare for sale, sell and advertise for sale, all Inventory (as defined in the Loan and Security Agreement) now or hereafter owned by the Grantor and now or hereafter covered by such licenses (collectively, the “Licenses”).

SECTION 2.    Security for Obligations.    The assignment, pledge and grant of a security interest in the Trademark Collateral by the Grantor pursuant to the Agreement secures the payment of all obligations of the Grantor now or hereafter existing under the Loan Documents, if any, whether for principal, interest, fees, expenses or otherwise (all such obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, the Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Grantor to the Lender Group under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Agent, any Lender or the Grantor.

SECTION 3.    The Grantor Remains Liable.    Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Trademark Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if the Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Trademark Collateral and (c) neither the Agent nor the Lenders shall have any obligation or liability under the contracts and agreements included in the Trademark Collateral by reason of the Agreement, nor shall the Agent nor any Lender be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4.    Representations and Warranties.    The Grantor represents and warrants as to itself and its Trademark Collateral as follows:

(a)    The Grantor is the sole, legal and beneficial owner of the entire right, title and interest in and to the trademark registrations and applications for registration set forth in Schedule I hereto as being the property of the Grantor free and clear of any Lien, except for the security interest created by the Agreement and Permitted Liens. No security agreement, effective financing statement or other instrument similar in effect covering all or any part of the Trademark Collateral, that has not been terminated or released, is on file in any recording office in any jurisdiction in which Trademarks are used (including, without limitation, the U.S. Patent and Trademark Office), except such as may have been filed in favor of the Agent relating to the Agreement or any other Loan Document, and the Grantor has not consented to the filing of financing or continuation statements covering all or any part of the Trademark Collateral under

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the Uniform Commercial Code or any other applicable procedure, regulation or law of any foreign jurisdiction in which Trademarks are used, or the filing of any other document or notice similar in effect (which has not been released or terminated) with the U.S. Patent and Trademark Office or any of its counterpart agencies in foreign jurisdictions in which Trademarks are used.

(b)    Set forth in Schedule I is a complete and accurate list of the material trademark registrations and applications for registration owned by the Grantor. The Grantor has made all necessary filings and recordations to protect and maintain its interest in the trademark registrations and applications for registration set forth in Schedule I, including, without limitation, all necessary filings and recordings in the U.S. Patent and Trademark Office and all of its counterpart agencies in foreign jurisdictions in which Trademarks are used. Set forth in Schedule II is a complete and accurate list of the material Licenses owned by the Grantor in which the Grantor is (i) a licensor or (ii) a licensee.

(c)    Each trademark registration and application for registration of the Grantor set forth in Schedule I, is subsisting and has not been adjudged invalid, unregistrable or unenforceable in whole or in part, and, to the best of the Grantor’s knowledge, is valid, registrable and enforceable. Each License of the Grantor identified in Schedule II is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and to the best of the Grantor’s knowledge, is valid and enforceable. The Grantor has notified the Agent in writing of all uses of any item of Trademark Collateral of which the Grantor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable, including unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with such Trademark Collateral, other than any such uses that would not cause or result in a Material Adverse Change.

(d)    The Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or encumbrance of any of the Trademark Collateral that has not been terminated or released. The Grantor has not granted any license (other than those listed on Schedule II hereto), release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Trademark Collateral so as to cause or result in a Material Adverse Change.

(e)    No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (A) for the grant by the Grantor of the assignment and security interest granted hereby or for the execution, delivery or performance of the Agreement by the Grantor, (B) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code and any other applicable procedure, regulation or law of foreign jurisdictions in which Trademarks are used, and the filing with the U.S. Patent and Trademark Office and any of its counterpart agencies in foreign jurisdictions in which Trademarks are used of any other document or notice of similar effect, which financing statements, filings and other documents have been duly filed, or (C) for the exercise by the Agent of its rights provided for in the Agreement or the remedies in respect of the Trademark Collateral pursuant to the Agreement.

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(f)    Except for the licenses listed on Schedule II hereto, the Grantor has no knowledge of the existence of any right or any claim that is likely to be made under any item of Trademark Collateral contained on Schedule I.

(g)    No claim has been made and is continuing or threatened that the use by the Grantor of any item of Trademark Collateral is invalid or unenforceable or that the use by the Grantor of any Trademark Collateral does or may violate the rights of any Person, other than any such claim which would not cause or result in a Material Adverse Change. To the best of the Grantor’s knowledge, there is currently no infringement or unauthorized use of any material item of Trademark Collateral contained on Schedule I.

(h)    The Grantor uses consistent standards of quality in all material respects in the manufacture, distribution and sale of all products sold and provision of all services provided under or in connection with any item of Trademark Collateral contained on Schedule I and has taken all steps necessary to ensure that all licensed users of any item of Trademark Collateral contained on Schedule I use such consistent standards of quality.

(i)    The Grantor has no knowledge of the existence of any trademark or license agreement held or claimed by any other Person that would preclude the Grantor from distributing, marketing, selling or providing any product or service currently distributed, marketed, sold or provided by it, as the case may be, under or in connection with any of the Trademark Collateral (except, in each case, to the extent that the Grantor has granted an exclusive license to another Person as set forth in Schedule II), or that would interfere with the ability of the Grantor to carry on its business as currently carried on, and the Grantor has no knowledge of any claim that would preclude or interfere with the business of the Grantor as currently carried on under any of the Trademark Collateral, other than any such trademark, license agreement or claim that would not cause or result in a Material Adverse Change.

SECTION 5.    Further Assurances.    (a) The Grantor shall from time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any part of the Trademark Collateral. Without limiting the generality of the foregoing, the Grantor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Agent, in its Permitted Discretion, deems necessary or desirable, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

(b)    The Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto (including, without limitation, the U.S. Patent and Trademark Office and its counterpart agencies in all foreign jurisdictions in which Trademarks are used), relating to all or any part of the Trademark Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of the Agreement or any financing statement covering the Trademark Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

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(c)    The Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Trademark Collateral and such other reports in connection with the Trademark Collateral as the Agent may reasonably request, all in reasonable detail.

(d)    The Grantor agrees that, should it obtain an ownership or any other interest in any trademark, service mark, trade name, trade dress, other indicia of trade origin, trademark or service mark registration, or application for trademark or service mark registration, or license, which is not now a part of the Trademark Collateral, (i) the provisions of Section 1 shall automatically apply thereto, (ii) any such trademark, service mark, trade name, trade dress, indicia of trade origin, trademark or service mark registration or application for trademark or service mark registration, together with the goodwill of the business connected with the use of same and symbolized by same, or license, shall automatically become part of the Trademark Collateral, and (iii) with respect to any ownership or other interest in any trademark or service mark registration or license, or application for trademark or service mark registration that the Grantor should obtain, it shall give prompt written notice thereof to the Agent in accordance with Section 13 hereof. The Grantor authorizes the Agent to modify the Agreement by amending Schedules I and II (and will cooperate reasonably with the Agent in effecting any such amendment) to include any trademark or service mark registration or application for trademark or service mark registration, or License, which becomes part of the Trademark Collateral under this Section.

(e)    With respect to each material trademark or service mark registration, application for trademark or service mark registration, and License to which it is now or later becomes entitled, the Grantor agrees, subject to the last sentence of this subsection, to take all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office (and its counterpart agencies in foreign jurisdictions in which Trademarks are used) or in any court, to (i) maintain each such trademark or service mark registration, application for trademark or service mark registration, and License, and (ii) pursue each such application for trademark or service mark registration, now or hereafter included in the Trademark Collateral, including, without limitation, the filing of responses to office actions issued by the U.S. Patent and Trademark Office and its counterpart agencies in foreign jurisdictions in which Trademarks are used, the filing of applications for renewal, the filing of affidavits under Sections 8 and 15 of the United States Trademark Act, and the participation in opposition, cancellation and infringement and misappropriation proceedings in the United States and any foreign jurisdictions in which Trademarks are used. Any expenses incurred in connection with such activities shall be borne by the Grantor. The Grantor shall not discontinue use of or otherwise abandon any trademark or service mark, or abandon any right to file an application for registration thereof, or abandon any pending application for registration or registration of any trademark or service mark, unless the Grantor shall have previously determined that such use or the pursuit or maintenance of such application or registration is no longer desirable in the conduct of the Grantor’s business and that the loss thereof will not cause or result in a Material Adverse Change, in which case, the Grantor will give notice of any such abandonment to the Agent pursuant to the terms of Section 13 hereof.

(f)    The Grantor agrees to notify the Agent promptly in writing if it learns (i) that any material item of the Trademark Collateral contained on Schedule I may be

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determined to have become abandoned or dedicated or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any of its counterpart agencies in foreign jurisdictions in which Trademarks are used, or any court) regarding any of the Trademark Collateral that would cause or result in a Material Adverse Change.

(g)    In the event that the Grantor becomes aware that any item of the Trademark Collateral is infringed or misappropriated by a third party, the Grantor shall promptly notify the Agent and shall take such actions as the Grantor or the Agent reasonably deems appropriate under the circumstances to protect such Trademark Collateral, including without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation, unless any such infringement or misappropriation would not cause or result in a Material Adverse Change. Any expense incurred in connection with such activities shall be borne by the Grantor.

(h)    The Grantor shall to the extent it deems reasonable in its best business judgment use proper statutory notice or other proper notice designation in connection with its use of each of the trademarks and service marks contained in Schedule I, in accordance with the applicable procedure, regulation or law of each applicable jurisdiction.

(i)    The Grantor shall take all steps which it or the Agent deems appropriate under the circumstances to preserve and protect its Trademark Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with the Trademark Collateral, consistent with the quality and services as of the date hereof, and taking all necessary steps to ensure that all licensed users of any of said Trademark Collateral use consistent standards of quality.

SECTION 6.    Transfers and Other Liens.    The Grantor shall not, (a) except with respect to Permitted Dispositions, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any item of the Trademark Collateral, or (b) create or suffer to exist any Lien upon or with respect to any of the Trademark Collateral except for the pledge, assignment, and security interest created by the Agreement or Permitted Liens.

SECTION 7.    The Agent Appointed Attorney-in-Fact.    The Grantor hereby irrevocably appoints the Agent the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Agent’s discretion after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of the Agreement, including, without limitation:

(a)    to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Trademark Collateral,

(b)    to receive, indorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

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(c)    to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any payments relating to any of the Trademark Collateral or otherwise to enforce the rights of the Agent with respect to any of the Trademark Collateral.

To the extent permitted by law, the Grantor hereby ratifies all that the Agent shall lawfully do or cause to be done as attorney-in-fact for the Grantor. This power of attorney is a power coupled with an interest and is irrevocable.

SECTION 8.    The Agent May Perform.    If the Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement after reasonable notice to the Grantor to the extent practicable, and the expenses of the Agent incurred in connection therewith shall be payable by the Grantor under Section 11.

SECTION 9.    The Agent’s Duties.    The powers conferred on the Agent hereunder are solely to protect its interest in the Trademark Collateral and shall not impose any duty upon the Agent to exercise any such powers. Except for the safe custody of any Trademark Collateral in its possession and the accounting for any moneys actually received by it hereunder, the Agent shall have no duty as to any Trademark Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Trademark Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Trademark Collateral in its possession if such Trademark Collateral is accorded treatment substantially equal to that which the Agent accords its own property.

SECTION 10.    Remedies.    If any Event of Default shall have occurred and be continuing and if the Agent has taken or is taking remedial actions in respect of the Collateral that is Inventory or Accounts:

(a)    The Agent may exercise in respect of the Trademark Collateral, in addition to other rights and remedies provided for herein or otherwise available to it and to the fullest extent permitted by law, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the “N.Y. Uniform Commercial Code”) (whether or not the N.Y. Uniform Commercial Code applies to the affected Trademark Collateral) and also may (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the documents and things embodying the Trademark Collateral as directed by the Agent and make them available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties, (ii) occupy any premises owned or leased by the Grantor, subject to Section 9.1(f) of the Loan and Security Agreement, where documents and things embodying the Trademark Collateral or any part thereof are assembled for a reasonable period in order to effectuate the Agent’s rights and remedies hereunder or under law, without obligation to the Grantor in respect of such occupation, and (iii) without notice except as specified below, sell the Trademark Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill of the business connected with and symbolized by any Trademark Collateral subject to such disposition shall be included, and

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the Grantor shall supply to the Agent or its designee the Grantor’s know-how and expertise, and documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Trademark Collateral subject to such disposition, and the Grantor’s customer lists and other records and documents relating to such Trademark Collateral and to the manufacture, distribution, advertising and sale of such products and services. The Grantor agrees that, to the extent notice of sale shall be required by applicable law, at least ten (10) days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Trademark Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)    All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Trademark Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 11) in whole or in part by the Agent for the ratable benefit of the Lenders against, all or any part of the Secured Obligations in accordance with Section 2.4 of the Loan and Security Agreement. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c)    The Agent may exercise any and all rights and remedies of the Grantor under or otherwise in respect of the Trademark Collateral.

(d)    All payments received by the Grantor under or in connection with any of the Trademark Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

SECTION 11.    Indemnity and Expenses.    (a)  The Grantor agrees to indemnify the Agent-Related Persons, the Lender-Related Persons and the Participants (each, an “Indemnified Party”) from and against any and all claims, losses and liabilities arising out of or resulting from the Agreement (including, without limitation, enforcement of the Agreement), except claims, losses or liabilities resulting from an Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b)    The Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of the Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Trademark Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

8

SECTION 12.    Amendments, Waivers, Etc.    No amendment or waiver of any provision of the Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the case of an amendment, by the Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

SECTION 13.    Addresses for Notices.    All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication), and mailed, telegraphed, telecopied, telexed, cabled or delivered to the Grantor, addressed to it at its address specified in the Loan and Security Agreement, or to the Agent, addressed to it at its address specified in the Loan and Security Agreement or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 13. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback, or delivered to the cable company, respectively, addressed as aforesaid.

SECTION 14.    Continuing Security Interest; Assignments Under the Loan and Security Agreement.    The Agreement shall create a continuing security interest in the Trademark Collateral and shall (a) remain in full force and effect until the later of the payment in full in cash of all of the Secured Obligations and the effective date of termination or expiration of the Loan and Security Agreement, (b) be binding upon the Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Agent and any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Loan and Security Agreement, to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as provided in Section 14 of the Loan and Security Agreement.

SECTION 15.    Release and Termination.    (a) Upon any sale, lease, transfer or other disposition of any item of Trademark Collateral in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence the release of such item of Trademark Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release and after giving effect thereto no Default shall have occurred and be continuing, (ii) the Grantor shall have delivered to the Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release describing the item of the Trademark Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Agent and a certification by the Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to

9

be applied in accordance with Section 2.4 of the Loan and Security Agreement shall be paid to, or in accordance with the instructions of, the Agent at the closing.

(b)    Upon the later of the payment in full in cash of all of the Secured Obligations and the effective date of termination or expiration of the Loan and Security Agreement, the pledge, assignment, and security interest granted hereby shall terminate and all rights to the Trademark Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof shall revert to the Grantor. Upon any such termination, the Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 16.    Governing Law; Terms.    THE AGREEMENT SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR TRADEMARK COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Loan and Security Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

SECTION 17.    Consent to Jurisdiction.    The Grantor agrees that any suit for the enforcement of the Agreement shall be tried and litigated only in the state and federal courts located in the County of New York, State of New York, provided, however, that any suit seeking enforcement against any collateral or other property may be brought, at Agent’s option, in the courts of any jurisdiction where Agent elects to bring such action or where such collateral or other property may be found. The Grantor waives, to the extent permitted under applicable law, any right it may have to assert the doctrine of forum non conveniens or to object to the venue (to the extent any proceeding is brought in accordance with the terms of the Loan and Security Agreement and the Agreement).

SECTION 18.    Waiver of Jury Trial.    The Grantor hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Agreement, the transactions contemplated hereby or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement hereof.

SECTION 19.    Severability.    Any provision of the Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 20.    Section Headings.    The section headings used in the Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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[Signature Page to follow]

11

IN WITNESS WHEREOF, the Grantor has caused the Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

GRANTOR:

MERCATOR SOFTWARE, INC., a Delaware corporation, as Grantor

By:
Title:

Agreed and consented to as of
the date first above written:

FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent

By:
Title:

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the                 day of December, 2002, before me personally came                                                                to me known, who, being by me duly sworn, did depose and say he resides at                                                                                                                 and that he is the                                                                                                 of MERCATOR SOFTWARE, INC., the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.

Notary Public

[Notarial Seal]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the         day of December, 2002, before me personally came                                                  to me known, who, being by me duly sworn, did depose and say he resides at                                                                                                                   and that he is the                                     of FOOTHILL CAPITAL CORPORATION, the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he has signed said instrument on behalf of said corporation pursuant to said authority.

Notary Public

[Notarial Seal]

SCHEDULE I:  TRADEMARKS, REGISTRATIONS AND APPLICATIONS

SEE ATTACHED

SCHEDULE II:  LICENSES

NONE.

Charge over shares

Dated         December 2002

Mercator Software, Inc.
(the Chargor)

Foothill Capital Corporation
(the Agent)

Denton Wilde Sapte
One Fleet Place
London
EC4M 7WS

Tel: +44 (0)20 7246 7000
Fax: +44 (0)20 7246 7777
www.dentonwildesapte.com

Contents

1	Definitions and interpretation	1
2	Covenant to pay	2
3	Charge	2
4	Covenants by the Chargor	3
5	Dividends and voting rights	4
6	Representations and warranties by the Chargor	4
7	Further assurance	5
8	Rights and powers of the Agent	5
9	Continuing security, new accounts, non-merger	6
10	Power of attorney	7
11	Set-off	7
12	Discharge of Security	8
13	Currency	8
14	Costs	8
15	Assignment	9
16	Notices	9
17	Miscellaneous	10
18	Law and jurisdiction	11

Schedule		12

Contents (i)

Charge

Dated        December 2002

Between

(1)
Mercator Software, Inc., a company incorporated under the laws of Delaware, United States of America having its registered office at 45 Danbury Road, Wilton, CT 06897, United States of America (the Chargor).

In favour of

(2)
Foothill Capital Corporation of One Boston Place, Boston, MA 02108, United States of America as agent and trustee for the Secured Parties (the Agent which expression shall include all successor agents appointed from time to time).

Recitals

A
By a loan and security agreement (the Loan and Security Agreement) dated December 2002 made between the Chargor, Mercator Software Limited, the Lenders (as defined therein), and the Agent, the Lenders have agreed to make available certain facilities on the terms and conditions contained in the Loan and Security Agreement.

B	It is a condition precedent to the Loan and Security Agreement that the Chargor enters into this Charge.

This deed witnesses

1	Definitions and interpretation

1.1	In this Charge words and expressions defined in the Loan and Security Agreement shall have the same meaning herein and the following definitions apply.

Secured Parties means all and each of the Agent, the Lenders, the Swing Lender, the Issuing Lender, Wells Fargo and its Affiliates and Secured Party shall be construed accordingly.

Securities means all stocks, shares, bonds and securities of any kind (marketable or otherwise), negotiable instruments and warrants:

(a)	which are listed or described in the Schedule; or

(b)
the certificates or documents of title or other documents evidencing ownership for which are now or at any time hereafter lodged with or held by the Agent or by any other Secured Party (or any nominee or agent for any of them); or

(c)
which are registered in the name of or shall be transferred into the name of the Agent or any other Secured Party (or any nominee or agent for any of them) or held or to be held to the order of the Agent or any other Secured Party (whether for safe custody, collection, security or otherwise), and in each such case includes all dividends, interest or other distributions payable thereon and all allotments, accretions, offers, rights, bonuses, benefits and advantages whatsoever (whether by way of conversion, redemption, preference, option or otherwise) which accrue, are offered or arise in respect thereof.

1.2	In this Charge (unless otherwise provided):

(a)
references to Clauses and the Schedule are to be construed as references to the Clauses of, and the Schedule to, this Charge as amended or varied from time to time and references to sub-Clauses shall unless otherwise specifically stated be construed as references to the sub-Clauses of the Clause in which the reference appears;

(b)
references to the Loan and Security Agreement or to any other document or agreement are to be construed as references to the Loan and Security Agreement or such other document or agreement as is in force for the time being and as amended, varied, novated or supplemented, as the case may be, from time to time;

(c)	words importing the singular shall include the plural and vice versa;

(d)
references to a person shall be construed so as to include that person’s assigns or transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, unincorporated body of persons or any state or any agency thereof;

(e)
references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(f)
references to liability or liabilities are to be construed to include all liabilities and obligations whether actual, contingent, present or future and whether incurred solely or jointly or as principal or surety;

(g)	the words other and otherwise shall not be construed ejusdemgeneris with any foregoing words where a wider construction is possible; and

(h)
the words including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words.

2	Covenant to pay

The Chargor covenants with the Agent and the other Secured Parties that it will on demand pay and discharge each of the Obligations when due to the Agent and the other Secured Parties.

3	Charge

The Chargor with full title guarantee, hereby charges the Securities by way of first fixed charge to the Agent (as agent and trustee for the Secured Parties) as a continuing security for the payment of the Obligations.

4	Covenants by the Chargor

4.1	The Chargor hereby covenants with the Secured Parties that during the continuance of this security the Chargor will:

(a)	deposit with the Agent (unless the Agent shall otherwise agree in writing) in respect only of Securities which are fully paid and which it has a good right to deposit and transfer free from any Lien:

(i)	all stock and share certificates and documents of title of the Securities;

(ii)
executed undated transfers of the Securities completed in blank or duly executed and dated transfers in favour of the Agent (as agent and trustee for the Secured Parties) or its nominee or agent as, and in such form, as the Agent may direct; and

(iii)
such other documents as the Agent may from time to time require for perfecting the title of the Secured Parties to the Securities including any bonus or rights issue (duly executed by or signed on behalf of the registered holder) or for vesting or enabling the Chargor to vest the same in the Agent or its nominees or in any purchaser to the intent that the Agent may at any time without notice present them for registration;

(b)	transfer to an escrow account of the Agent or any nominee of the Agent notified to the Chargor and named as escrow agent any Securities which are held in a dematerialised form;

(c)
duly and promptly pay (or, in respect of Securities of which the Agent is the legal owner, pay to the Agent on demand amounts in respect of) all calls, instalments or other payments which may be made or become due in respect of any of the Securities as and when the same from time to time become due (and if the Chargor does not do so, the Agent may make such payments on behalf of the Chargor, in which event any sums so paid shall be reimbursed on demand by the Chargor to the Agent);

(d)	comply promptly with any notice served on it under the Companies Act 1985;

(e)	not (without the prior consent in writing of the Agent or except as provided herein):

(i)	permit any person other than the Chargor or the Agent (or its nominee or agent) to be registered as holder of the Securities or any part thereof; or

(ii)	create or purport to create or permit to subsist any mortgage, charge, lien or encumbrance (other than in favour of the Agent) on or over the Securities or any part thereof or interest therein; or

(iii)	sell, transfer, grant any option over or otherwise dispose of the Securities or any part thereof or interest therein or attempt or agree so to do; and

(f)
not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the interest of the Agent in, or the value to the Secured Parties of the Securities and use its best endeavours not to permit a variation of any rights attaching to any of the Securities.

4.2	The Chargor hereby further covenants and agrees with the Secured Parties that:

(a)
the Agent and its nominees at the discretion of the Agent may at any time, whether before or after demand for payment and without any further consent or authority on the part of the Chargor, complete and date the transfers and any other documents referred to in paragraphs (ii) and (iii) of Clause 4.1(a);

(b)
the Chargor will, if so requested by the Agent, transfer all or any of the Securities to the Agent or to such nominees wheresoever situate or agents as the Agent may select, and that the Agent may hold all or any of such Securities in any branch of the Agent or with any correspondents or other agents whether in the United Kingdom or overseas;

(c)	the Securities shall be held at the expense, risk and responsibility of the Chargor;

(d)
subject to Clause 8.7 the Chargor shall provide to the Agent a copy of any report, accounts, circular or notice received in respect of or in connection with any of the Securities promptly following the receipt thereof by the Chargor.

5	Dividends and voting rights

5.1
If any of the Securities are transferred to the Agent or its nominee or agent pursuant to Clause 4, the Agent hereby agrees with the Chargor that, until it shall have made demand for payment on the Chargor for any of the Obligations or until the occurrence of an Event of Default under the Loan and Security Agreement, the Agent will hold any dividends paid on and received by it in respect of the Securities for the account of the Chargor and will pay such dividends to the Chargor upon being called upon to do so.

5.2
After the occurrence and during the continuance of an Event of Default, the Chargor will, at all times after a direction from the Agent to that effect, exercise or permit the Agent to exercise, in any manner the Agent determines, all rights and powers exercisable by the registered holder or by the bearer of the Securities.

6	Representations and warranties by the Chargor

6.1	The Chargor represents and warrants to the Secured Parties and undertakes that:

(a)
the Chargor is the sole, absolute and beneficial owner of the Securities, that no person save the Chargor has any right or interest of any sort whatsoever in or to the Securities (other than rights or interests arising under this Charge) and that there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) affecting the Securities in any way or which would or might in any way fetter or otherwise prejudice the rights of the Chargor or any mortgagee of the Securities;

(b)	the Securities are duly authorised, validly issued and fully paid and there are no moneys or liabilities outstanding in respect of any of the Securities;

(c)	the Chargor has and will at all times have the necessary power to enter into and perform its obligations under this Charge;

(d)	this Charge constitutes its legal, valid, binding and enforceable obligations and is a security over all and every part of the Securities effective in accordance with its terms;

(e)
this Charge does not and will not conflict with or result in any breach or constitute a default under any agreement, instrument or obligation to which the Chargor is a party or by which it is bound; and

(f)
all necessary authorisations and consents to enable or entitle it to enter into this Charge have been obtained and will remain in full force and effect at all times during the subsistence of the security constituted by this Charge.

6.2
The representations and warranties in Clause 6.1 shall survive the execution of this Charge and shall be deemed to be repeated by the Chargor on each date on which any Securities are deposited with the Agent pursuant to this Charge, on the Closing Date and the date on which each Advance is made as if made with reference to the facts and circumstances existing at that time.

7	Further assurance

The Chargor shall at any time, if and when required by the Agent, execute such further legal or other charges or assignments in favour of the Agent as the Agent shall from time to time require over all or any of the Securities and all rights relating thereto both present and future (including any bonus or substituted securities) and such other transfers or documents as the Agent may from time to time require for perfecting its title to the same or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser as the Agent deems necessary or desirable to secure the Obligations or to facilitate the realisation of the Securities or the exercise of the powers conferred on the Agent; such further charges or assignments to be prepared by or on behalf of the Agent at the cost of the Chargor and to contain an immediate power of sale without notice, a clause excluding section 93 and the restrictions contained in section 103 of the Law of Property Act 1925 and such other clauses for the benefit of the Secured Parties as the Agent may reasonably require.

8	Rights and powers of the Agent

8.1	At any time after the occurrence and during the continuation of an Event of Default:

(a)
the Agent and any nominee of the Agent wheresoever situate may without further notice and without the restrictions contained in sections 103 or 109 of the Law of Property Act 1925 in respect of all or any of the Securities exercise all the powers or rights which may be exercisable by the registered holder of the Securities and all other powers conferred on mortgagees by the Law of Property Act 1925 as hereby varied or extended; and

(b)
any dividends, interest or other payments which may be received or receivable by the Agent or by any nominee in respect of any of the Securities may be applied by the Agent as though they were proceeds of sale.

8.2	Section 93 of the Law of Property Act 1925 shall not apply to this security or to any security given to the Agent or the Secured Parties pursuant hereto.

8.3
In exercising the powers referred to in Clause 8.1, the Securities or any part thereof may be sold or disposed of at such times in such manner and generally on such terms and conditions and for such consideration as the Agent may think fit. Any such sale or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as the Agent shall think fit. No purchaser or other person shall be bound or concerned (i) to see or enquire whether the right of the Agent to exercise any of the powers hereby conferred has arisen or not, (ii) to see the application of any moneys paid to the Agent or any other person or (iii) to be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

8.4
All money received by the Agent in the exercise of any powers conferred by this Charge shall be applied, after payment of all costs and expenses incurred in the exercise of such power and after the discharge of all liabilities having priority thereto, in or towards satisfaction of the Obligations in such order as the Agent in its absolute discretion may from time to time determine.

8.5
The Agent shall not be liable to account as mortgagee in possession in respect of all or any of the Securities and shall not be liable for any loss upon realisation or for any neglect or default to present any interest coupon or any bond or stock drawn for repayment or for any failure to pay any call or instalment or to accept any offer or to notify the Chargor of any such matter or for any negligence or default by its nominees, correspondents or agents or for any other loss of any nature whatsoever in connection with the Securities.

8.6
The Chargor hereby agrees fully to indemnify and hold harmless the Agent and the other Secured Parties from and against all losses, actions, claims, expenses, demands and liabilities whether in contract, tort or otherwise:

(a)
in respect of calls, demands and other payments relating to the Securities now or hereafter incurred by the Agent or any other Secured Party (or any nominee or agent of any of them) or by any officer or employee for whose liability, act or omission it may be answerable; and

(b)	occasioned by any breach by the Chargor of any of its covenants or other obligations to the Agent or any other of the Secured Parties.

The Chargor shall indemnify the Agent and the other Secured Parties on demand and shall pay interest on the sums demanded from the date of demand to the date of actual payment at a rate per annum equal to the Base Rate plus the Base Rate Margin (both before and after judgment).

8.7
Neither the Agent nor any other Secured Party shall have any liability or responsibility to the Chargor to take any action nor for any action taken or omitted to be taken by the Agent in relation to the Securities (including any Securities which are at any time registered in the name of the Agent (or any nominee or agent for the Agent)). In particular, the Agent shall have no liability as a result of any failure to forward to the Chargor any report, circular or other communication received by the Agent in relation to any Securities or to accept or decline any offer made in respect of any Securities or to make any payment in relation to any Securities. If the Agent does in its discretion take any action in relation to the Securities, then it will not be liable for any loss (whether due to negligence or otherwise) or for costs of any kind in relation thereto.

9	Continuing security, new accounts, non-merger

9.1
The security constituted by this Charge shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Obligations or any other matter or thing whatsoever and shall be binding until all the Obligations have been unconditionally and irrevocably paid and discharged in full.

9.2	If the Agent or any other Secured Party receives notice (whether actual or otherwise) of any subsequent mortgage or charge affecting all or any part of the Securities the Agent may open a new account or accounts with the Chargor and, if it does not open a new account, it shall nevertheless be treated as if it had done so at the time when the Agent or the other Secured Party received or was deemed to have received notice and as from that time all payments made by the Chargor to the Agent or other Secured Party shall be credited or be treated as having been credited to the new account and shall not operate to reduce the amount secured by this Charge at the time when the Agent or the other Secured Party received or was deemed to have received such notice.

9.3
This Charge is in addition to and shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set-off or any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, mortgage or other security now or hereafter held by or available to the Secured Parties.

10	Power of attorney

10.1	Upon either the occurrence of an Event of Default or the failure of the Chargor to comply with Clause 7, the Chargor irrevocably appoints the following, namely:

(a)	the Agent; and

(b)	each and every person to whom the Agent shall from time to time have delegated the exercise of the power of attorney conferred by this Clause 10,

jointly and also severally to be its attorney or attorneys and in its name and otherwise on its behalf to sign, seal, execute, deliver, perfect and do all deeds, instruments, documents, acts and things which may be required (or which the Agent shall consider requisite) for carrying out any obligation imposed on the Chargor by or pursuant to this Charge, for carrying any sale or other dealing by the Agent or any other Secured Party into effect, for getting in the Securities, and generally for enabling the Agent to exercise the powers conferred on it by or pursuant to this Charge or by law. The Agent shall have full power to delegate the power conferred on it by this Clause 10.1, but no such delegation shall preclude the subsequent exercise of such power by the Agent itself or preclude the Agent from making a subsequent delegation thereof to some other person and any such delegation may be revoked by the Agent at any time.

10.2
The power of attorney hereby granted is as regards the Agent and its delegates (and as the Chargor hereby acknowledges) granted irrevocably and for value as part of the security constituted by this Charge to secure proprietary interests in and the performance of obligations owed to the respective donees within the meaning of the Powers of Attorney Act 1971.

10.3
The Chargor agrees to ratify and confirm anything such attorney shall lawfully and properly do or purport to do by virtue of Clause 10.1 and all money expended by any such attorney shall be deemed to be expenses incurred by the Agent under this Charge.

11	Set-off

The Chargor hereby agrees that the Agent or any other Secured Party may at any time without notice as well before as after demand or the occurrence of an Event of Default and notwithstanding any settlement of account or other matter whatsoever combine or consolidate all or any of the Chargor’s then existing accounts (whether current, deposit, loan or of any other nature whatsoever and whether subject to notice or not whether in sterling or in any other currency including accounts in the name of the Agent or such other Secured Party) wheresoever situate and set off or transfer any sum standing to the credit of any one or more such accounts in or towards satisfaction of any obligations or liabilities of the Chargor to the Agent or such other Secured Party. Where such combination set-off or transfer requires the conversion of one currency into another such conversion shall be calculated at the then prevailing spot rate of exchange of the Agent for purchasing the currency in which the relevant Secured Obligation is denominated with the currency in which the deposit or other sum is denominated.

12	Discharge of Security

12.1
Upon the irrevocable payment or discharge in full of the Obligations the Agent will or will procure that its nominees or agents will (as the case may be) at the request and cost of the Chargor transfer to the Chargor all the right, title and interest in or to the Securities of the Agent and the other Secured Parties free from this Charge.

12.2
Upon any release of the Securities neither the Agent nor any of the other Secured Parties nor their nominees or agents (as the case may be) shall be bound to release or transfer to the Chargor the identical stocks, shares or securities which were deposited with or transferred to it or them and the Chargor shall accept shares and securities of the same class and denomination or such other securities as then represent the Securities.

13	Currency

13.1
All moneys received or held by the Agent or any other Secured Party under this Charge may from time to time after demand has been made by the Agent or an Event of Default has occurred be converted into such other currency as the Agent considers necessary or desirable to cover the Obligations in the currency thereof at the then prevailing spot rate of exchange of the Agent (as conclusively determined by the Agent) for purchasing that other currency with the existing currency.

13.2
No payment to the Agent or any other Secured Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Agent or such other Secured Party shall have received payment in full in the currency in which such obligation or liability was incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability actual or contingent expressed in that currency, the Agent or such other Secured Party shall have a further separate cause of action against the Chargor and shall be entitled to enforce this Charge to recover the amount of the shortfall.

14	Costs

The Chargor shall on demand and on a full indemnity basis pay to the Agent the amount of all costs and expenses and other liabilities (including legal and out-of-pocket expenses and any Value Added Tax on such costs and expenses) which the Agent or any other Secured Party incurs in connection with all or any of:

(a)	the preparation, negotiation, execution and delivery of this Charge;

(b)	any stamping or payment of stamp duty reserve tax or registration of this Charge or any transfer of the Securities pursuant hereto;

(c)	any actual or proposed amendment or waiver or consent under or in connection with this Charge;

(d)	any discharge or release of this Charge;

(e)	the preservation or exercise (or attempted preservation or exercise) of any rights under or in connection with and the enforcement (or attempted enforcement) of this Charge; and

(f)	dealing with or obtaining advice about any other matter or question arising out of or in connection with this Charge;

together with interest thereon at a rate per annum equal to the Base Rate plus the Base Rate Margin from the date of demand (or if earlier the date of payment by the Agent or such other Secured Party) until the date of payment by the Chargor whether before or after judgment.

15	Assignment

The Secured Parties may assign or otherwise transfer the whole or any part of the benefit of this Charge to any person to whom all or any part of its rights, benefits and obligations under the Loan and Security Agreement are assigned or transferred in accordance with the provisions of the Loan and Security Agreement and the expression the Secured Parties wherever used herein shall be deemed to include the assignees, transferees and other successors, whether immediate or derivative, of any Secured Party, who shall be entitled to enforce and proceed upon this Charge in the same manner as if named herein. The Secured Parties shall be entitled to disclose any information concerning the Chargor to any such assignee, transferee or other successor or any participant or proposed assignee, transferee, successor or participant.

16	Notices

16.1
All notices or demands by the Chargor or Agent to the other relating to this Charge shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Chargor or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile at its address set forth below.

Mercator Software, Inc.
45 Danbury Road
Wilton, CT 06897
United States of America
Attention: David Goret
Fax No : +1 203-563-1361

with copies to:

Jenkens & Gilchrist Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
United States of America
Attn: Mitchell P Portnoy, Esq
Fax No: + 1 212-704-6288

Foothill Capital Corporation
One Boston Place
Boston MA 02108
United States of America
Attn: Business Finance Division Manager
Fax No: + 1 617-523-5839

Morrison & Foerster LLP
1290 Avenue of the Americas, 41st Floor
New York, New York 10104-0050
United States of America
Attn: Mark B Joachim, Esq
Fax No: +1 212-468-7900

16.2
The parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Clause, other than notices by the Agent in connection with enforcement rights against the Securities shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail. The Chargor acknowledges and agrees that notices sent by the Agent in connection with the exercise of enforcement rights against the Securities shall be deemed sent when deposited in the mail or personally delivered or transmitted by telefacsimile or any other method set forth above.

17	Miscellaneous

17.1
All sums payable by the Chargor under this Charge shall be paid without any set-off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Chargor will, simultaneously with making the relevant payment under this Charge, pay to the Agent such additional amount as will result in the receipt by the Agent of the full amount which would otherwise have been receivable and will supply the Agent promptly with evidence satisfactory to the Agent that the Chargor has accounted to the relevant authority for the sum withheld or deducted.

17.2
No delay or omission on the part of the Agent in exercising any right or remedy under this Charge shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Charge of that or any other right or remedy.

17.3	The rights of the Secured Parties under this Charge:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of their rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

17.4
Any waiver by the Agent or any other Secured Party of any terms of this Charge or any consent or approval given by any of them under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

17.5	If any provision of this Charge is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Charge; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Charge.

17.6
Any statement, certificate or determination of the Agent as to the amount of the Obligations or (without limitation) any other matter provided for in this Charge shall in the absence of manifest error be conclusive and binding on the Chargor.

17.7	This Charge may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Charge.

18	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Charge has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Charge.

19	Law and jurisdiction

19.1	This Charge is governed by and shall be construed in accordance with English law.

19.2
The parties agree that the courts of England shall have jurisdiction to settle any disputes which may arise in connection with this Charge and that any judgment or order of an English court in connection with this Charge is conclusive and binding on them and may be enforced against them in the courts of any other jurisdiction. This Clause 19.2 is for the benefit of the Agent and the Secured Parties only and shall not limit the right of the Agent or the Secured Parties to bring proceedings against the Chargor in connection with this Charge in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

19.3	The Chargor:

(a)	waives any objections which it may have to the English courts on the grounds of venue or forum non conveniens or any similar grounds as regards proceedings in connection with this Charge; and

(b)	consents to service of process by mail or in any other manner permitted by the relevant law.

19.4
The Chargor shall at all times maintain an agent for service of process in England. That agent shall be Mercator Software Limited of City Tower, 40 Basinghall Street, London, EC2V 5DE. Any claim form, application notice, judgment or other legal process shall be sufficiently served on the Chargor if delivered to that agent at its address for the time being. If for any reason any such agent no longer serves as agent of the Chargor to receive service of process, the Chargor shall promptly appoint another such agent and immediately advise the Agent of that appointment.

In witness whereof the Chargor has executed this Charge as a deed with the intention that it be delivered on the day and year first before written.

Schedule

Number of shares or amount of stock	Description of stocks, shares or other securities

142,282	Ordinary shares of Mercator Software Limited each with a par value of £0.10

Executed as a Deed by MERCATOR SOFTWARE, INC. Acting by two authorised signatories	) ) ) ) ) )

Signed for and on behalf of FOOTHILL CAPITAL CORPORATION	) )

Debenture

Dated        December 2002

Mercator Software Limited
(as Chargor)

Foothill Capital Corporation
(as Agent)

Contents

1	Definitions and interpretation	1

2	Covenant to pay	3

3	Mortgages, fixed charges and floating charge	3

4	Accounts	4

5	Negative pledge	5

6	Further assurance	5

7	Conversion of floating charge and automatic crystallisation	6

8	Insurance	6

9	Undertakings by the Chargor	7

10	Powers of the Agent	8

11	Appointment of Receiver	9

12	Power of attorney	10

13	Protection of purchasers	11

14	Consolidation of accounts and set-off	11

15	Currency	11

16	Application	11

17	Notices	11

18	New accounts	12

19	Continuing security	13

20	Assignment	13

21	Remedies cumulative etc.	13

22	Provisions severable	14

23	Agent's certificate	14

24	Amendments	14

Contents  (i)

25	Law	14

26	Amendments to Loan and Security Agreement	14

27	Trust	14

28	Contracts (Rights of Third Parties) Act 1999	14

29	Counterparts	15

Schedule 1 - The Legally Mortgaged Property		16

Schedule 2 - Form of Notice of Assignment		17

Schedule 3 - Form of Notice of Assignment		18

Contents  (ii)

Debenture

Dated        December 2002

Between

(1)
Mercator Software Limited, a company incorporated under the laws of England and Wales with registered number 01293378 having its registered office at City Tower, 41 Basinghall Street, London EC2V 5DE (the Chargor); and

(2)
Foothill Capital Corporation of One Boston Place, Boston, MA 02108, United States of America as agent and trustee for the Secured Parties (the Agent which expression shall include all successor agents appointed from time to time).

Recitals

A
By a loan and security agreement (the Loan and Security Agreement) dated December 2002 made between Mercator Software, Inc., the Chargor, the Lenders (as defined therein), and the Agent, the Lenders have agreed to make available certain facilities on the terms and conditions contained in the Loan and Security Agreement.

B	It is a condition precedent to the Loan and Security Agreement that the Chargor enters into this Debenture.

This deed witnesses:

1	Definitions and interpretation

1.1
In this Debenture, unless the context otherwise requires or unless otherwise defined or provided for in this Debenture, words and expressions shall have the same meanings as is attributed to them under the Loan and Security Agreement. In addition, the following definitions apply.

Charged Property means the property, assets and income of the Chargor mortgaged, assigned or charged to the Agent (whether by way of legal mortgage, assignment, fixed or floating charge) by or pursuant to this Debenture and each and every part thereof.

Designated Account means the bank account to be opened by the Chargor with HSBC Bank plc which is so designated by the Agent (as that account may be redesignated or renumbered from time to time) and all or any of the amounts from time to time after the date of this Debenture deposited by or on behalf of the Chargor to the credit of that account, and all other amounts which at any such time may be standing to the credit of that account, together with any interest accrued or accruing from time to time on any of those amounts and all the other rights and claims of the Chargor in respect of any of those amounts and that account.

Environment means all or any of the following media: air (including air within buildings or other structures and whether above or below ground), land (including buildings and other structures or erections in, on or under it and any soil and anything below the surface of land), land covered with water and water (including sea, ground and surface water).

Environmental Laws means all statutes, treaties and conventions, directives, regulations and all codes of practice or conduct, circulars and guidance notes having legal or judicial import or effect whether of a criminal, civil or administrative nature, and the rules of common law, relating to or concerning:

(a)	pollution or contamination of the Environment;

(b)	harm, whether actual or potential, to mankind and human senses, living organisms and ecological systems;

(c)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and

(d)
the emission, leak, release or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Materials and any matter or thing capable of constituting a nuisance or an actionable tort of any kind in respect of such matters.

Floating Charge Property has the meaning ascribed to that term in Clause 3.1(h).

Hazardous Materials means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance, which is listed, identified, defined or determined by any Environmental Law to be, to have been, or to be capable of being or becoming harmful to mankind or any living organism or damaging to the Environment.

Lease means the underlease dated 20 April 2001 entered into between The Prudential Assurance Company Limited and the Chargor.

Legally Mortgaged Property has the meaning ascribed to that term in Clause 3.1(a).

Operating Account means the checking or any other bank account from time to time maintained by the Chargor with a bank or financial institution.

Receiver means an administrative receiver or a receiver appointed pursuant to the provisions of this Debenture or pursuant to any applicable law and such expression shall include, without limitation, a receiver and manager.

Secured Parties means all and each of the Agent, the Lenders, the Swing Lender, the Issuing Lender, Wells Fargo and its Affiliates and Secured Party shall be construed accordingly.

Subsidiary has the meaning ascribed to it by section 736 of the Companies Act 1985 and Subsidiaries shall be construed accordingly.

1.2	Clause headings are for convenience of reference only and shall not affect the construction of this Agreement.

1.3	In this Debenture (unless otherwise provided):

(a)
references to Clauses and Schedules are to be construed as references to the Clauses of, and Schedules to, this Debenture, as amended or varied from time to time and references to sub-Clauses shall unless otherwise specifically stated be construed as references to the sub-Clauses of the Clause in which the reference appears;

(b)
references to this Debenture (or to any specified provisions of this Debenture) or any other document shall be construed as references to this Debenture, that provision or that document as in force for the time being and as amended, varied, novated or supplemented from time to time in accordance with its terms or, as the case may be, with the agreement of the relevant parties;

(c)	words importing the singular shall include the plural and vice versa;

(d)
references to a person shall be construed so as to include that person’s assigns, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, unincorporated body of persons or any state or any agency thereof;

(e)
references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(f)	the words other and otherwise shall not be construed ejusdemgeneris with any foregoing words where a wider construction is possible; and

(g)
the words including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words.

2	Covenant to pay

The Chargor covenants with the Agent and the other Secured Parties that it will on demand pay and discharge the Obligations when due to the Agent and the other Secured Parties.

3	Mortgages, fixed charges and floating charge

3.1	The Chargor, with full title guarantee, as continuing security for the payment of the Obligations, hereby charges in favour of the Agent (as agent and trustee for the Secured Parties):

(a)
by way of legal mortgage all estates or interests in the freehold, leasehold and other immovable property described in Schedule 1 and the proceeds of sale thereof and all buildings and trade and other fixtures on any such property belonging to or charged to the Chargor (the Legally Mortgaged Property);

(b)
by way of fixed charge all estates or interests in any freehold, leasehold and other immovable property now or at any time during the continuance of this security belonging to the Chargor (other than the Legally Mortgaged Property) and the proceeds of sale thereof and all buildings and trade and other fixtures from time to time on any such property belonging to or charged to the Chargor;

(c)	by way of fixed charge all plant, machinery, vehicles, computers and office and other equipment owned by the Chargor both present and future;

(d)	by way of fixed charge all stocks, shares, debentures, bonds, notes and loan capital of:

(i)	any Restricted Subsidiary; and

(ii)	any other body corporate,

and all rights to subscribe for, redeem, convert other securities into or otherwise acquire any of the same which may now or hereafter belong to the Chargor, together with all dividends, interest and other income and all other rights of whatsoever kind deriving from or incidental to any of the foregoing;

(e)	by way of fixed charge, the Designated Account;

(f)	by way of fixed charge the goodwill of the Chargor and its uncalled capital now or at any time hereafter in existence;

(g)
by way of fixed charge all copyrights, patents, patent applications, licences, trade marks, tradenames, know-how and inventions or other rights of every kind deriving therefrom now or at any time hereafter belonging to the Chargor and all fees, royalties and other rights of every kind deriving from such copyrights, patents, trade marks, tradenames, know-how and inventions; and

(h)
by way of floating charge the whole of the Chargor’s undertaking and all its property, assets and rights (including the Operating Account), whatsoever and wheresoever, present and future other than any property or assets from time to time or for the time being effectively mortgaged, assigned or charged to the Agent by way of fixed charge by this Clause (hereinafter collectively referred to as the Floating Charge Property).

3.2
In addition, the Chargor hereby assigns and agrees to assign with full title guarantee absolutely to the Agent (as agent and trustee for the Secured Parties) as a continuing security for the discharge on demand of the Obligations, all present and future book and other debts and monetary claims now or at any time hereafter due or owing to the Chargor (the Debts) and all moneys which the Chargor receives in respect thereof together with all rights relating thereto including any security and remedies therefor.

3.3	The security constituted by or pursuant to this Debenture shall not constitute a Lien:

(a)	over the Lease to the extent that it is prohibited by the express terms of the Lease;

(b)	over the shares or stock of the Unrestricted Subsidiaries; and

(c)	over more than 66.65 per cent of all of the shares or stock of any Restricted Subsidiary which is incorporated in a jurisdiction other than a Relevant Jurisdiction.

3.4
The security constituted by or pursuant to this Debenture shall be in addition to and shall be independent of every bill, note, guarantee, mortgage, pledge or other security which the Agent or any other Secured Party may at any time hold in respect of any of the Obligations and it is hereby declared that no prior security held by the Agent or any other Secured Party over the Charged Property or any part thereof shall merge in the security created hereby or pursuant hereto.

3.5	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 (incorporated by Schedule 16 of the Enterprise Act 2002) shall apply to any floating charge pursuant to this Debenture.

4	Accounts

4.1
The Chargor shall use all reasonable endeavours to procure that all moneys received by the Chargor representing any income, receipts or gain of a revenue nature (including any such amounts that are of a non-recurring or extraordinary nature) from whatever source are paid directly into the Designated Account.

4.2
At the end of each Business Day, provided that none of the events set out in section 2.7(b)(iii) of the Loan and Security Agreement has occurred, the amounts standing to the credit of the Designated Account will be swept into the Operating Account.

4.3
If any of the events set out in section 2.7(b)(iii) of the Loan and Security Agreement occurs, all amounts standing to the credit of the Designated Account at that time will be converted by Foothill at its spot rate of exchange (as conclusively determined by Foothill) to Dollars and credited to the Agent’s Account.

5	Negative pledge

The Chargor hereby covenants that without the prior written consent of the Agent it shall not nor shall it agree or purport to:

(a)
create or permit to subsist any Lien whether in any such case ranking in priority to or paripassu with or after the security created by this Debenture save to the extent permitted or required under the Loan and Security Agreement; or

(b)
sell, discount, factor, transfer, lease, lend or otherwise dispose of, whether by means of one or a number of transactions related or not and whether at one time or over a period of time, the whole or any part of its undertaking or assets except:

(i)	as permitted under the Loan and Security Agreement; or

(ii)	Floating Charge Property in the ordinary course of trading by the Chargor and on arm’s length terms.

6	Further assurance

6.1	The Chargor hereby applies to the Chief Land Registrar for the registration against the registered titles specified in Schedule 1 of the following:

(a)	a restriction in the following terms:

“except under an order of the Registrar no charge or other security interest is to be registered or noted without the consent of the proprietor for the time being of charge number **   ”;

(b)	a notice that under the provisions of this Debenture the Secured Parties are under an obligation to make further advances.

6.2
The Chargor shall, at the request of the Agent and at the expense of the Chargor, forthwith do all acts and things and execute in favour of the Agent, or as it may direct, such further or other legal assignments, transfers, mortgages, charges, securities and other deeds and documents as the Agent may require, in such form as the Agent may require, in order to:

(a)	perfect or improve the security intended to be conferred on the Agent by or pursuant to this Debenture; or

(b)
to facilitate the realisation of all or any of the Charged Property and exercise all of the rights and powers conferred on the Agent, any Receiver, any administrator or any delegate for the purpose of such realisation or in connection with such realisation.

The obligations of the Chargor under this Clause shall be in addition to and not in substitution for the covenants for further assurance deemed to be included herein by virtue of the Law of Property (Miscellaneous Provisions) Act 1994.

6.3
The Chargor shall immediately after the execution of this Debenture (or upon becoming possessed thereof at any time hereafter) deposit with the Agent all deeds, certificates and other documents constituting or evidencing title to its real property comprised within the Charged Property or any part thereof and to any of the assets and rights charged under Clause 3.1(d).

7	Conversion of floating charge and automatic crystallisation

7.1
If, at any time the Agent believes that any assets of the Chargor are in danger of being seized or sold under any form of distress, execution or other similar process then without prejudice to the provisions of Clause 7.2 the Agent may, by notice in writing to the Chargor, convert the floating charge created by this Debenture into a fixed charge in relation to the assets specified in such notice (which assets need not be exclusively those assets which are in danger of seizure or sale) and the Agent shall further be entitled (but not bound) to take possession of or appoint a Receiver of such assets.

7.2
If the Chargor charges, pledges or otherwise encumbers (whether by way of fixed or floating security) any of the property, assets and income comprising the Floating Charge Property or attempts so to do without the prior consent in writing of the Agent or if any creditor or other person levies any distress, execution, sequestration or other process against any of the said property, assets and income then in the absence of any notice or other action by the Agent pursuant to Clause 7.1 the floating charge hereby created shall automatically operate as a fixed charge forthwith upon the occurrence of such event.

8	Insurance

8.1
The Chargor shall at all times during the subsistence of the security constituted by or pursuant to this Debenture comply with all covenants, undertakings and conditions as to insurance of any part of the Charged Property imposed by the terms of any lease, agreement for lease or any tenancy under which the Chargor derives its estate or interest therein and, subject to the foregoing and so far as not inconsistent with the said terms, the Chargor shall at all such times:

(a)
cause all buildings, trade and other fixtures and all plant, machinery, vehicles, computers and office and other equipment and all stock in trade forming part of the Charged Property to be insured and to be kept insured in such insurance office, in such amounts and against such risks as the Agent may require from time to time (acting reasonably), but otherwise in such insurance office of repute as shall have been selected by the Chargor or with Lloyd’s underwriters on the equivalent basis as insurances are maintained by companies carrying on businesses comparable with that of the Chargor and on a comparable scale as regards the property and assets insured, the insured risks and the classes of risk to be covered and the amount of the insurance cover;

(b)
cause the interest of the Agent and the other Secured Parties in all parts of the Charged Property that are for the time being insured otherwise than in the joint names of the Agent and the Chargor to be noted by endorsement on the policy or policies of insurance relating thereto;

(c)
duly and punctually pay all premiums and other moneys due and payable under all such insurances as aforesaid and promptly upon request by the Agent produce to the Agent the premium receipts or other evidence of the payment thereof; and

(d)	on demand by the Agent, deposit all policies and other contracts of insurance relating to the Charged Property or any part thereof with the Agent or produce the same to the Agent for inspection.

8.2
If default shall be made by the Chargor in complying with Clause 8.1 the Agent may but shall not be obliged to effect or renew any such insurance as is mentioned in that Clause either in its own name or in its name and that of the Chargor jointly or in the name of the Chargor with an endorsement of the Agent’s interest. The moneys expended by the Agent on so effecting or renewing any such insurance shall be reimbursed by the Chargor to the Agent on demand and until so reimbursed shall carry interest at the rate set out in section 2.6(c) of the Loan and Security Agreement from the date of payment to the date of reimbursement (after as well as before any judgment).

9	Undertakings by the Chargor

9.1	The Chargor hereby undertakes with the Agent and the other Secured Parties that it will at all times while there shall subsist any security constituted by or pursuant to this Debenture:

(a)
keep all buildings, trade and other fixtures, fixed and other plant and machinery forming part of the Charged Property in good and substantial repair and permit the Agent, its officers, employees and agents free access at all reasonable times to view the state and condition thereof, provided that the Agent shall have given the Chargor reasonable prior notice of its desire to exercise its rights under this Clause and requested access accordingly;

(b)	preserve, maintain and renew as and when necessary all copyrights, licences, patents, trade marks and other rights required in connection with its business;

(c)
observe and perform all covenants and stipulations from time to time affecting its freehold or leasehold property or the mode of user or enjoyment of the same including all Environmental Laws and not without the prior consent in writing of the Agent enter into any onerous or restrictive obligations affecting any such property or make any structural or material alteration thereto or do or suffer to be done on any such property anything which is a “development” as defined in section 55 of the Town and Country Planning Act 1990 nor do or suffer or omit to be done any act, matter or thing whereby any provision of any Act of Parliament order or regulation from time to time in force affecting any such property is infringed where such infringement will constitute a Material Adverse Change;

(d)
observe and perform all covenants reserved by or contained in any lease, agreement for lease or tenancy agreement under which any part of the Charged Property may be held and will not without the consent of the Agent vary, surrender, cancel, assign or otherwise dispose of or permit to be forfeited any leasehold interest forming part of the Charged Property or agree any rent review;

(e)
not without the prior written consent of the Agent part with possession of the whole or any part of, or confer on any other person any right or licence to occupy, or grant any licence to assign or sub-let, any land or buildings forming part of the Charged Property;

(f)
not without the prior written consent of the Agent allow any person other than itself to be registered under the Land Registration Act 1925 as proprietor of the Charged Property or any part thereof or create or permit to arise any overriding interest (as specified in section 70(1) of the Land Registration Act 1925) affecting such property and the reasonable costs incurred by the Agent of lodging a caution against registration of the title to such property or a land charge(if unregistered) or any part thereof, shall be an expense properly incurred in relation to this security; and

(g)
indemnify the Agent (and as a separate covenant any Receiver or Receivers appointed by it) against all existing and future rents, taxes, rates, duties, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever (whether imposed by deed or statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character) which now or at any time during the continuance of the security constituted by or pursuant to this Debenture are properly payable in respect of the Charged Property or any part thereof or by the owner or occupier thereof.

9.2	The Chargor undertakes with the Agent and the other Secured Parties that it will:

(a)
prior to the execution of this Debenture, serve a notice (by e-mail or otherwise) to all Account Debtors with whom the Chargor has an agreement or contract that results in Recurring Maintenance Revenues and as to which amounts are outstanding as of the Closing Date in the form of Schedule 2;

(b)	include the wording set out in Schedule 3 in all invoices delivered by the Chargor to all of the Account Debtors on or after the Closing Date; and

(c)
(after the Designated Account has been established) direct the Account Debtors to make all payments to the Designated Account and provide details of the Designated Account in all invoices delivered by the Chargor to all of the Account Debtors on or after the Closing Date.

To the extent that a Debt is owing to the Chargor by any Person who will not receive an invoice from the Chargor in relation to such Debt (an Extraordinary Debtor), from time to time immediately following a request by the Agent, the Chargor shall serve a notice (substantially in the form required by the Agent) on any Extraordinary Debtor identified by the Agent of the assignment and charge created pursuant to this Debenture.

9.3
Immediately upon the establishment of the Designated Account, the Chargor will notify all Account Debtors to whom notice had previously been given pursuant to Clause 9.2(a) of the bank account to which all payments are to be made and, at the same time, provide a copy of such notice to the Agent.

9.4
If any such sums as are referred to in Clause 9.1(g) shall be paid by the Agent (or any Receiver or Receivers) the same shall be reimbursed by the Chargor to the Agent on demand and until so reimbursed shall bear interest at the rate set out in section 2.6(c) of the Loan and Security Agreement from the date of payment to the date of reimbursement (after as well as before any judgment).

10	Powers of the Agent

10.1
Upon the occurrence and during the continuation of an Event of Default, the security constituted by this Debenture shall be enforceable and the Agent may exercise without further notice and without any of the restrictions contained in section 103 of the Law of Property

Act 1925, whether or not it shall have appointed a Receiver, all the powers conferred on mortgagees by the Law of Property Act 1925 and all the powers and discretions conferred by this Debenture.

10.2
The statutory powers of leasing, letting, entering into agreements for leases or lettings and accepting and agreeing to accept surrenders of leases conferred by sections 99 and 100 of the said Act shall not be exercisable by the Chargor in relation to any part of the Charged Property without the prior written consent of the Agent. In addition to such statutory powers the Agent shall have power after serving the notice referred to in Clause 10.1 to lease or make agreements for leases at a premium or otherwise and accept surrenders of leases and generally without any restriction on the kinds of leases and agreements for leases that the Agent may make and generally without the necessity for the Agent to comply with any restrictions imposed by or the other provisions of the said sections 99 and 100. The Agent may delegate such powers to any person and no such delegation shall preclude the subsequent exercise of such powers by the Agent itself or preclude the Agent from making a subsequent delegation thereof to some other person and any such delegation may be revoked.

10.3	The restriction on the right of consolidating mortgage securities contained in section 93 of the Law of Property Act 1925 shall not apply to this Debenture.

10.4
So far as permitted by law, neither the Agent nor any Receiver shall, by reason of it or any Receiver entering into possession of any part of the Charged Property when entitled so to do, be liable to account as mortgagee in possession or be liable for any loss or realisation or for any default or omission for which a mortgagee in possession might be liable.

11	Appointment of Receiver

11.1
Upon the occurrence and during the continuation of an Event of Default or if requested by the Chargor, the Agent may (a) appoint one or more persons to be a Receiver or Receivers of the Charged Property or any part thereof and/or (b) appoint an administrator of the Chargor.

11.2
Subject to section 45 of the Insolvency Act 1986, the Agent may (i) remove any Receiver previously appointed hereunder, and (ii) appoint another person or other persons as Receiver or Receivers, either in the place of a Receiver so removed or who has otherwise ceased to act or to act jointly with a Receiver or Receivers previously appointed hereunder.

11.3
If at any time and by virtue of any such appointment(s) any two or more persons shall hold office as Receivers of the same assets or income, such Receivers may act jointly and/or severally so that each one of such Receivers shall be entitled (unless the contrary shall be stated in any of the deed(s) or other instrument(s) appointing them) to exercise all the powers and discretions hereby conferred on Receivers individually and to the exclusion of the other or others of them.

11.4
Every such appointment or removal, and every delegation, appointment or removal by the Agent in the exercise of any right to delegate its powers or to remove delegates herein contained, may be made in writing under the hand of any officer of the Agent.

11.5	Every Receiver shall have:

(a)	all the powers conferred by the Law of Property Act 1925 on mortgagees in possession and receivers appointed under that Act;

(b)	all the powers specified in Schedule 1 of the Insolvency Act 1986 (whether or not such Receiver is an administrative receiver within the meaning of the said Act); and

(c)	all the powers of the Secured Parties hereunder.

11.6
In making any sale or other disposal of any of the Charged Property in the exercise of their respective powers, the Receiver or the Agent may accept, as and by way of consideration for such sale or other disposal, cash, shares, loan capital or other obligations, including without limitation consideration fluctuating according to or dependent upon profit or turnover and consideration the amount whereof is to be determined by a third party. Any such consideration may be receivable in a lump sum or by instalments.

11.7
All moneys received by any Receiver appointed under this Debenture shall be applied in the following order (subject always to the provisions of the Enterprise Act 2002): (1) in the payment of the costs, charges and expenses of and incidental to the Receiver’s appointment and the payment of his remuneration; (2) in the payment and discharge of any outgoings paid and liabilities incurred by the Receiver in the exercise of any of the powers of the Receiver; (3) in providing for the matters (other than the remuneration of the Receiver) specified in the first three paragraphs of section 109(8) of the Law of Property Act 1925; (4) in or towards payment of any debts or claims which are required by law to be paid in preference to the Obligations but only to the extent to which such debts or claims have such preference; (5) in or towards the satisfaction of the Obligations in such order as the Agent may conclusively determine; and (6) any surplus shall be paid to the Chargor or other person entitled thereto. The provisions of this Clause and Clause 11.9 shall take effect as and by way of variation and extension to the provisions of the said section 109(8), which provisions as so varied and extended shall be deemed incorporated herein.

11.8	Every Receiver shall be the agent of the Chargor which shall be solely responsible for his acts and defaults and for the payment of his remuneration.

11.9
Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Agent (or, failing such agreement, to be conclusively fixed by the Agent) commensurate with the work and responsibilities involved upon the basis of charging from time to time adopted in accordance with his current practice or the current practice of his firm and without being limited to the maximum rate specified in section 109(6) of the Law of Property Act 1925.

12	Power of attorney

12.1	Upon either the occurrence of an Event of Default or the failure of the Chargor to comply with Clause 6, the Chargor irrevocably appoints the following, namely:

(a)	the Agent;

(b)	each and every person to whom the Agent shall from time to time have delegated the exercise of the power of attorney conferred by this Clause; and

(c)	any Receiver appointed hereunder and for the time being holding office as such,

jointly and also severally to be its attorney or attorneys and in its name and otherwise on its behalf to do all acts and things and to sign, seal, execute, deliver, perfect and do all deeds, instruments, documents, acts and things which may be required for carrying out any obligation imposed on the Chargor by or pursuant to this Debenture (including the obligations of the Chargor under Clause 6.2 and the statutory covenant referred to in such Clause), for carrying any sale, lease or other dealing by the Agent or such Receiver into effect, for conveying or transferring any legal estate or other interest in land or other property or otherwise howsoever, for getting in the Charged Property, and generally for enabling the Agent and the Receiver to exercise the respective powers conferred on them by or pursuant to this Debenture or by law. The Agent shall have full power to delegate the power conferred on it by this Clause, but no such delegation shall preclude the subsequent exercise of such power by the Agent itself or preclude the Agent from making a subsequent delegation thereof to some other person; any such delegation may be revoked by the Agent at any time.

12.2
The power of attorney hereby granted is as regards the Agent, its delegates and any such Receiver (and as the Chargor hereby acknowledges) granted irrevocably and for value as part of the security constituted by this Debenture to secure proprietary interests in and the performance of obligations owed to the respective donees within the meaning of the Powers of Attorney Act 1971.

13	Protection of purchasers

No purchaser or other person dealing with the Agent or its delegate or any Receiver appointed hereunder shall be bound to see or inquire whether the right of the Agent or such Receiver to exercise any of its or his powers has arisen or become exercisable or be concerned with notice to the contrary, or be concerned to see whether any such delegation by the Agent shall have lapsed for any reason or been revoked.

14	Consolidation of accounts and set-off

In addition to any general lien or similar rights to which they may be entitled by operation of law, each Secured Party shall have the right upon the occurrence of an Event of Default and without notice to the Chargor to set off or transfer any sum or sums standing to the credit of any accounts of the Chargor with such Secured Party (whether current or otherwise or subject to notice) in or towards satisfaction of the liability of the Chargor to such Secured Party hereunder on any other account or in any other respect. The liabilities referred to in this Clause may be actual, contingent, primary, collateral, several or joint liabilities, and the accounts, sums and liabilities referred to in this Clause may be denominated in any currency.

15	Currency

For the purpose of or pending the discharge of any of the Obligations the Agent may, in its sole discretion, convert any moneys received, recovered or realised in any currency under this Debenture (including the proceeds of any previous conversion under this Clause) from their existing currency of denomination into any other currency at such rate or rates of exchange and at such time as the Agent thinks fit.

16	Application

The Chargor shall have no rights in respect of the application by the Secured Parties of any sums received, recovered or realised by the Agent under this Debenture.

17	Notices

17.1
All notices or demands by the Chargor or Agent to the other relating to this Debenture shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail

(at such email addresses as the Chargor or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile at its address set forth below.

Mercator Software Limited
City Tower
40 Basinghall Street
London EC2V 5DE
United Kingdom
Attn: Managing Director
Fax No : + 44 207-3149-601

with copies to:

Jenkens & Gilchrist Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
United States of America
Attn: Mitchell P Portnoy, Esq
Fax No: + 1 212-704-6288

Foothill Capital Corporation
One Boston Place
Boston MA 02108
United States of America
Attn: Business Finance Division Manager
Fax No: + 1 617-523-5839

Morrison & Foerster LLP
1290 Avenue of the Americas, 41st Floor
New York, New York 10104-0050
United States of America
Attn: Mark B Joachim, Esq
Fax No: +1 212-468-7900

17.2
The parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Clause, other than notices by the Agent in connection with enforcement rights against the Charged Property shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail. The Chargor acknowledges and agrees that notices sent by the Agent in connection with the exercise of enforcement rights against the Charged Property shall be deemed sent when deposited in the mail or personally delivered or transmitted by telefacsimile or any other method set forth above.

18	New accounts

If the Agent or any other of the other Secured Parties receives or is deemed to be affected by notice whether actual or constructive of any subsequent charge or other interest affecting any part of the Charged Property and/or the proceeds of sale thereof, then each of the Secured Parties may open a new account or accounts with the Chargor. If any of the Secured Parties does not open a new account or accounts it shall nevertheless be treated as if it had done so at the time when the notice was, or was deemed to be, received and as from that time all payments made to any of the Secured Parties shall be credited or be treated as having been credited to the new account or accounts and shall not operate to reduce the amount for which this Debenture is security.

19	Continuing security

The security constituted by this Debenture shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Obligations and shall be binding until all the Obligations have been discharged in full to the satisfaction of the Agent and all of the Secured Parties have ceased to have any obligation whether actual or contingent to make any credit or accommodation available to the Chargor under or pursuant to the Loan Documents.

20	Assignment

20.1
The Secured Parties shall have a full and unfettered right to assign or otherwise transfer the whole or any part of the benefit of this Debenture to any person to whom all or any part of its rights, benefits and obligations under the Loan and Security Agreement are assigned or transferred in accordance with the provisions of the Loan and Security Agreement. The Agent shall be entitled to disclose any information concerning the Chargor to any such assignee or successor agent or any participant or proposed assignee, successor or participant.

20.2	This Debenture shall be binding upon and enure to the benefit of each party (including the Secured Parties) and its successors and permitted assigns.

21	Remedies cumulative etc.

21.1	The rights, powers and remedies provided in this Debenture are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise.

21.2
No failure on the part of the Agent to exercise, or delay on its part in exercising, any of its respective rights, powers and remedies provided by this Debenture or by law (collectively the Rights) shall operate as a waiver thereof, nor shall any single or partial waiver of any of the Rights preclude any further or other exercise of that one of the Rights concerned or the exercise of any other of the Rights.

21.3
The Chargor hereby agrees to indemnify the Agent, the other Secured Parties and any Receiver against all losses, actions, claims, costs, charges, expenses and liabilities incurred by the Agent, the other Secured Parties and by any Receiver (including any substitute delegate attorney as aforesaid) in relation to this Debenture or the Obligations (including, without limitation, the costs, charges and expenses incurred in the carrying of this Debenture into effect or in the exercise of any of the rights, remedies and powers conferred hereby or in the perfection or enforcement of the security constituted hereby or pursuant hereto or in the perfection or enforcement of any other security for or guarantee in respect of the Obligations) other than losses, actions, claims, costs, charges, expenses and liabilities arising as a result of the negligence or wilful misconduct of the Agent or any other Secured Party or occasioned by any breach by the Chargor of any of its covenants or obligations under this Debenture. The Chargor shall so indemnify the Agent, the other Secured Parties and any Receiver on demand and shall pay interest on the sum demanded at a per annum rate equal to the Base Rate and the Base Rate Margin from the date on which the same was demanded by the Agent, any other Secured Party or any Receiver, as the case may be, and any sum so demanded together with any interest, shall be a charge upon the Charged Property in addition to the moneys hereby secured.

22	Provisions severable

Every provision contained in this Debenture shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby.

23	Agent’s certificate

A certificate by an officer of the Agent as to any sums payable hereunder to the Secured Parties or any of them shall (save in the case of manifest error) be conclusive and binding upon the Chargor for all purposes.

24	Amendments

No amendments or waiver of any provision of this Debenture and no consent to any departure by the Chargor therefrom shall in any event be effective unless the same shall be in writing and signed or approved in writing by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

25	Law

This Debenture is governed by and shall be construed in accordance with the provisions of English law.

26	Amendments to Loan and Security Agreement

This Debenture shall remain in full force and effect notwithstanding any amendments or variations from time to time of the Loan and Security Agreement and all references to the Loan and Security Agreement herein shall be taken as referring to the Loan and Security Agreement as amended or varied from time to time (including, without limitation, any increase in the amount of the Obligations).

27	Trust

The Agent shall hold the benefit of the covenants, mortgages, assignments and charges given by the Chargor herein upon trust for the Secured Parties. The perpetuity period applicable to the trust constituted by this Debenture shall be the period of 80 years less one day from the date of this Debenture.

28	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Debenture, other than any Receiver appointed pursuant to the provisions of this Debenture.

29	Counterparts

This Debenture may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Debenture.

IN WITNESS whereof the Chargor has executed this Debenture as a deed and the Agent has executed this Debenture under hand with the intention that it be delivered the day and year first before written.

Schedule 1 - The Legally Mortgaged Property

Intentionally left blank

Schedule 2 - Form of Notice of Assignment

To: [Account Debtor]

Dear Sirs

RE: FOOTHILL CAPITAL CORPORATION

As part of an overall global financing facility with Foothill Capital Corporation we have assigned, by way of security, our rights with respect to any amounts, which may, from time to time, be due and payable by you to ourselves to Foothill Capital Corporation (as agent for and on behalf of certain financial institutions). Until otherwise notified, please make all payments to the account which we have previously notified you of.

Should you have any questions in relation to this arrangement, please contact [Name] on [telephone number].

Yours faithfully

MERCATOR SOFTWARE LIMITED

Schedule 3 - Form of Notice of Assignment

Our rights with respect to the amounts referred to in this invoice have been assigned, by way of security, to Foothill Capital Corporation (as agent for and on behalf of certain financial institutions).

Signed as a Deed by Roy King as attorney for MERCATOR SOFTWARE LIMITED in the presence of:	) ) ) ) ) )

Witness Signature:

Name:

Address:

SIGNED for and on behalf of FOOTHILL CAPITAL CORPORATION	) )